PROSPECTUS
                                                Filed Pursuant to Rule 424(b)(3)
                                                       Registration No. 333-8023
                      FLORIDA COAST PAPER COMPANY, L.L.C.
                       FLORIDA COAST PAPER FINANCE CORP.
      OFFER TO EXCHANGE ITS 12 3/4% SERIES B FIRST MORTGAGE NOTES DUE 2003
            WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT FOR
                         ANY AND ALL OF ITS OUTSTANDING
                 12 3/4% SERIES A FIRST MORTGAGE NOTES DUE 2003
                  ($165,000,000 PRINCIPAL AMOUNT OUTSTANDING)

    THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 29, 1996, AS SUCH DATE MAY BE EXTENDED (THE "EXPIRATION DATE").

    Florida Coast Paper Company, L.L.C. (the "Company") and Florida Coast Paper Finance Corp. ("Finance Corp." and, together with the Company, the "Issuers") hereby offer (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange an aggregate of up to $165,000,000 principal amount of 12 3/4% Series B First Mortgage Notes due 2003 (the "New Notes") for an identical face amount of the outstanding 12 3/4% Series A First Mortgage Notes due 2003 (the "Old Notes" and, with the New Notes, the "Notes"). The terms of the New Notes are identical in all material respects to the terms of the Old Notes except that the registration and other rights relating to the exchange of Old Notes for New Notes and the restrictions on transfer set forth on the Old Notes will not appear on the New Notes. See "The Exchange Offer." The New Notes are being offered hereunder in order to satisfy certain obligations of the Issuers under a Registration Rights Agreement dated as of May 30, 1996 (the "Registration Rights Agreement") among the Issuers and Bear, Stearns & Co. Inc. (the "Initial Purchaser"). Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties unrelated to the Company, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold, and otherwise transferred by a holder thereof (other than a holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")), without compliance with the registration and the prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement with any person to participate in or is engaged in or is planning to be engaged in the distribution of such New Notes.
    The New Notes will bear interest at the rate of 12 3/4% per annum, payable semi-annually in arrears on June 1 and December 1 of each year, commencing on December 1, 1996. The Issuers will not be required to make any mandatory redemption or sinking fund payments with respect to the New Notes prior to maturity. The New Notes will be redeemable, at the option of the Issuers, in whole or in part, at any time on or after June 1, 2000 at the redemption prices set forth herein. In addition, at the option of the Issuers, up to one-third of the aggregate principal amount of New Notes may be redeemed prior to June 1, 1999 at the redemption price set forth herein with the net proceeds of a public offering of Capital Stock (as defined herein) (other than Disqualified Stock (as defined herein)) of the Company; PROVIDED that at least two-thirds of the aggregate principal amount of New Notes originally issued under the Indenture remain outstanding following such redemption. In addition, upon the occurrence of a Change of Control (as defined herein) prior to June 1, 2000, the Issuers, at their option, may redeem all, but not less than all, of the outstanding New Notes at a redemption price equal to 100% of the principal amount thereof plus the applicable Make-Whole Premium (as defined herein). Upon the occurrence of a Change of Control (as defined herein) at any time, the Issuers will be required to make an offer to repurchase from each holder of the Notes ("Holder") at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. There can be no assurance that the Issuers will have the financial resources necessary to repurchase the New Notes upon a Change of Control. The New Notes will be senior secured obligations of the Issuers, will rank senior in right of payment to all subordinated indebtedness of the Issuers and will rank PARI PASSU in right of payment with all other existing and future senior indebtedness of the Issuers. As of June 30, 1996, the Company had outstanding indebtedness of $175.6 million, including the Notes. The New Notes will be secured by a first mortgage on all real property and improvements comprising the Mill (as defined herein) and a first priority security interest in substantially all of the equipment of the Mill and certain other assets (but excluding, among other things, inventories and accounts receivable, and the proceeds thereof). See "Description of New Notes."
    Finance Corp. is a subsidiary of the Company that was incorporated in Delaware for the purpose of serving as a co-issuer of the Notes in order to facilitate the Offering (as defined herein) of the Old Notes and the Exchange Offer. Finance Corp. does not have any substantial operations or assets and does not have any revenues. As a result, Holders of the New Notes should not expect Finance Corp. to participate in servicing any of the obligations on the New Notes. See "Description of New Notes--Certain Covenants."
    The Company will accept for exchange from an Eligible Holder any and all Old Notes that are validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. For purposes of the Exchange Offer, "Eligible Holder" shall mean the registered owner of any Old Notes that remain Transfer Restricted Securities, as reflected on the records of Norwest Bank Minnesota, National Association, as registrar for the Old Notes (in such capacity, the "Registrar"), or any person whose Old Notes are held of record by the depository of the Old Notes. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. For purposes of the Exchange Offer, "Transfer Restricted Securities" means each Old Note until the earliest to occur of (i) the date on which such Old Note is exchanged in this Exchange Offer and entitled to be resold to the public by the holder thereof without complying with the prospectus delivery provisions of the Securities Act, (ii) the date on which such Old Note is registered under the Securities Act and is disposed of in a shelf registration statement, if applicable, or (iii) the date on which such Old Note has been distributed to the public pursuant to Rule 144 under the Securities Act or by a broker-dealer pursuant to the plan of distribution described herein. See "Plan of Distribution."
    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 270 days after the effective date hereof, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "The Exchange Offer" and "Plan of Distribution."
    Prior to this Exchange Offer, there has been no public market for the Notes. The Company does not expect that an active trading market in the Notes will develop.
    The Exchange Agent for the Exchange Offer is Norwest Bank Minnesota, National Association.
                           --------------------------
    SEE "RISK FACTORS" BEGINNING ON PAGE 11 HEREIN FOR A DISCUSSION OF RISKS THAT SHOULD BE CONSIDERED BY ELIGIBLE HOLDERS IN EVALUATING THE EXCHANGE OFFER.
                            ------------------------
THESE SECURITIES HAVE NOT  BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES  AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
   ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY           REPRESENTATION  TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
                           --------------------------

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 30, 1996.

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement (which term shall include any amendments thereto) on Form S-4 under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Each statement made in this Prospectus referring to a document filed as an exhibit or schedule to the Registration Statement is qualified in its entirety by reference to the exhibit or schedule for a complete statement of its terms and conditions, although all of the material terms of the Company's contracts and agreements that would be material to an investor have been summarized in this Prospectus. In addition, upon the effectiveness of the Registration Statement filed with the Commission, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company will file periodic reports and other information with the Commission relating to its business, financial statements and other matters. Any interested parties may inspect and/or copy the Registration Statement, its schedules and exhibits, and the periodic reports and other information filed in connection therewith, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The obligations of the Company under the Exchange Act to file periodic reports and other information with the Commission may be suspended, under certain circumstances, if the New Notes are held of record by fewer than 300 holders at the beginning of any fiscal year and are not listed on a national securities exchange. The Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Notes remain outstanding it will furnish to the holders of the Notes, and if required by the Exchange Act, file with the Commission all annual, quarterly and current reports that the Company is or would be required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act. In addition, for so long as any of the Old Notes remain outstanding, the Company has agreed to make available to any prospective purchaser of the Old Notes or beneficial owner of the Old Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

    THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENT HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS FILED BY THE COMPANY, INCLUDING EXHIBITS TO SUCH DOCUMENTS, ARE AVAILABLE TO ANY REGISTERED HOLDER OR BENEFICIAL OWNER OF THE OLD NOTES UPON WRITTEN OR ORAL REQUEST AND WITHOUT CHARGE FROM FLORIDA COAST PAPER COMPANY, L.L.C., 600 U.S. HIGHWAY 98, PORT ST. JOE, FLORIDA 32456, ATTENTION: CHIEF FINANCIAL OFFICER. TELEPHONE REQUESTS MAY BE DIRECTED TO THE COMPANY AT (904) 227-1171. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY OCTOBER 18, 1996.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION WITH RESPECT TO ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY OR AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. ALL CAPITALIZED TERMS USED IN THIS PROSPECTUS WITHOUT A DEFINITION ARE DEFINED AS SET FORTH BELOW UNDER THE CAPTION "DESCRIPTION OF NEW NOTES--CERTAIN DEFINITIONS."

                                  THE COMPANY

    Florida Coast Paper Company, L.L.C. was formed by Stone Container Corporation ("Stone"), which the Company believes is the largest producer of linerboard in the world, and Four M Corporation ("Four M"), which the Company believes is one of the largest independent converters of corrugated packaging materials in North America, to acquire the linerboard mill operations (the "Mill") of St. Joe Forest Products Company ("St. Joe"). The Mill, located in Port St. Joe, Florida, is a major manufacturer of mottled white and unbleached kraft linerboard, the principal component of corrugated containers and corrugated packaging materials. On May 30, 1996, Stone and Four M (together, the "Joint Venture Partners") through the Company acquired the Mill for its strategic location and to fulfill a portion of the linerboard requirements of their respective corrugated container facilities, many of which are located in the Southeast. Pursuant to an Output Purchase Agreement (the "Output Purchase Agreement") entered into on May 30, 1996, each of the Joint Venture Partners has committed to purchase one-half of the Mill's entire linerboard production.

    The Mill has two paper machines which are capable of producing approximately 500,000 tons of linerboard annually in a variety of grades and basis weights. Since 1990, approximately $147.8 million has been spent for the maintenance and modernization of the Mill's plant, equipment and machinery and for environmental compliance. In 1994 and 1995, under the management of St. Joe, the Mill produced approximately 477,990 and 441,229 tons, respectively, operating at approximately 95.6% and 88.2% of capacity, respectively, during such periods. The Mill's production presently is approximately evenly divided between mottled white linerboard, a premium priced product, and unbleached kraft linerboard.

    Pursuant to the Output Purchase Agreement, each of the Joint Venture Partners has agreed to purchase from the Company one-half of the Mill's entire linerboard production at a price that is $25 per ton below the price of such product published in PULP & PAPER WEEK, an industry trade publication, under the section entitled "Price Watch: Paper and Paperboard," subject to a minimum purchase price, which minimum purchase price is intended to generate sufficient funds to cover cash operating costs, cash interest expense and maintenance capital expenditures. Furthermore, in addition to an initial investment of $40.0 million in the Company, the Joint Venture Partners have severally agreed to provide the Company with a $20.0 million subordinated line of credit for general corporate purposes (the "Subordinated Credit Facility").

    The Company intends to capitalize on Stone's operating experience to implement an operating strategy for the Mill that the Company believes will enable it to increase productivity and profitability. The key elements of this operating strategy include:

    - INCREASING LINERBOARD PRODUCTION. The Company believes it will be able to increase production yields by improving product quality consistency and by decreasing machine downtime through technology upgrades of its machines.

    - IMPROVING OPERATING EFFICIENCY. The Company believes it will be able to improve operating efficiency by reducing the frequency of grade changeovers, implementing new operating and training procedures for its employees and decreasing machine downtime.

    - REDUCING COSTS. The Company believes it will be able to reduce costs by preventive maintenance and process improvements. Through increased production and improved operating efficiency, the Company believes it can also lower operating costs per ton. Areas targeted for cost reduction include raw materials, labor and energy.

    Finance Corp. is a wholly-owned subsidiary of the Company that was incorporated in Delaware for the purpose of serving as co-issuer of the Notes in order to facilitate the Offering of the Old Notes and the

Exchange Offer. Finance Corp. does not have any substantial operations or assets and does not have any revenues; therefore, separate financial statements of Finance Corp. have not been included in the financial statements included elsewhere herein.

                                THE ACQUISITION

    On November 1, 1995, the Company entered into an Asset Purchase Agreement (the "Acquisition Agreement") pursuant to which, on May 30, 1996, the Company acquired the assets of the Mill for a purchase price of $185.0 million for the fixed assets, plus approximately $17.4 million for working capital, for a total purchase price of $202.4 million, subject to adjustment for changes in working capital as described herein. The funds required to consummate the Acquisition of the Mill and pay related transaction costs consisted of (i) $165.0 million from the proceeds of the Offering (as defined herein), (ii) $40.0 million of equity contributed by Florida Coast Paper Holding Co., L.L.C. and its subsidiary (together, "Florida Coast Holding"), and (iii) a $10.0 million subordinated note of the Company (the "Subordinated Note") issued to St. Joe pursuant to the Acquisition Agreement. See "The Acquisition."

    In addition to the Output Purchase Agreement and the Subordinated Credit Facility, on May 30, 1996, the Company entered into a Wood Fiber Supply Agreement (the "Fiber Agreement") with St. Joseph Land and Development Company ("St. Joe Land"), a subsidiary of St. Joe, pursuant to which St. Joe Land will supply a specified quantity of pulpwood and wood chips to the Company. In addition, the Company entered into a procurement agreement (the "Stone Procurement Agreement") with Stone pursuant to which Stone will use its best efforts to procure additional wood fiber on behalf of the Company. See "The Acquisition."

                               RECENT PERFORMANCE

    In the second quarter of 1996, the Mill experienced a continued decline in the prices for its products as a result of a decline in industry-wide demand during such period. This decline in prices and demand has had a negative effect on the financial results of the Mill. The Mill's net sales declined to $81.9 million, on a combined basis, for the six month period ended June 30, 1996 (the "1996 Period") from $132.5 million for the six month period ended June 30, 1995 (the "1995 Period") primarily due to a decline in selling prices for the Mill's products and a decline in sales volume. The Mill's net income decreased to $(3.8) million, on a combined basis, in the 1996 Period from $22.6 million in the 1995 Period. The Company experienced downtime of both of its paper machines from April 7, 1996 through May 6, 1996, for maintenance and to decrease excess inventory. During July 1996, both of the Mill's paper machines were shut down for annual maintenance. Since June 30, 1996, prices for the Company's products as reported in PULP & PAPER WEEK have not changed. If prices remain at such current levels, the Company's financial condition and results of operations will not be materially adversely effected. In the event prices continue to decline, such continued decline in prices will have a material adverse effect on the Company's financial condition and results of operations. The Company anticipates that it will need to draw down on the Subordinated Credit Facility to supplement its cash flow in order to meet its 1996 debt service requirements. See
"Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The Company is a limited liability company organized under the laws of Delaware. The principal executive office of the Company is located at 600 U.S. Highway 98, Port St. Joe, Florida 32456 and its telephone number is (904) 227-1171.

    The following chart illustrates the ownership of the Company:

                             [ORGANIZATIONAL CHART]

                           ISSUANCE OF THE OLD NOTES

    The outstanding $165.0 million principal amount of 12 3/4% Series A First Mortgage Notes due 2003 (the "Old Notes") were sold by the Issuers to Bear, Stearns & Co. Inc. (the "Initial Purchaser") on May 30, 1996 (the "Closing Date") pursuant to a Purchase Agreement, dated as of May 23, 1996 (the "Purchase Agreement"), among the Issuers and the Initial Purchaser. The Initial Purchaser subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act and other available exemptions under the Securities Act (the "Offering") on or about May 30, 1996. The Issuers and the Initial Purchaser also entered into a Registration Rights Agreement, dated as of May 30, 1996 (the "Registration Rights Agreement"), among the Issuers and the Initial Purchaser, pursuant to which the Issuers granted certain registration rights for the benefit of the holders of the Old Notes. The Exchange Offer is intended to satisfy certain of the Issuers' obligations under the Registration Rights Agreement with respect to the Old Notes. See "The Exchange Offer--Purposes and Effects."

    The Old Notes were issued under the Indenture, dated as of May 30, 1996 (the "Indenture"), among the Issuers and Norwest Bank Minnesota, National Association as trustee (in such capacity, the "Trustee"). The New Notes are also being issued under the Indenture and are entitled to the benefits of the Indenture. The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, (ii) holders of New Notes will not be entitled to the Liquidated Damages otherwise payable under the terms of the Registration Rights Agreement in respect of Old Notes constituting Transfer Restricted Securities held by such holders during any period in which a Registration Default (as defined) is continuing (the "Liquidated Damages") and (iii) holders of New Notes will no longer be, and upon the consummation of the Exchange Offer, Eligible Holders of Old Notes will no longer be, entitled to certain rights under the Registration Rights Agreement intended for the holders of unregistered securities. The Exchange Offer shall be deemed consummated upon the delivery by the Issuers to the Exchange Agent under the Indenture of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are validly tendered by holders thereof pursuant to the Exchange Offer. See "The Exchange Offer--Termination of Certain Rights" and "--Procedures for Tendering" and "Description of New Notes--Registration Rights; Liquidated Damages."

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER................  The  Issuers are offering, upon the terms and subject to the conditions set forth herein and in the  accompanying
                                    letter  of transmittal (the "Letter of Transmittal"), to
                                    exchange its 12 3/4% Series  B First Mortgage Notes  due
                                    2003  (the  "New Notes,"  and, with  the Old  Notes, the
                                    "Notes") for an identical face amount of the outstanding
                                    Old Notes (the "Exchange Offer"). As of the date of this
                                    Prospectus, $165.0 million in aggregate principal amount
                                    of the  Old Notes  is  outstanding, the  maximum  amount
                                    authorized  by  the  Indenture  for  all  Notes.  As  of
                                    September   , 1996,  there was one registered holder  of
                                    the Old Notes, Cede & Co. ("Cede"), which held $165.0 of
                                    aggregate  principal amount  of the Old  Notes. See "The
                                    Exchange Offer--Terms of the Exchange Offer."

EXPIRATION DATE...................  5:00 p.m., New York City  time, on October 29, 1996,  as
                                    the   same   may   be   extended.   See   "The  Exchange
                                    Offer--Expiration Date; Extension; Termination;
                                    Amendments."

CONDITIONS OF THE EXCHANGE
 OFFER............................  The Exchange Offer is  not conditioned upon any  minimum
                                    principal   amount  of  Old  Notes  being  tendered  for
                                    exchange. However,  the  Exchange Offer  is  subject  to
                                    certain customary conditions, which may be waived by the
                                    Company.  See  "The  Exchange  Offer--Conditions  of the
                                    Exchange Offer."

ACCRUED INTEREST ON THE OLD
 NOTES............................  The New  Notes will  bear interest  at a  rate equal  to
                                    12  3/4%  per annum  from  and including  their  date of
                                    issuance. Eligible Holders whose Old Notes are  accepted
                                    for  exchange will  have the  right to  receive interest
                                    accrued thereon from  the date of  original issuance  of
                                    the  Old  Notes or  the last  Interest Payment  Date, as
                                    applicable, to, but not including, the date of  issuance
                                    of  the New Notes, such interest  to be payable with the
                                    first interest payment on the New Notes. Interest on the
                                    Old Notes accepted  for exchange, which  accrues at  the
                                    rate  of 12 3/4% per annum,  will cease to accrue on the
                                    day prior to the issuance of the New Notes.

PROCEDURES FOR TENDERING OLD
 NOTES............................  Each holder of Old Notes wishing to accept the  Exchange
                                    Offer  must  complete,  sign  and  date  the  Letter  of
                                    Transmittal, or a facsimile thereof, in accordance  with
                                    the  instructions contained herein and therein, and mail
                                    or otherwise deliver such Letter of Transmittal, or such
                                    facsimile, together  with the  Old Notes  and any  other
                                    required   documentation  to  the  exchange  agent  (the
                                    "Exchange Agent") at the  address set forth herein.  Old
                                    Notes may be physically delivered, but physical delivery
                                    is  not required  if a  confirmation of  a book-entry of
                                    such Old Notes  to the Exchange  Agent's account at  The
                                    Depositary  Trust Company ("DTC" or the "Depositary") is
                                    delivered in a timely  fashion. By executing the  Letter
                                    of  Transmittal,  each  holder  will  represent  to  the
                                    Company that, among other things, the New Notes acquired
                                    pursuant to the Exchange Offer are being obtained in the
                                    ordinary course of business of the person receiving such
                                    New Notes, whether  or not  such person  is the  holder,
                                    that  neither the  holder nor  any such  other person is
                                    engaged  in,  or  intends  to  engage  in,  or  has   an
                                    arrangement or understanding with any

                                    person  to participate in, the  distribution of such New
                                    Notes and that  neither the  holder nor  any such  other
                                    person  is an "affiliate," as  defined under Rule 405 of
                                    the Securities Act, of any Issuer. Each broker or dealer
                                    that receives New Notes for its own account in  exchange
                                    for  Old Notes,  where such  Old Notes  were acquired by
                                    such broker  or  dealer  as a  result  of  market-making
                                    activities or other trading activities, must acknowledge
                                    that it will deliver a prospectus in connection with any
                                    resale   of   such   New   Notes.   See   "The  Exchange
                                    Offer--Procedures   for   Tendering"   and   "Plan    of
                                    Distribution."

GUARANTEED DELIVERY PROCEDURES....  Eligible  Holders of Old Notes  who wish to tender their
                                    Old Notes and  (i) whose Old  Notes are not  immediately
                                    available  or (ii) who cannot deliver their Old Notes or
                                    any  other   documents  required   by  the   Letter   of
                                    Transmittal   to  the   Exchange  Agent   prior  to  the
                                    Expiration  Date   (or   complete  the   procedure   for
                                    book-entry transfer on a timely basis), may tender their
                                    Old   Notes   according  to   the   guaranteed  delivery
                                    procedures set forth in  the Letter of Transmittal.  See
                                    "The Exchange Offer--Guaranteed Delivery Procedures."

ACCEPTANCE OF OLD NOTES AND
 DELIVERY OF NEW NOTES............  Upon  satisfaction or  waiver of  all conditions  of the
                                    Exchange Offer, the Company will accept any and all  Old
                                    Notes  that are properly tendered  in the Exchange Offer
                                    prior  to  5:00  p.m.,  New  York  City  time,  on   the
                                    Expiration  Date. The  New Notes issued  pursuant to the
                                    Exchange  Offer   will  be   delivered  promptly   after
                                    acceptance  of the Old Notes.  See "The Exchange Offer--
                                    Procedures for Tendering."

WITHDRAWAL RIGHTS.................  Tenders of Old Notes may be withdrawn at any time  prior to  5:00  p.m., New  York City  time, on  the Expiration
                                    Date. See "The Exchange Offer."

THE EXCHANGE AGENT................  Norwest Bank  Minnesota,  National  Association  is  the
                                    exchange agent (in such capacity, the "Exchange Agent").
                                    The  address and telephone number  of the Exchange Agent
                                    are set  forth  in  "The  Exchange  Offer--The  Exchange
                                    Agent."

FEES AND EXPENSES.................  All  expenses incident to  the Company's consummation of the Exchange Offer and compliance with the  Registration
                                    Rights  Agreement  will  be borne  by  the  Company. The
                                    Company will also pay certain transfer taxes  applicable
                                    to the Exchange Offer. See "The Exchange Offer--Fees and
                                    Expenses."

RESALES OF THE NEW NOTES..........  Based  on interpretations by the staff of the Commission set forth in no-action letters issued to third  parties,
                                    the  Issuers believe  that New Notes  issued pursuant to
                                    the Exchange Offer to an Eligible Holder in exchange for
                                    Old  Notes  may  be  offered  for  resale,  resold   and
                                    otherwise  transferred  by such  Eligible  Holder (other
                                    than (i)  a broker-dealer  who purchased  the Old  Notes
                                    directly  from the  Issuers for resale  pursuant to Rule
                                    144A under  the Securities  Act or  any other  available
                                    exemption  under the  Securities Act,  or (ii)  a person
                                    that is an affiliate of  the Issuers within the  meaning
                                    of   Rule  405   under  the   Securities  Act),  without
                                    compliance with the registration and prospectus delivery

                                    provisions of  the  Securities Act,  provided  that  the
                                    Eligible  Holder  is  acquiring  the  New  Notes  in the
                                    ordinary course of  business and  is not  participating,
                                    and  has no arrangement or understanding with any person
                                    to participate, in a distribution of the New Notes. Each
                                    broker-dealer  that  receives  New  Notes  for  its  own
                                    account  in exchange for Old Notes, where such Old Notes
                                    were  acquired   by  such   broker   as  a   result   of
                                    market-making   or   other   trading   activities,  must
                                    acknowledge  that  it  will  deliver  a  prospectus   in
                                    connection  with any resale of  such New Notes. See "The
                                    Exchange  Offer--Purposes  and  Effects"  and  "Plan  of
                                    Distribution."

                            DESCRIPTION OF NEW NOTES

    The Exchange Offer applies to $165.0 million aggregate principal amount of Old Notes. The terms of the New Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions and registration and other rights relating to the exchange of the Old Notes for New Notes. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture under which both the Old Notes were, and the New Notes will be, issued. See "Description of New Notes."

ISSUERS...........................  Florida Coast Paper  Company, L.L.C.  and Florida  Coast
                                    Paper Finance Corp.

SECURITIES OFFERED................  $165.0  million in aggregate principal amount of 12 3/4%
                                    Series B First Mortgage Notes due 2003.

MATURITY DATE.....................  June 1, 2003

INTEREST AND INTEREST PAYMENT
 DATES............................  The New Notes will bear interest at the rate of 12  3/4%
                                    per  annum, payable  semi-annually in arrears  on June 1
                                    and December 1, commencing December 1, 1996.

RANKING...........................  The New Notes will be senior secured obligations of  the
                                    Issuers that will rank senior in right of payment to all
                                    subordinated  indebtedness of the Issuers and PARI PASSU
                                    in right of payment with  all other existing and  future
                                    senior indebtedness of the Issuers. As of June 30, 1996,
                                    the   Company   had   outstanding   $175.6   million  of
                                    indebtedness, including the Notes.

SECURITY..........................  The New Notes will be secured by a first mortgage on all real property and improvements comprising the Mill and a
                                    first priority security interest in substantially all of
                                    the equipment of the Mill and certain other assets  (but
                                    excluding,  among other things, inventories and accounts
                                    receivable,   and    the    proceeds    thereof)    (the
                                    "Collateral").   See   "Description   of   New   Notes--
                                    Security."

OPTIONAL REDEMPTION...............  The New Notes  will not  be redeemable  at the  Issuers'
                                    option  prior to June 1, 2000. Thereafter, the New Notes
                                    will be  subject to  redemption, at  the option  of  the
                                    Issuers,  in whole or in  part, at the redemption prices
                                    set forth herein  plus accrued and  unpaid interest  and
                                    Liquidated Damages, if any, to the applicable redemption
                                    date.  Notwithstanding the foregoing,  at any time prior
                                    to June 1, 1999, the Issuers may redeem up to  one-third
                                    in  aggregate  principal amount  of the  New Notes  at a
                                    redemption price  of  112.75% of  the  principal  amount
                                    thereof,  in each case plus  accrued and unpaid interest
                                    and Liquidated Damages, if any,

                                    to the  redemption  date, with  the  net proceeds  of  a
                                    public   offering   of   Capital   Stock   (other   than
                                    Disqualified Stock)  of the  Company; PROVIDED  that  at
                                    least  two-thirds in  aggregate principal  amount of the
                                    New Notes originally issued  under the Indenture  remain
                                    outstanding  immediately  after the  occurrence  of each
                                    such  redemption;  and  PROVIDED,  FURTHER,  that   such
                                    redemption shall occur within 60 days of the date of the
                                    closing  of such public offering of Capital Stock (other
                                    than Disqualified Stock)  of the  Company. In  addition,
                                    upon the occurrence of a Change of Control prior to June
                                    1,  2000, the Issuers, at  their option, may redeem all,
                                    but not less than all, of the outstanding New Notes at a
                                    redemption price equal to  100% of the principal  amount
                                    thereof  plus  the  applicable  Make-Whole  Premium. See
                                    "Description of New Notes--Optional Redemption."

CHANGE OF CONTROL.................  Upon the occurrence of a Change of Control at any  time, the  Issuers  will  be  required  to  make  an  offer to
                                    repurchase each Holder's New Notes  at a price equal  to
                                    101%  of  the  aggregate principal  amount  thereof plus
                                    accrued and  unpaid interest,  if any,  to the  date  of
                                    purchase.  There can  be no  assurance that  the Issuers
                                    will have the  financial resources to  purchase the  New
                                    Notes  upon a Change of Control. See "Description of New
                                    Notes--Repurchase at the Option of Holders."

COVENANTS.........................  The indenture pursuant  to which the  New Notes will  be issued  (the  "Indenture")  contains  certain  covenants
                                    that, among  other  things,  limit the  ability  of  the
                                    Issuers   to   incur   additional   indebtedness,   make
                                    distributions, repurchase Equity  Interests (as  defined
                                    herein)  or  repay  subordinated  Indebtedness  or  make
                                    certain other Restricted  Payments (as defined  herein),
                                    create  certain liens,  enter into  certain transactions
                                    with affiliates,  sell  assets  or  enter  into  certain
                                    mergers  and consolidations. In  addition, the Indenture
                                    requires the  Issuers to  repurchase  the Notes  upon  a
                                    Change  of Control, an  Event of Default  or an Event of
                                    Loss. There can be no assurance that the Issuers will be
                                    able to obtain the necessary financing to repurchase the
                                    Notes upon any such event. In addition, the  requirement
                                    to  repurchase the  Notes upon  a Change  of Control may
                                    discourage persons from making a  tender offer for or  a
                                    bid  to  acquire  the Company.  Conversely,  because the
                                    Indenture limits the ability of the Issuers to engage in
                                    certain transactions except under certain circumstances,
                                    the  Issuers  may  be  prohibited  from  entering   into
                                    transactions  that could  be beneficial  to the Company.
                                    See "Description of New Notes--Certain Covenants."

USE OF PROCEEDS...................  There will be no proceeds to the Issuers pursuant to the
                                    Exchange Offer. The  net proceeds from  the issuance  of
                                    the  Old Notes were  used to fund a  portion of the cash
                                    required to consummate the Acquisition.

ABSENCE OF A PUBLIC MARKET FOR THE
 NEW NOTES........................  The New  Notes are  a new  issue of  securities with  no established market, and the Company does not expect that
                                    an  active  trading market  in  the Notes  will develop.
                                    Accordingly,  there  can  be  no  assurance  as  to  the
                                    development   or  liquidity   of  any   market  for  the

                                    New Notes. The Initial Purchaser has advised the Issuers
                                    that it currently makes a market in the Notes.  However,
                                    the Initial Purchaser is not obligated to do so, and any
                                    market-making  with  respect  to the  New  Notes  may be
                                    discontinued at any time without notice. The Issuers  do
                                    not  currently intend  to apply  for listing  of the New
                                    Notes on any securities exchange.

    FOR A DISCUSSION OF FACTORS THAT SHOULD BE CONSIDERED BY ELIGIBLE HOLDERS EVALUATING THE EXCHANGE OFFER, SEE "RISK FACTORS."

                             SUMMARY FINANCIAL DATA

    The following summary financial data (except pro forma information and tons produced) are derived from the audited financial statements of St. Joe Forest Products Company--Linerboard Mill Operations for each of the years in the three-year period ended December 31, 1995, the unaudited financial statements of St. Joe Forest Products Company--Linerboard Mill Operations for the six months ended June 30, 1995 and for the period from January 1, 1996 to May 30, 1996 and the unaudited financial statements of Florida Coast Paper Company, L.L.C. as of June 30, 1996 and for the period from May 30, 1996 to June 30, 1996, which are included elsewhere herein. Pro forma information and tons produced are derived from other information provided by St. Joe. The following summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto included elsewhere in this Prospectus.

                                                            ACTUAL                                         PRO FORMA (1)
                          --------------------------------------------------------------------------  ------------------------
                                                              SIX                                                       SIX
                                                            MONTHS                                                    MONTHS
                             YEARS ENDED DECEMBER 31,        ENDED    JANUARY 1, 1996  MAY 30, 1996    YEAR ENDED      ENDED
                          -------------------------------  JUNE 30,       THROUGH         THROUGH     DECEMBER 31,   JUNE 30,
                            1993       1994       1995       1995      MAY 30, 1996    JUNE 30, 1996      1995         1996
                          ---------  ---------  ---------  ---------  ---------------  -------------  -------------  ---------
                                                                 (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Net sales...............  $ 153,005  $ 192,886  $ 239,165  $ 132,488     $  67,670       $  14,279      $ 230,680    $  80,447
Cost of sales...........    167,247    183,800    180,788     96,681        68,979          14,478        180,539       80,558
Selling, general and
 administrative
 expenses...............      4,199      3,077      4,672      1,891         1,409             259          4,365        1,540
                          ---------  ---------  ---------  ---------  ---------------  -------------  -------------  ---------
Operating profit
 (loss).................    (18,441)     6,009     53,705     33,916        (2,718)           (458)        45,776       (1,651)
Interest income.........         97        383        962        708            --              24            962           24
Interest expense........         --         --         --         --            --          (1,956)       (23,185)     (11,503)
Other income, net.......        430        227         95      1,255           152             127             95          279
                          ---------  ---------  ---------  ---------  ---------------  -------------  -------------  ---------
Income (loss) before
 income taxes and
 cumulative effect of
 change in accounting
 principle..............    (17,914)     6,619     54,762     35,879        (2,566)         (2,263)        23,648      (12,851)
Provision (benefit) for
 income taxes...........     (5,871)     2,453     20,294     13,297          (951)           (125)         1,301         (707)
                          ---------  ---------  ---------  ---------  ---------------  -------------  -------------  ---------
Income (loss) before
 cumulative effect of
 change in accounting
 principle..............  $ (12,043) $   4,166  $  34,468  $  22,582     $  (1,615)      $  (2,138)     $  22,347    $ (12,144)
                          ---------  ---------  ---------  ---------  ---------------  -------------  -------------  ---------
                          ---------  ---------  ---------  ---------  ---------------  -------------  -------------  ---------

                                                                                               AS OF JUNE 30, 1996
                                                                                              ---------------------
                                                                                                   (DOLLARS IN
                                                                                                   THOUSANDS)
BALANCE SHEET DATA:
Working capital.............................................................................        $  15,268
Property, plant and equipment, net..........................................................          190,051
Total assets................................................................................          236,475
Total long-term debt........................................................................          175,610
Total members' equity.......................................................................           37,862

                                                            ACTUAL                                         PRO FORMA (1)
                          --------------------------------------------------------------------------  ------------------------
                                                              SIX                                                       SIX
                                                            MONTHS                                                    MONTHS
                             YEARS ENDED DECEMBER 31,        ENDED    JANUARY 1, 1996  MAY 30, 1996    YEAR ENDED      ENDED
                          -------------------------------  JUNE 30,       THROUGH         THROUGH     DECEMBER 31,   JUNE 30,
                            1993       1994       1995       1995      MAY 30, 1996    JUNE 30, 1996      1995         1996
                          ---------  ---------  ---------  ---------  ---------------  -------------  -------------  ---------
                                                                 (DOLLARS IN THOUSANDS)
OTHER DATA:
Net cash provided by
 (used in):
  Operating
   activities...........  $  11,259  $  29,843  $  59,222  $  27,990     $  13,394       $     819
  Investing
   activities...........    (13,381)    (8,321)   (22,457)    (8,883)       (4,160)       (200,284)
  Financing
   activities...........      3,276     (8,434)   (50,326)   (15,746)       (9,234)        208,090
EBITDA (2)..............      6,010     29,687     77,759     45,757         7,617             656      $  59,148    $   5,035
Depreciation............     24,451     23,678     24,054     11,841        10,335           1,114         13,372        6,686
Capital expenditures....     13,381      8,321     22,457      8,883         4,160              --         22,457        4,160
Tons produced...........    444,006    477,990    441,229    248,195       148,914          45,335        441,229      194,249

------------------------------
(1) Gives pro forma effect to the Acquisition and the financings therefor as if such transactions had occurred on January 1, 1995 with respect to the statement of operations data and other data. See "Unaudited Pro Forma Financial Data."

(2) EBITDA is defined as operating profit (loss) plus depreciation and amortization, if any. EBITDA is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from continuing operations, or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

                                  RISK FACTORS

    HOLDERS OF THE NOTES SHOULD CAREFULLY CONSIDER THE FOLLOWING MATTERS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE DECIDING TO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.

SUBSTANTIAL LEVERAGE

    Since the issuance of the Old Notes and subsequent to the Acquisition, the Company has been highly leveraged. As of June 30, 1996, the Company had outstanding $175.6 million of indebtedness, including the Notes. See "Capitalization." As of June 30, 1996, the Company's debt to equity ratio was 4.6:1 and its annual debt service is expected to be approximately $21.0 million. The Company's current cash flow is insufficient to satisfy its 1996 debt service requirements and therefore, the Company anticipates that it will need to draw down on the Subordinated Credit Facility to supplement its cash flow in order to meet such debt requirements.

    The significant indebtedness incurred as a result of the Acquisition has several important consequences to the Holders of the New Notes, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations must be dedicated to service such indebtedness, and the failure of the Company to generate sufficient cash flow to service such indebtedness could result in a default under such indebtedness, including under the New Notes; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or for other purposes may be impaired; (iii) the Company's flexibility to expand, make capital expenditures and respond to changes in the industry and economic conditions generally may be limited; (iv) the Indenture and the Subordinated Note contain, and future agreements relating to the Company's indebtedness may contain, numerous financial and other restrictive covenants, including, among other things, limitations on the ability of the Company to incur additional indebtedness, to create liens and other encumbrances, to make certain payments and investments, to sell or otherwise dispose of assets, or to merge or consolidate with another entity, the failure to comply with which may result in a default under such agreements, which, if not cured or waived, could have a material adverse effect on the Company; and (v) the ability of the Company to satisfy its obligations pursuant to such indebtedness, including pursuant to the New Notes and the Indenture, will be dependent upon factors affecting the business and operations of the Company, some of which are not in the control of the Company.

INDUSTRY CONDITIONS; DEMAND AND PRICING

    The markets in which the Company sells linerboard are highly competitive and sensitive to changes in industry capacity and cyclical changes in the economy. Both of these characteristics can significantly impact selling prices and thereby the Company's profitability. Beginning in 1989, the Mill experienced substantial declines in the prices of its products as a result of a decline in industry-wide demand. Beginning in late 1993, demand improved, which allowed the Mill to increase prices for most of its products to levels above the historical high prices achieved during the peak of the last industry cycle. Recently, prices for the Mill's products have declined due to increased capacity in the industry and decreased demand for such products. Consequently, in December 1995 and January 1996, one of the Mill's paper machines was temporarily shut down for maintenance and to decrease excess inventory. The Mill experienced additional downtime of both of its paper machines from April 7, 1996 through May 6, 1996. In the event prices continue to decline, such continued decline in prices will have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Although the Joint Venture Partners have committed to purchase the Company's entire output of linerboard, the prices at which those purchases will be made and production volume will be influenced by market conditions. See "The Acquisition."

    Wood  fiber  and  recycled  fiber,  the  principal  raw  materials  in   the
manufacture of the Company's products, are purchased in highly competitive, price sensitive markets. These raw materials have historically exhibited price and demand cyclicality. In addition, the supply and price of wood fiber are dependent upon a variety of factors, many of which are not in the Company's control, including environmental and conservation regulations, natural disasters, such as forest fires and hurricanes, and weather. A decrease in the supply of wood fiber, particularly in the southeastern United States due to environmental and conservation considerations, has caused, and will likely continue to cause, higher wood fiber prices in that region. In addition, the increase in demand for products manufactured in whole or in part from recycled fiber has caused a shortage of recycled fiber, particularly old corrugated containers ("OCC") used in the manufacture of recycled linerboard and related products.

    Prior to the Acquisition, St. Joe Land and the Mill were owned by St. Joe and, therefore, the Mill did not experience any significant difficulty in obtaining fiber. In connection with the Acquisition, St. Joe Land and the Company entered into the Fiber Agreement pursuant to which St. Joe Land will supply pulpwood and wood chips to the Company for an initial term of 15 years. During the first year of the Fiber Agreement, St. Joe Land is expected to meet approximately 87% of the Company's wood fiber needs and will reduce its fiber supply to the Company to approximately one-half of the Company's current needs by the fourth year of the term of the Fiber Agreement. In addition, pursuant to the Stone Procurement Agreement, Stone has agreed to use its best efforts to procure additional wood fiber on behalf of the Company. There can be no assurance that the Company will be able to obtain fiber from other suppliers when volume commitments decrease pursuant to the Fiber Agreement or in the event Stone is unable to procure fiber pursuant to the terms of the Stone Procurement Agreement. See "The Acquisition" and "Business--Supply Requirements."

ENVIRONMENTAL MATTERS

    The operations of the Mill are subject to extensive and changing environmental regulation by federal, state and local authorities in the United States. St. Joe has previously made significant capital expenditures to comply with water, air and solid and hazardous waste regulations. The Company expects to make significant expenditures in the future. The Company anticipates that environmental capital expenditures will be approximately $2.0 million in each of 1996 and 1997.

    In November 1993, the U.S. Environmental Protection Agency (the "EPA") announced proposed regulations, known as the "cluster rules," that would require more stringent controls on air and water discharges from pulp and paper mills under the Clean Water Act and the Clean Air Act. In March 1996, the EPA reopened the comment period for certain of the proposed cluster rule air regulations and proposed additional regulations regarding air discharges. It is expected that the cluster rules, if adopted as currently proposed, would require substantial capital expenditures by the Company, particularly with respect to the production of mottled white linerboard. Pulp and paper manufacturers have submitted extensive comments to the EPA on the proposed regulations in support of the position that requirements under the proposed regulations are unnecessarily complex, burdensome and environmentally unjustified. It cannot be predicted at this time whether the EPA will modify the requirements in the final regulations. Based on information presently available from the EPA, it is expected that the EPA will promulgate the final cluster rules in 1996. In addition, the Company anticipates that the earliest time for industry compliance with certain aspects of the regulations should not be prior to the last quarter of 1997, and that compliance with the remaining elements will be required by the end of 1999. The Company is considering and evaluating the potential impact of the proposed regulations on its operations and capital expenditures over the next several years. The Company estimates the capital spending that may be required to comply with a majority of the final regulations could be $27.0 million over a three-year period beginning in 1997 (but could reach as high as $67.0 million under the currently proposed regulations). If the Company determines to discontinue the production of mottled white linerboard, the Company estimates the capital spending that may be required to comply with the majority of the final regulations could be $5.0 million over a three-year period beginning in 1997 (but could reach as high as $45.0 million under the currently proposed regulations). The ultimate financial impact of the regulations on the Company cannot be accurately estimated at this time but will depend on the nature of the final regulations, the timing of required implementation and the cost and availability of new technology.

    The Company may determine that, under the final regulations, the costs associated with the production of mottled white linerboard may be prohibitive and may discontinue its production. Because of the current higher margins associated with mottled white linerboard, in the event the Company discontinues the production of mottled white linerboard and converts that production to unbleached kraft linerboard, its revenues and profit margins may decrease; however, the Company does not expect such event to have a material adverse effect on the Company's financial condition and results of operations. Net sales of mottled white linerboard were $145.1 million for 1995.

    In March 1996, the EPA announced plans to propose a new Clean Air Act regulation that may impose additional restrictions on the air emissions from combustion sources at the Mill. Although the EPA is not expected to publish the rule in proposed form until late 1996, based on the Company's current understanding of the rule, the Company estimates that it may result in the incurrence of capital costs of approximately $5.0 million to $10.0 million. These capital costs are expected to be incurred over a three-year period after the rule becomes final.

    In addition, the Company may from time to time be subject to litigation and governmental proceedings regarding environmental matters in which injunctive and/or monetary relief is sought. The ultimate financial impact of the proposed environmental regulations on the Company will depend on the nature of the final regulations, the timing of required implementation and the cost and availability of new technology. Based on the environmental regulations as currently proposed or in effect, the Company believes that the environmental liabilities known to the Company will not have a material adverse effect on the financial condition, results of operations or liquidity of the Company. However, there can be no assurance that the ultimate impact of the foregoing environmental contingencies, in the aggregate, would not have a material adverse effect on the financial condition, results of operations and liquidity of the Company.

    Pursuant to the Acquisition Agreement, St. Joe, St. Joe Paper Company ("St. Joe Paper") and St. Joe Container Company ("St. Joe Container" and, together with St. Joe and St. Joe Paper, the "Paper Indemnitors"), have agreed to indemnify the Company for certain environmental matters based on activities prior to the closing of the Acquisition (the "Closing"). There can be no assurance that this indemnification will be sufficient to reimburse the Company for all environmental liabilities. See "Business--Environmental Matters."

RELATIONSHIP WITH STONE AND FOUR M; POTENTIAL CONFLICTS OF INTEREST

    Certain of the directors and executive officers of each of the Joint Venture Partners each function on behalf of such Joint Venture Partners in connection with the management of the Company. Consequently, there may be conflicts of interest with respect to certain decisions which may arise in the ordinary course of the operation of the businesses of Stone, Four M and the Company, the resolution of which may be to the detriment of the Company and could have a material adverse effect on the Company's business and results of operations. See "The Acquisition" and "Management." Furthermore, business decisions to be made by the Joint Venture Partners with respect to the operations of the Company may come to a deadlock because each Joint Venture Partner will participate equally in such matters.

    Pursuant to the Output Purchase Agreement, Stone and Four M have each agreed to purchase one-half of the Mill's entire linerboard production. Any breach of this agreement, or material adverse change in the financial viability of either Stone or Four M, could have a material adverse effect on the Company's business and results of operations. Pursuant to the Subordinated Credit Facility, Stone and Four M have each agreed to provide the Company with up to $10.0 million, if needed, on a revolving credit basis for general corporate purposes. There can be no assurance that Stone and Four M will be able to meet their respective obligations under such facility and any failure to meet such obligations could have a material adverse effect on the Company's business and results of operations. In addition, because the Joint Venture Partners control the Company, there can be no assurance that the Joint Venture Partners will cause the Company to borrow funds from the Joint Venture Partners under the Subordinated Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

DEPENDENCE ON SINGLE FACILITY

    All of the Company's revenues are derived from the operations of the Mill. Prolonged downtime for repairs or other reasons could materially adversely affect the Company's business and results of operations. Notwithstanding the fact that the Company maintains insurance coverage against certain losses, any such loss or significant impairment to the Mill or its paper machines could have a material adverse effect on the Company's financial position and results of operations. In addition, the Company is a newly formed entity that has never operated as a separate stand-alone company.

INDENTURE RESTRICTIONS

    The Indenture contains numerous restrictive covenants including, among other things, limitations on the ability of the Issuers to incur additional indebtedness, to issue preferred stock, to create liens and other encumbrances, to make distributions, to repurchase Equity Interests, to repay subordinated Indebtedness or to make certain other payments and investments, to enter into certain transactions with affiliates, to sell or otherwise dispose of assets or to merge or consolidate with another entity. In addition, the Indenture requires the Issuers to repurchase the Notes upon a Change of Control, an Event of Default or an Event of Loss. There can be no assurance that the Issuers will be able to obtain the necessary financing to repurchase the Notes upon any such event. In addition, the requirement to repurchase the Notes upon a Change of Control may discourage persons from making a tender offer for or a bid to acquire the Company. Conversely, because the Indenture limits the ability of the Issuers to engage in certain transactions except under certain circumstances, the Issuers may be prohibited from entering into transactions that could be beneficial to the Company. See "Description of New Notes--Certain Covenants."

FINANCIAL EFFECT OF OUTPUT PURCHASE AGREEMENT

    Historically, the Mill sold a majority of its linerboard production to St. Joe Container at prices equal to the prices reported in PULP & PAPER WEEK. Pursuant to the Output Purchase Agreement, the Joint Venture Partners have committed to purchase the Mill's entire linerboard production at a price that is $25 per ton below the price reported in PULP & PAPER WEEK, subject to a minimum purchase price, which minimum purchase price is intended to generate sufficient funds to cover cash operating costs, cash interest expense and maintenance capital expenditures. As a result of a possible decrease in net sales prices under the Output Purchase Agreement and in the event the Company does not experience an increase in sales volume, the Company's net sales may decrease. See "Unaudited Pro Forma Financial Data."

LABOR MATTERS

    The Company is not assuming St. Joe's obligations under its collective bargaining agreements. However, the Company will be required to negotiate new collective bargaining agreements covering such employees. There can be no assurance that the Company will be successful in renegotiating collective bargaining agreements relating to the employees at the Mill, or that the Company will not incur increased costs as a result of such negotiations. In addition, an extended interruption of operations at the Mill could have a material adverse effect on the Company's financial condition and results of operations. See "Business--Employees."

UNCERTAIN VALUE OF SECURITY INTERESTS

    No assurance can be given that the proceeds of a sale of the Collateral securing the Notes would be sufficient to repay all of the Notes upon a foreclosure. If the net proceeds received from the sale of the Collateral (after payment of expenses relating to the sale) were insufficient to pay all amounts due on the Notes, then Holders of the Notes would (to the extent of such insufficiency) only have an unsecured claim against any remaining unencumbered assets of the Company. As a result, there is a risk that Holders of the Notes will receive less than their investment upon any liquidation of the Company. Furthermore, the ability of the Trustee to cause the Collateral to be sold will be delayed if the Company is the subject of any bankruptcy or receivership proceedings.

FRAUDULENT TRANSFER STATUTES

    Under federal or state fraudulent transfer laws, the Notes may be subordinated to existing or future indebtedness of the Company or found not to be enforceable in accordance with their terms. Under such statutes, if a court were to find that, at the time the Notes were issued, the Company was insolvent, was rendered insolvent by the issuance of the Notes together with the substantially concurrent use of the proceeds therefrom, was engaged in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, or intended to hinder, delay or defraud its creditors, such court could void the Company's obligations under the Notes, or subordinate the Notes to all other indebtedness of the Company. In that event, there can be no assurance that any repayment of the Notes could ever be recovered by Holders of the Notes.

    For purposes of the foregoing, the measure of insolvency varies depending upon the law of the jurisdiction that is being applied. Generally, however, the Company would be considered to have been insolvent at the time the Notes were issued if the sum of its debts was, at that time, greater than the sum of the value of all of its property at a fair valuation, or if the then fair saleable value of its assets was less than the amount that was then required to pay its probable liability on its existing debts as they become absolute and matured. There can be no assurance as to the standard a court would apply in order to determine whether the Company was insolvent as of the date the Notes were issued, or that, regardless of the method of valuation, a court would not determine that the Company was insolvent on that date. Nor can there be any assurance that a court would not determine, regardless of whether the Company was insolvent on the date the Notes were issued, that the payments constituted fraudulent transfers on another of the grounds listed above.

CHANGE OF CONTROL PROVISIONS

    Upon the occurrence of a Change of Control at any time, the Issuers will be required to offer to repurchase each Holder's New Notes at a repurchase price equal to 101% of the aggregate principal amount thereof. There can be no assurance that the Issuers will have the financial resources to effect any such repurchase. See "Description of New Notes--Repurchase at the Option of Holders--Change of Control."

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Issuers do not currently anticipate that they will register the Old Notes under the Securities Act. New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such holder which is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuers have agreed that, for a period 270 days after the effective date of the Exchange Offer Registration Statement (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes will be adversely affected.

ABSENCE OF PUBLIC MARKET

    Prior to this Prospectus, there has been no public market for the New Notes, and the Company does not expect that an active trading market in the Notes will develop. In addition, the Issuers do not currently intend to apply for listing of the New Notes on any securities exchange. If a market for the New Notes should develop, such New Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the Company's performance and other factors. The Issuers have been advised by the Initial Purchaser that it currently makes a market in the Notes, as permitted by applicable laws and regulations; however, the Initial Purchaser is not obligated to do so, and any such market-making activities may be discontinued at any time without notice. In addition, such market-making activity may be limited during the Exchange Offer. Therefore, there can be no assurance that an active market for any of the Notes will develop, either prior to or after the Issuers' performance of their obligations under the Registration Rights Agreement.

                               THE EXCHANGE OFFER

PURPOSES AND EFFECTS

    The Old Notes were sold by the Issuers on May 30, 1996 to the Initial Purchaser, who resold the Old Notes to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and other institutional "accredited investors" (as defined in Rule 501(a) under the Securities Act). In connection with the sale of the Old Notes, the Issuers and the Initial Purchaser entered into the Registration Rights Agreement pursuant to which the Issuers agreed to file with the Commission a registration statement (the "Exchange Offer Registration Statement") with respect to an offer to exchange the Old Notes for New Notes within 45 days following the closing date of the Old Notes. In addition, the Issuers agreed to use their best efforts to cause the Exchange Offer Registration Statement to become effective under the Securities Act and to issue the New Notes pursuant to the Exchange Offer. A copy of the Registration Rights Agreement has been filed as an exhibit to the Exchange Offer Registration Statement.

    The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Issuers' obligations thereunder. For purposes of the Exchange Offer, the term "Eligible Holder" shall mean the registered owner of any Old Notes that remain Transfer Restricted Securities, as reflected on the records of Norwest Bank Minnesota, National Association as registrar for the Old Notes (in such capacity, the "Registrar"), or any person whose Old Notes are held of record by the depository of the Old Notes. The Issuers are not required to include any securities other than the New Notes in the Exchange Offer Registration Statement. Holders of Old Notes who do not tender their Old Notes or whose Old Notes are tendered but not accepted would have to rely on exemptions from registration requirements under the securities laws, including the Securities Act, if they wish to sell their Old Notes.

    Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties unrelated to the Issuers, the Issuers believe that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder of such New Notes (other than a person that is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act and except as set forth in the next paragraph) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not participating and does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of such New Notes.

    If any person were to be participating in the Exchange Offer for the purpose of distributing securities in a manner not permitted by the Commission's interpretation, (i) the position of the staff of the Commission enunciated in interpretive letters would be inapplicable to such person and (ii) such person would be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

    The Exchange Offer is not being made to, nor will the Issuers accept surrenders for exchange from, holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Prior to the Exchange Offer, however, the Issuers will use their best efforts to register or qualify the New Notes for offer and sale under the securities or blue sky laws of such jurisdictions as is necessary to permit consummation of the Exchange Offer and do any and all other acts or things necessary or advisable to enable the offer and sale in such jurisdictions of the New Notes.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Issuers will accept any and all Old Notes validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date (as defined below). The Issuers will issue up to $165.0 million aggregate principal amount of New Notes in exchange for a like principal amount of outstanding Old Notes which are validly tendered and accepted in the Exchange Offer. Subject to the conditions of the Exchange Offer described below, the Issuers will accept any and all Old Notes which are so tendered. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer; however, the Old Notes may be tendered only in multiples of $1,000. See "Description of New Notes."

    The form and terms of the New Notes will be the same in all material respects as the form and terms of the Old Notes, except that (i) the New Notes will be registered under the Securities Act and hence will not bear legends restricting the transfer thereof, (ii) because the New Notes will be registered, holders of the New Notes will not be entitled to Liquidated Damages which would have been payable under the terms of the Registration Rights Agreement in respect of Old Notes constituting Transfer Restricted Securities held by such holders during any period in which a Registration Default was continuing and
(iii) because the New Notes will be registered, holders of New Notes will no longer be, and upon the consummation of the Exchange Offer, Eligible Holders of Old Notes will no longer be, entitled to certain rights under the Registration Rights Agreement intended for the holders of unregistered securities.

    Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the Indenture in connection with the Exchange Offer. The Issuers intend to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement. Old Notes which are not tendered for exchange or are tendered but not accepted in the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any registration rights under the Registration Rights Agreement.

    The Issuers shall be deemed to have accepted validly tendered Old Notes when, as and if the Issuers have given oral or written notice thereof to the Exchange Agent for the Exchange Offer. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from the Issuers.

    If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

    Eligible Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Issuers will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENTS

    The Exchange Offer will expire at 5:00 p.m., New York City time, on October 29, 1996, subject to extension by the Issuers by notice to the Exchange Agent as herein provided. The Issuers reserve the right to so extend the Exchange Offer at their discretion, in which event the term "Expiration Date" shall mean the time and date on which the Exchange Offer as so extended shall expire. The
Issuers will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

    The Issuers reserve the right (i) to delay accepting for exchange any Old Notes for any New Notes or to extend or terminate the Exchange Offer and not accept for exchange any Old Notes for any New Notes if any of the events set forth below under the caption "Conditions of the Exchange Offer" shall have occurred and shall not have been waived by the Issuers by giving oral or written notice of such delay or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance for exchange, extension or amendment will be followed as promptly as practicable by public announcement thereof. If the Exchange Offer is amended in a manner determined by the Issuers to constitute a material change, the Issuers will promptly disclose such amendment in a manner reasonably calculated to inform the holder of New Notes of such amendment, and the Issuers will extend the Exchange

Offer for a minimum of five business days, depending upon the significance of the amendment and the manner of disclosure to the holders of the New Notes, if the Exchange Offer would otherwise expire during such five business-day period. The rights reserved by the Issuers in this paragraph are in addition to the Issuers' rights set forth below under the caption "Conditions of the Exchange Offer."

TERMINATION OF CERTAIN RIGHTS

    The Registration Rights Agreement provides that, subject to certain exceptions, in the event of a Registration Default, Eligible Holders of Old Notes are entitled to receive Liquidated Damages in an amount equal to 50 basis points per annum for each 90 day period or any portion thereof (up to a maximum of 200 basis points per annum). For purposes of the Exchange Offer, a "Registration Default" shall occur if (i) the Issuers fail to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing; (ii) any such Registration Statement is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date") or (iii) the Issuers fail to consummate the Exchange Offer within 30 days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statements; or (iv) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with the resales of the New Notes. Following the cure of any and all Registration Defaults, the accrual of Liquidated Damages will cease.

    Holders of New Notes will not be and, upon consummation of the Exchange Offer, Eligible Holders of Old Notes will no longer be entitled to (i) the right to receive the Liquidated Damages or (ii) certain other rights under the Registration Rights Agreement intended for holders of Transfer Restricted Securities. The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Issuers to the Registrar under the Indenture of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are tendered by holders thereof pursuant to the Exchange Offer.

PROCEDURES FOR TENDERING

    Only an Eligible Holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, an Eligible Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed, if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

    Any financial institution that is a participant in the Depositary's Book-Entry Transfer Facility System may make book-entry delivery of the Old Notes by causing the Depositary to transfer such Old Notes into the Exchange Agent's account in accordance with the Depositary's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer in the Exchange Agent's account at the Depositary, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses as set forth under the caption "Exchange Agent" below prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO THE DEPOSITARY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

    The tender by an Eligible Holder of Old Notes will constitute an agreement between such holder and the Issuers in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the Eligible Holders. Instead of delivery by mail, it is recommended that Eligible Holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the Exchange Agent on or before the Expiration Date. No Letter of Transmittal or Old Notes should be sent to the Issuers. Eligible Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member of a signature guarantee program within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

    If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Issuers, evidence satisfactory to the Issuers of their authority to so act must be submitted with the Letter of Transmittal.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Old Notes will be determined by the Issuers in their sole discretion, which determination will be final and binding. The Issuers reserve the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Issuers' acceptance of which might, in the judgment of the Issuers or their counsel, be unlawful. The Issuers also reserve the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Issuers' interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such times as the Issuers in their sole discretion shall determine. Although the Issuers intend to request the Exchange Agent to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Issuers, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    In addition, the Issuers reserve the right in their sole discretion (subject to limitations contained in the Indenture) (i) to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date and (ii) to the extent permitted by applicable law, to purchase Old Notes in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

    By tendering, each Eligible Holder will represent to the Issuers that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business by the person receiving such New Notes, whether or not such person is the holder and that neither the Eligible Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes and that neither the Eligible Holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Issuers. If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, such holder by tendering will acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

GUARANTEED DELIVERY PROCEDURES

    Eligible Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes and other required documents to the Exchange Agent or cannot complete the procedure for book-entry transfer prior to the Expiration Date, may effect a tender if:

        (a) The tender is made through an Eligible Institution;

        (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Eligible Holder, the certificate number(s) of such Old Notes (if available) and the principal amount of Old Notes tendered together with a duly executed Letter of Transmittal (or a facsimile thereof), stating that the tender is being made thereby and guaranteeing that, within three business days after the Expiration Date, the certificate(s) representing the Old Notes to be tendered in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at the Depositary of Old Notes delivered electronically) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

        (c) Such certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the
    Exchange Agent's account at the Depositary of Old Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

    Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Eligible Holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange.

    To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date, and prior to acceptance for exchange thereof by the Issuers. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Issuers in their sole discretion, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly re-tendered. Any Old Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be re-tendered by following one of the procedures described above under "Procedures for Tendering" or "Guaranteed Delivery Procedures" at any time prior to the Expiration Date.

CONDITIONS OF THE EXCHANGE OFFER

    In addition, and notwithstanding any other term of the Exchange Offer, the Issuers will not be required to accept for exchange any Old Notes for any New Notes tendered and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if any of the following conditions exist:

        (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority with respect to the Exchange Offer which, in the sole judgment of the Issuers, might materially impair the ability of the Issuers to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Issuers; or

        (b) there shall have occurred any change, or any development involving a prospective change, in the business or financial affairs of the Issuers or any of their subsidiaries, which in the sole judgment of the Issuers, might materially impair the ability of the Issuers to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Issuers; or

        (c) there shall have been proposed, adopted or enacted any law, statute, rule or regulation which, in the sole judgment of the Issuers, might materially impair the ability of the Issuers to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Issuers; or

        (d) there shall have occurred (i) any general suspension of, shortening of hours for, or limitation on prices for, trading in securities on the New York Stock Exchange (whether or not mandatory), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks by Federal or state authorities in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, or (v) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof.

    The foregoing conditions are for the sole benefit of the Issuers and may be asserted by the Issuers regardless of the circumstances giving rise to such conditions or may be waived by the Issuers in whole or in part at any time and from time to time in their sole discretion. If the Issuers waive or amend the foregoing conditions, the Issuers will, if required by applicable law, extend the Exchange Offer for a minimum of five business days from the date that the Issuers first give notice, by public announcement or otherwise, of such waiver or amendment, if the Exchange Offer would otherwise expire within such five business-day period. Any determination by the Issuers concerning the events described above will be final and binding upon all parties.

FEES AND EXPENSES

    The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Issuers. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by officers and regular employees of the Issuers and their affiliates.

    The Issuers have not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Issuers, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Issuers may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange. The Issuers will pay the other expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Trustee, accounting and legal fees and printing costs.

    The Issuers will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

    Generally, Eligible Holders (other than any holder who is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act) who exchange their Old Notes for New Notes pursuant to the Exchange Offer may offer such New Notes for resale, resell such New Notes, and otherwise transfer such New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided such New Notes are acquired in the ordinary course of the holders' business, and such holders have no arrangement with any person to participate in a distribution of such New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Notes prior to offering or selling such New Notes. Upon request by Eligible Holders prior to the Exchange Offer, the Issuers will register or qualify the New Notes in certain jurisdictions subject to the conditions in the Registration Rights Agreement. If an Eligible Holder does not exchange such Old Notes for New Notes pursuant to the Exchange Offer, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon and will not have the benefit of any covenant regarding registration under the Securities Act. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected.

ACCOUNTING TREATMENT

    The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Issuers' accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Issuers upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Issuers over the term of the New Notes under generally accepted accounting principles.

EXCHANGE AGENT

    Norwest Bank Minnesota, National Association has been appointed as Exchange Agent for the Exchange Offer. All correspondence in connection with the Exchange Offer and the Letter of Transmittal should be addressed to the Exchange Agent, as follows:

BY HAND OR OVERNIGHT COURIER:            BY MAIL:                      IN PERSON:
                                 (registered or certified
                                       recommended)
   Norwest Bank Minnesota,        Norwest Bank Minnesota,         Northstar East Bldg.
    National Association           National Association              608 2nd Ave S.
 Corporate Trust Operations     Corporate Trust Operations             12th Floor
       Norwest Center                  P.O. Box 1517              Corporate Trust Ser.
     Sixth and Marquette        Minneapolis, MN 55480-1517           Minneapolis, MN
 Minneapolis, MN 55479-0113

                    FACSIMILE NUMBER (FOR ELIGIBLE INSTITUTIONS ONLY):
                                      (612) 667-4927

                                 CONFIRM RECEIPT OF NOTICE
                                  OF GUARANTEED DELIVERY
                                       BY TELEPHONE:
                                      (612) 667-9764

    Requests for additional copies of this Prospectus or the Letter of Transmittal should be directed to the Exchange Agent.

                                THE ACQUISITION

    On May 30, 1996, the Company acquired the assets of the Mill for a purchase price of $185.0 million for the fixed assets, plus approximately $17.4 million for working capital, for a total purchase price of $202.4 million, subject to adjustment for changes in working capital and certain other items subsequent to June 30, 1995.

    The funds required to consummate the Acquisition and pay related transaction costs consisted of (i) $165.0 million from the proceeds of the Offering, (ii) $40.0 million of equity contributed by Florida Coast Holding and (iii) a $10.0 million Subordinated Note of the Company issued to St. Joe pursuant to the Acquisition Agreement. The Subordinated Note bears interest at a rate of 1/2% higher than the interest rate on the Notes, and matures in 2004. At the Company's option, interest on the Subordinated Note may be added to principal of the Subordinated Note rather than paid in cash. The Subordinated Note contains covenants similar to those contained in the Indenture.

    Concurrently with the Acquisition and pursuant to the Acquisition Agreement, Four M acquired substantially all of the assets of St. Joe Container (the "Container Properties") for a purchase price of $87.8 million for the fixed assets, plus approximately $69.7 million for working capital, for a total purchase price of $157.5 million, subject to adjustment for changes in working capital and certain other items subsequent to June 30, 1995 (the "Four M Acquisition").

    The Acquisition Agreement contained customary representations, warranties and covenants. The Company, on the one hand, and St. Joe and St. Joe Paper, on the other hand, have also agreed to indemnify one another and their respective affiliates for breaches of representations and warranties contained in the Acquisition Agreement, PROVIDED that claims with respect thereto (other than environmental claims) are asserted on or before September 30, 1997. In addition, pursuant to the terms of the Acquisition Agreement, St. Joe and St. Joe Paper have agreed to indemnify and reimburse the Company and its affiliates for all losses arising from breaches of covenants and agreements in the Acquisition Agreement, all retained liabilities, liens other than permitted liens and certain other matters as specified in the Acquisition Agreement. In turn, the Company and its affiliates have agreed to indemnify and reimburse St. Joe and its affiliates for all losses arising from breaches of covenants and agreements of the Company in the Acquisition Agreement and all assumed liabilities and certain other matters as specified in the Acquisition Agreement. There are no dollar limitations as to the foregoing indemnification obligations of St. Joe, St. Joe Paper and the Company.

    The Paper Indemnitors have agreed to indemnify the Company and Four M, to the extent permissible by law, for on-site environmental claims arising from the operations of the Mill and the Container Properties prior to the consummation of the Acquisition up to a maximum of $10.0 million of the first $17.5 million, subject to certain exceptions and limitations. The Company and Four M will be required to fund $7.5 million of the first $17.5 million of any such costs, and any costs in excess of $17.5 million will not be indemnified by the Paper Indemnitors. In addition, the Paper Indemnitors have agreed to indemnify the Company for $1.0 million of the first $2.0 million of costs associated with historical black liquor spills at the Mill, subject to certain limitations. The obligation of the Paper Indemnitors with respect to on-site environmental liabilities will terminate in the event the Company or Four M is subject to a "change of control" (as defined in the Acquisition Agreement). Pursuant to an Indemnification Reimbursement Agreement between the Company and Four M (the "Indemnification Reimbursement Agreement"), the obligations of the Paper Indemnitors with respect to such environmental liabilities will be allocated 80% to the Company and 20% to Four M, with the Company or Four M being obligated, under certain circumstances, to reimburse the other in the event either recovers more than its allocated percentage share and the other recovers less. See "Business--Environmental Matters."

    On May 30, 1996, the Company and St. Joe Land entered into the Fiber Agreement, pursuant to which St. Joe Land agreed to supply pulpwood and wood chips to the Company for an initial term of 15 years based on prices published in TIMBER MART SOUTH, an industry trade publication, subject to adjustment for changes in market conditions. The Company believes that such prices are no less favorable to the Company than would be obtainable in the open market. During the first year of the Fiber Agreement, St. Joe Land is expected to meet approximately 87% of the Company's wood fiber needs and will reduce its fiber supply to the Company to approximately one-half of the Company's current needs by the fourth year of the term of the Fiber Agreement. In addition, St. Joe Land will supply biomass fuel (scrub wood, bark and timber wastes) to the Company during the first year of the Fiber Agreement and, at the Company's option, each year thereafter at prices no less favorable to the Company than would be offered to unrelated third parties.

    On May 30, 1996, the Company also entered into certain agreements with Stone and Four M. Pursuant to the Output Purchase Agreement, Stone and Four M have each agreed to purchase from the Company one-half of the Mill's entire linerboard production at a price that is $25 per ton below the price of such product published in PULP & PAPER WEEK, an industry trade publication, under the section entitled "Price Watch: Paper and Paperboard," subject to a minimum purchase price, which minimum purchase price is intended to generate sufficient funds to cover cash operating costs, cash interest expense and maintenance capital expenditures. The Company must also use its best efforts to operate the Mill at a production rate not less than the average capacity utilization rate of domestic linerboard producers. Pursuant to the Stone Procurement Agreement, Stone has agreed to use its best efforts to procure wood fiber on behalf of the Company for a fee equal to the costs and expenses incurred by Stone in connection with such efforts and may not be terminated without the consent of a majority of the outstanding principal amount of the Notes. In addition, Stone will manage the Company's wood procurement effort.

    Pursuant to the Subordinated Credit Facility, Stone and Four M have each agreed to provide the Company with up to $10.0 million of subordinated indebtedness, if needed, on a revolving credit basis for general corporate purposes. The Subordinated Credit Facility expires 90 days after the maturity of the Notes, and each loan to be made under such facility will bear interest at a rate equal to the applicable LIBOR, plus 3 5/8% per annum. The obligations under the Subordinated Credit Facility are unsecured and subordinated to the Notes.

                                 CAPITALIZATION
    The following table sets forth the capitalization of the Company as of June 30, 1996. This table should be read in conjunction with the other financial information appearing elsewhere in this Prospectus.

                                                                                                      (DOLLARS IN
                                                                                                      THOUSANDS)
                                                                                                     -------------
Long-term debt:
  Notes............................................................................................   $   165,000
  Subordinated Note................................................................................        10,110
  Subordinated Credit Facility.....................................................................           500
                                                                                                     -------------
    Total long-term debt...........................................................................       175,610
                                                                                                     -------------
Members' equity:
  Contributed capital..............................................................................        40,000
  Accumulated deficit..............................................................................        (2,138)
    Total members' equity..........................................................................        37,862
                                                                                                     -------------
      Total capitalization.........................................................................   $   213,472
                                                                                                     -------------
                                                                                                     -------------

                       SELECTED HISTORICAL FINANCIAL DATA

    The following selected financial data (except tons produced) are derived from the audited financial statements of St. Joe Forest Products Company--Linerboard Mill Operations, for each of the years in the four-year period ended December 31, 1995 and the unaudited financial statements of St. Joe Forest Products Company--Linerboard Mill Operations as of December 31, 1991, for the year ended December 31, 1991, the six months ended June 30, 1995 and the period from January 1, 1996 to May 30, 1996 and the unaudited financial statements of Florida Coast Paper Company, L.L.C. as of June 30, 1996 and for the period from May 30, 1996 to June 30, 1996, all of which, except for the years ended December 31, 1991 and 1992, are included elsewhere herein. The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto included elsewhere in this Prospectus.

                                                                                                SIX MONTHS
                                                                                                ENDED JUNE    JANUARY 1,
                                                       YEARS ENDED DECEMBER 31,                     30,          1996
                                         -----------------------------------------------------  -----------     THROUGH
                                           1991       1992       1993       1994       1995        1995      MAY 30, 1996
                                         ---------  ---------  ---------  ---------  ---------  -----------  -------------
                                                                      (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net sales............................  $ 170,928  $ 167,132  $ 153,005  $ 192,886  $ 239,165   $ 132,488     $  67,670
  Cost of sales........................    151,639    157,229    167,247    183,800    180,788      96,681        68,979
  Selling, general and administrative
   expenses............................      2,999      3,382      4,199      3,077      4,672       1,891         1,409
                                         ---------  ---------  ---------  ---------  ---------  -----------  -------------
      Operating profit (loss)..........     16,290      6,521    (18,441)     6,009     53,705      33,916        (2,718)
                                         ---------  ---------  ---------  ---------  ---------  -----------  -------------
  Other income:
    Interest income....................        653         84         97        383        962         708            --
    Interest expense...................         --         --         --         --         --          --            --
    Other, net.........................         84         29        430        227         95       1,255           152
                                         ---------  ---------  ---------  ---------  ---------  -----------  -------------
      Total other income (expense).....        737        113        527        610      1,057       1,963           152
                                         ---------  ---------  ---------  ---------  ---------  -----------  -------------
  Income (loss) before income taxes and
   cumulative effect of change in
   accounting principle................     17,027      6,634    (17,914)     6,619     54,762      35,879        (2,566)
  Provision (benefit) for income
   taxes...............................      3,850      2,392     (5,871)     2,453     20,294      13,297          (951)
                                         ---------  ---------  ---------  ---------  ---------  -----------  -------------
  Income (loss) before cumulative
   effect of change in accounting
   principle...........................  $  13,177  $   4,242  $ (12,043) $   4,166  $  34,468   $  22,582     $  (1,615)
                                         ---------  ---------  ---------  ---------  ---------  -----------  -------------
                                         ---------  ---------  ---------  ---------  ---------  -----------  -------------


                                         MAY 30, 1996
                                            THROUGH
                                         JUNE 30, 1996
                                         -------------

STATEMENT OF OPERATIONS DATA:
  Net sales............................   $    14,279
  Cost of sales........................        14,478
  Selling, general and administrative
   expenses............................           259
                                         -------------
      Operating profit (loss)..........          (458)
                                         -------------
  Other income:
    Interest income....................            24
    Interest expense...................        (1,956)
    Other, net.........................           127
                                         -------------
      Total other income (expense).....        (1,805)
                                         -------------
  Income (loss) before income taxes and
   cumulative effect of change in
   accounting principle................        (2,263)
  Provision (benefit) for income
   taxes...............................          (125)
                                         -------------
  Income (loss) before cumulative
   effect of change in accounting
   principle...........................   $    (2,138)
                                         -------------
                                         -------------

                                                                                                                          AS OF
                                                                                  AS OF DECEMBER 31,                    JUNE 30,
                                                                 -----------------------------------------------------  ---------
                                                                   1991       1992       1993       1994       1995       1996
                                                                 ---------  ---------  ---------  ---------  ---------  ---------
                                                                                      (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital..............................................  $  14,776  $   8,662  $  14,059  $  28,016  $  13,868  $  15,268
  Property, plant and equipment, net...........................    182,841    197,448    186,378    171,021    169,424    190,051
  Total assets.................................................    202,233    215,910    210,571    209,813    194,448    236,475
  Total stockholder's equity...................................    165,423    171,250    167,486    163,218    147,360         --
  Total members' equity........................................         --         --         --         --         --     37,862

                                                                                                SIX MONTHS
                                                                                                ENDED JUNE    JANUARY 1,
                                                       YEARS ENDED DECEMBER 31,                     30,          1996
                                         -----------------------------------------------------  -----------     THROUGH
                                           1991       1992       1993       1994       1995        1995      MAY 30, 1996
                                         ---------  ---------  ---------  ---------  ---------  -----------  -------------
                                                                      (DOLLARS IN THOUSANDS)

OTHER DATA:
  Net cash provided by (used in):
    Operating activities...............  $  29,513  $  39,005  $  11,259  $  29,843  $  59,222   $  27,990     $  13,394
    Investing activities...............    (37,221)   (37,160)   (13,381)    (8,321)   (22,457)     (8,883)       (4,160)
    Financing activities...............    (15,306)     1,585      3,276     (8,434)   (50,326)    (15,746)       (9,234)
  EBITDA (1)...........................     35,644     29,074      6,010     29,687     77,759      45,757         7,617
  Depreciation.........................     19,354     22,553     24,451     23,678     24,054      11,841        10,335
  Capital expenditures.................     37,078     37,160     13,381      8,321     22,457       8,883         4,160
  Tons produced........................    433,352    425,087    444,006    477,990    441,229     248,195       148,914


                                         MAY 30, 1996
                                            THROUGH
                                         JUNE 30, 1996
                                         -------------

OTHER DATA:
  Net cash provided by (used in):
    Operating activities...............   $       819
    Investing activities...............      (200,284)
    Financing activities...............       208,090
  EBITDA (1)...........................           656
  Depreciation.........................         1,114
  Capital expenditures.................            --
  Tons produced........................        45,335

------------------------------
(1) EBITDA is defined as operating profit (loss) plus depreciation and amortization, if any. EBITDA is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from continuing operations, or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

                       UNAUDITED PRO FORMA FINANCIAL DATA

    The following unaudited pro forma statements of operations for the twelve months ended December 31, 1995 and the six months ended June 30, 1996 (the "Unaudited Pro Forma Financial Statements") are derived from the financial statements of St. Joe Forest Products Company--Linerboard Mill Operations ("St. Joe") for the twelve months ended December 31, 1995 and the period from January 1, 1996 through May 30, 1996 and the financial statements of the Company for the period from May 30, 1996 through June 30, 1996. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The Unaudited Pro Forma Financial Statements should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements of St. Joe Forest Products Company--Linerboard Mill Operations and the notes thereto and the financial statements of the Company and the notes thereto included elsewhere in this Prospectus.

    The Unaudited Pro Forma Financial Statements give effect to the following transactions as if they had occurred on January 1, 1995:

        (a) the Acquisition, pursuant to which the Company acquired the assets of the Mill for a purchase price of $185.0 million for the fixed assets, plus approximately $17.4 million for working capital, subject to adjustment for changes in working capital and certain other items subsequent to June 30, 1995.

        (b) the Output Purchase Agreement, pursuant to which each of the Joint Venture Partners has agreed to purchase from the Company one-half of the Mill's entire linerboard production at a price that is $25 per ton below the price of such product published in PULP & PAPER WEEK, an industry trade publication, subject to a minimum purchase price; and

        (c) the Fiber Agreement, pursuant to which St. Joe Land will supply a specified quantity of pulpwood and wood chips to the Company based on prices published in TIMBER MART SOUTH, an industry trade publication, subject to adjustment for changes in market conditions.

    The Unaudited Pro Forma Financial Statements are presented for illustrative purposes only and therefore, are not necessarily indicative of the operating results that might have been achieved had such transactions occurred as of an earlier date, nor are they necessarily indicative of operating results that may occur in the future.

    The Acquisition was accounted for under the purchase method of accounting. The total purchase price for the Acquisition will be allocated to the assets and liabilities acquired based upon their relative fair values on May 30, 1996.

    In addition to the pro forma adjustments reflected herein, the Company believes that it will be able to achieve additional cost savings following the Acquisition, particularly in the areas of raw materials, labor and energy costs. These potential cost savings are not reflected in the Unaudited Pro Forma Financial Statements.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                             (DOLLARS IN THOUSANDS)

                                                          ST. JOE
                                                         HISTORICAL       ACTUAL
                                                         JANUARY 1,    MAY 30, 1996
                                                        1996 THROUGH      THROUGH
                                                        MAY 30, 1996   JUNE 30, 1996  ADJUSTMENTS   PRO FORMA
                                                       --------------  -------------  -----------  -----------
Net sales............................................    $   67,670     $    14,279    $  (1,502)(a)  $  80,447
Cost of sales........................................        68,979          14,478       (2,899)(b)     80,558
Selling, general and administrative expenses.........         1,409             259         (128)(c)      1,540
                                                            -------    -------------  -----------  -----------
    Operating profit (loss)..........................        (2,718)           (458)       1,525       (1,651)
                                                            -------    -------------  -----------  -----------

Interest income......................................            --              24           --           24
Interest expense.....................................            --          (1,956)      (9,547)(d)    (11,503)
Other income, net....................................           152             127           --          279
                                                            -------    -------------  -----------  -----------
Loss before income taxes.............................        (2,566)         (2,263)      (8,022)     (12,851)
Provision for income taxes...........................          (951)           (125)         369(e)       (707)
                                                            -------    -------------  -----------  -----------
    Net loss.........................................    $   (1,615)    $    (2,138)   $  (8,391)   $ (12,144)
                                                            -------    -------------  -----------  -----------
                                                            -------    -------------  -----------  -----------

   See accompanying notes to the Unaudited Pro Forma Statement of Operations.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                             (DOLLARS IN THOUSANDS)

                                                                            ACTUAL    ADJUSTMENTS    PRO FORMA
                                                                          ----------  ------------  -----------
Net sales...............................................................  $  239,165   $   (8,485)(a)  $ 230,680
Cost of sales...........................................................     180,788         (249)(b)    180,539
Selling, general and administrative expenses............................       4,672         (307)(c)      4,365
                                                                          ----------  ------------  -----------
    Operating profit....................................................      53,705       (7,929)      45,776
Interest income.........................................................         962           --          962
Interest expense........................................................          --      (23,185)(d)    (23,185)
Other income, net.......................................................          95           --           95
                                                                          ----------  ------------  -----------
Income before income taxes..............................................      54,762      (31,114)      23,648
Provision for income taxes..............................................      20,294      (18,993)(e)      1,301
                                                                          ----------  ------------  -----------
    Net income..........................................................  $   34,468   $  (12,121)   $  22,347
                                                                          ----------  ------------  -----------
                                                                          ----------  ------------  -----------

   See accompanying notes to the Unaudited Pro Forma Statement of Operations

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                  (DOLLARS IN THOUSANDS, EXCEPT PER TON DATA)

(a) Reflects reduced net unit sales prices and increased sales volumes to give effect to the Output Purchase Agreement. Historically, the Mill sold a majority of its linerboard production to St. Joe Container at prices equal to the prices reported in PULP & PAPER WEEK. Pursuant to the Output Purchase Agreement, the Joint Venture Partners have committed to purchase the Mill's entire linerboard production at a price that is $25 per ton below the price reported in PULP & PAPER WEEK subject to a minimum purchase price, which minimum purchase price is intended to generate sufficient funds to cover cash operating costs, cash interest expense and maintenance capital expenditures. See "The Acquisition." The reduction in sales prices is derived by multiplying (x) the number of tons of linerboard produced during the relevant period by (y) the weighted average of the monthly price of linerboard published in PULP & PAPER WEEK less the $25 per ton allowance pursuant to the Output Purchase Agreement less the actual freight costs paid during the relevant period. In addition, the Unaudited Pro Forma Financial Statements give effect to the contractual commitment of the Joint Venture Partners to purchase all linerboard produced by the Mill and as a result, assumes that all such production will be shipped to the Joint Venture Partners.

(b) Reflects decreased depreciation of $10,682 and $4,763 for the year ended December 31, 1995 and for the period from January 1, 1996 through May 30, 1996, respectively, based upon the allocation of the purchase price of the Acquisition, the adoption of a straight-line depreciation method compared to an accelerated method used in the historical financial statements, and a change in the estimated useful lives of the property, plant and equipment, partially offset by (i) increased wood fiber costs of $5,029 and $0, for the year ended December 31, 1995 and for the period from January 1, 1996 through May 30, 1996, respectively, to give effect to the Fiber Agreement (see "The Acquisition"), (ii) increased costs of $2,016 and $453 for the year ended December 31, 1995 and for the period from January 1, 1996 through May 30, 1996, respectively, to reflect increased sales volume resulting from the Joint Venture Partners' purchase commitment pursuant to the Output Purchase Agreement, (iii) increased costs of $896 and $373 for the year ended December 31, 1995 and for the period from January 1, 1996 through May 30, 1996, respectively, for providing benefits for hourly employees at the Mill and (iv) increased insurance costs of $2,492 and $1,038 for the year ended December 31, 1995 and for the period from January 1, 1996 through May 30, 1996, respectively, at the Mill. Because the Company will be a stand-alone entity following the Acquisition, the Company believes that employee benefits and insurance costs will be higher than those allocated to the Mill by St. Joe.(1)

    Although wood fiber costs will be higher under the Fiber Agreement than the Mill's historical costs, the Company believes that it will be able to achieve efficiencies in wood fiber consumption due to the higher quality wood fiber required under the Fiber Agreement. These efficiencies have not been reflected in the unaudited pro forma statement of operations.

(c) Reflects the elimination of the Mill's sales department which no longer will be necessary as a result of the Output Purchase Agreement.

(d)   Reflects  increased  interest   expense  resulting  from   the  pro  forma
    capitalization of the Company as follows:

                                                                           FOR THE
                                                                         YEAR ENDED         FOR THE
                                                                        DECEMBER 31,   SIX MONTHS ENDED
                                                                            1995         JUNE 30, 1996
                                                                        -------------  -----------------

Notes at 12 3/4%......................................................    $  21,038        $  10,519
Subordinated Note at 13 1/4%..........................................        1,392              637
Amortization of deferred issuance costs...............................          755              347
                                                                        -------------        -------
                                                                          $  23,185        $  11,503
                                                                        -------------        -------
                                                                        -------------        -------

(e) Reflects the cumulative state income tax effect of the pro forma adjustments. As a limited liability company, the Company's results of operations will be included in the federal income tax returns of its members and, accordingly, no provision for federal income taxes is included in the unaudited pro forma statement of operations. The Company intends to make distributions to its members to permit the members to satisfy their income tax liability as a result of their ownership of the Company.
------------------------

(1) Depreciation recorded in the historical financial statements was $24,054 and $10,335 for the year ended December 31, 1995 and for the period from January 1, 1996 through May 30, 1996, respectively. The pro forma adjustment for decreased depreciation is based on the following calculation:

                                                                             PURCHASE       ANNUAL        CALCULATED
                                                                              PRICE      DEPRECIATION       ANNUAL
                                                                            ALLOCATION       RATE        DEPRECIATION
                                                                            ----------  ---------------  ------------
    Land..................................................................  $    1,600           N/A      $       --
    Land improvements.....................................................       1,242           6.67%            83
    Buildings.............................................................       7,725              4  %         309
    Machinery & equipment.................................................     177,689           7.14  %      12,692
    Trucks/autos..........................................................         802             33  %         267
    Office equipment......................................................         212             10  %          21
    Construction in progress..............................................       1,895            N/A             --
                                                                            ----------                   ------------
                                                                            $  191,165                   $    13,372
                                                                            ----------                   ------------
                                                                            ----------                   ------------

    The increase in wood fiber costs is derived by multiplying (x) the total tonnage of wood fiber that was consumed in 1995 and for the period from January 1, 1996 through May 30, 1996 by (y) a weighted average of the wood fiber costs per ton that would be charged pursuant to the Fiber Agreement and comparing this product to the Mill's actual wood fiber costs.

    The increased costs related to the increased sales volume is derived by subtracting the actual number of tons shipped in 1995 and for the period from January 1, 1996 through May 30, 1996 from the actual number of tons produced in 1995 and for the period from January 1, 1996 through May 30, 1996, respectively, and multiplying the respective differences by the Mill's per ton cost of production.

    Historically, the Company's hourly employees participated in the St. Joe Paper pension plan. The Company intends to offer a pension plan to its hourly employees. The adjustment for pension costs reflects the estimated costs of employee benefits based on preliminary calculations by actuaries hired by the Company. The adjustment for the costs of insurance is based on actual payments currently being made for 12 months of coverage in accordance with a plan established by an insurance broker/ consultant hired by the Company. Such insurance includes coverage for the following: real & personal property, real & personal property (excess coverage), commercial general liability, commercial automobile, umbrella, workers compensation, directors & officers liability/fidelity and insurance broker/consultant fee.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL
    The following discussion and analysis should be read in conjunction with the financial statements of St. Joe Forest Products Company--Linerboard Mill Operations and the Company and the notes thereto included elsewhere in this Prospectus. The results of operations of St. Joe Forest Products Company-- Linerboard Mill Operations for the period from January 1, 1996 to May 30, 1996 and the results of operations of the Company for the period from May 30, 1996 to June 30, 1996 have been combined to present the results of operations for the six months ended June 30, 1996.

    The linerboard  market  is  highly  cyclical and  sensitive  to  changes  in industry capacity and economic conditions, which in turn, will impact the selling prices for the Company's products. Selling prices for the Mill's products have historically been the primary determinant of the Mill's financial performance and, in the last three years, the Mill's financial performance has significantly improved as a result of such price increases. Recently, prices for the Mill's products have declined as a result of increased capacity in the industry and decreased demand for such products. Consequently, in December 1995 and January 1996, one of the Mill's paper machines was temporarily shut down for maintenance and to decrease excess inventory. In order to prevent excessive increases in inventory, the Mill experienced further downtime of both of its paper machines from April 7, 1996 through May 6, 1996. In addition, both of the Mill's paper machines were shut down during July 1996 for annual maintenance. Since June 30, 1996, prices for the Company's products as reported in PULP & PAPER WEEK have not changed. If prices remain at current levels, the Company's financial condition and results of operations will not be materially adversely effected. In the event prices continue to decline, such continued decline in prices will have a material adverse effect on the Company's financial condition and results of operations. The Company anticipates that it will need to draw down on the Subordinated Credit Facility to supplement its cash flow in order to meet its 1996 debt service requirements.

    Pursuant to the Output Purchase Agreement, each of the Joint Venture Partners will purchase from the Company one-half of the Mill's entire linerboard production at a price that is $25 per ton below the price of such product published in PULP & PAPER WEEK, an industry trade publication, under the section entitled "Price Watch: Paper and Paperboard," subject to a minimum purchase price, which minimum purchase price is intended to generate sufficient funds to cover cash operations costs, cash interest expense and maintenance capital expenditures. The Company must also use its best efforts to operate the Mill at a production rate not less than the average capacity utilization rate of domestic linerboard producers.

    The Mill's results of operations are also affected by the costs of production. Because of the high fixed costs involved in operating the Mill, the continuous and efficient operation of the Mill at or near capacity significantly reduces the production cost per ton of linerboard and in turn, increases the profitability of the Mill.

RESULTS OF OPERATIONS

                                                                                                         SIX MONTHS ENDED JUNE 30,
                                                   YEAR ENDED DECEMBER 31,                               --------------------------
                       --------------------------------------------------------------------------------
                                 1993                       1994                        1995                        1995
                       ------------------------  --------------------------  --------------------------  --------------------------
                                    PERCENT OF                 PERCENT OF                  PERCENT OF                  PERCENT OF
                         AMOUNT      NET SALES     AMOUNT       NET SALES      AMOUNT       NET SALES      AMOUNT       NET SALES
                       -----------  -----------  -----------  -------------  -----------  -------------  -----------  -------------
                                                                  (DOLLARS IN MILLIONS)
Net sales............   $   153.0        100.0%   $   192.9         100.0%    $   239.2         100.0%    $   132.5         100.0%
Cost of sales........       167.2        109.3        183.8          95.3         180.8          75.6          96.7          73.0
Selling, general and
 administrative
 expenses............         4.2          2.7          3.1           1.6           4.7           1.9           1.9           1.4
Other income
 (expense)...........         0.5          0.3          0.6           0.3           1.1           0.4           2.0           1.5
                       -----------  -----------  -----------        -----    -----------        -----    -----------        -----
Income (loss) before
 income taxes and
 cumulative effect
 for change in
 accounting
 principle...........       (17.9)       (11.7)         6.6           3.4          54.8          22.9          35.9          27.1
Provision (benefit)
 for income taxes....       (10.9)(1)       (7.1)        2.4          1.3          20.3           8.5          13.3          10.0
                       -----------  -----------  -----------        -----    -----------        -----    -----------        -----
Net income (loss)....   $    (7.0)        (4.6)%  $     4.2           2.1%    $    34.5          14.4%    $    22.6          17.1%
                       -----------  -----------  -----------        -----    -----------        -----    -----------        -----
                       -----------  -----------  -----------        -----    -----------        -----    -----------        -----


                                  1996
                               (COMBINED)
                       --------------------------
                                     PERCENT OF
                         AMOUNT       NET SALES
                       -----------  -------------

Net sales............   $    81.9         100.0%
Cost of sales........        83.5         101.8
Selling, general and
 administrative
 expenses............         1.7           2.1
Other income
 (expense)...........        (1.6)         (2.0)
                       -----------        -----
Income (loss) before
 income taxes and
 cumulative effect
 for change in
 accounting
 principle...........        (4.9)         (5.9)
Provision (benefit)
 for income taxes....        (1.1)         (1.3)
                       -----------        -----
Net income (loss)....        (3.8)         (4.6)%
                       -----------        -----
                       -----------        -----

------------------------------
(1)  Includes a $5.0 million credit resulting from the adoption of SFAS 109. See
     Note   3  to   the  financial  statements   of  St.   Joe  Forest  Products
     Company--Linerboard Mill Operations.

SIX MONTHS ENDED JUNE 30, 1996 (COMBINED) COMPARED WITH SIX MONTHS ENDED JUNE 30, 1995

    Net sales declined $50.6 million, or 38.1%, to $81.9 million for the 1996 Period from $132.5 million for the 1995 Period. This decline was attributable primarily to a 22.7% decline in sales volume to approximately 190,675 tons for the 1996 Period from approximately 246,710 tons for the 1995 Period. The decline in volume which occurred during the period from January 1, 1996 to May 30, 1996 was due, in part, to a decrease in industry wide demand. In addition, average gross selling prices per ton for unbleached kraft and mottled white linerboard have decreased approximately 17.4% and decreased approximately 10.7%, respectively. Approximately one-half of the decrease in net sales was attributable to the decrease in sales volume and approximately one-half was attributable to the decrease in gross selling prices.

    Cost of sales decreased $13.2 million, or 13.7%, to $83.5 million in the 1996 Period from $96.7 million in the 1995 Period. This decline was primarily due to the 22.7% decline in sales volume. In addition, cost of sales as a percentage of net sales increased to 101.8% in the 1996 Period from 73.0% in the 1995 Period primarily due to the decreases in selling prices and sales volume.

    The Mill's selling, general and administrative expenses decreased $.2 million, or 11.8%, to $1.7 million in the 1996 Period from $1.9 million in the 1995 Period.

    The Mill's net income (loss) decreased to $(3.8) million in the 1996 Period from $22.6 million in the 1995 Period.

1995 COMPARED WITH 1994

    Net sales increased $46.3 million, or 24.0%, to $239.2 million in 1995 from $192.9 million in 1994. This increase was attributable to a 35.8% increase in the average net selling prices for the Mill's products and was offset in part by a decrease in sales volumes to approximately 435,609 tons in 1995 from approximately 477,060 tons in 1994. In addition, selling prices began to decrease in the latter part of 1995. For example, domestic prices for kraft linerboard increased from $430 per ton in January 1995 to $530 per ton in May 1995 and declined to $505 per ton in December 1995. Furthermore, there was a shift in the product mix of the Mill. Revenues attributable to sales of mottled white linerboard decreased in 1995 to 57.5% of gross sales compared to 59.6% of gross sales in 1994 due to a decline in industry demand. All of the increase in net sales was attributable to the increase in net selling prices.

    Cost of sales decreased $3.0 million, or 1.6%, to $180.8 million in 1995 from $183.8 million in 1994. This decline was attributable primarily to an 8.7% decrease in sales volume. In addition, cost of sales as a percentage of net sales decreased to 75.6% in 1995 from 95.3% in 1994 primarily due to the 24.0% increase in net sales despite lower sales volumes. However, cost of goods sold on a per ton basis increased in 1995 from 1994 primarily due to higher wood fiber costs.

    The Mill's selling, general and administrative expenses increased $1.6 million, or 51.8%, to $4.7 million in 1995 from $3.1 million in 1994 primarily due to increased reserves for workman's compensation claims relating to a serious burn injury.

    The Mill's net income increased $30.3 million to $34.5 million in 1995 from $4.2 million in 1994.

1994 COMPARED WITH 1993

    Net sales increased $39.9 million, or 26.1%, to $192.9 million in 1994 from $153.0 million in 1993. Net sales increased as a result of an 8.8% increase in sales volume to approximately 477,060 tons in 1994 from approximately 438,295 tons in 1993 and a 15.8% increase in the average net selling prices for the Mill's products. In addition, the product mix of the Mill changed as revenues attributable to sales of mottled white linerboard increased in 1994 to 59.6% of gross sales compared to 54.9% of gross sales in 1993. Approximately 40% of the increase in net sales was attributable to the increase in sales volume and approximately 60% of such increase was attributable to the increase in selling prices.

    Cost of sales increased $16.6 million, or 9.9%, to $183.8 million in 1994 from $167.2 million in 1993. This increase was attributable primarily to the increase in sales of mottled white linerboard and the higher costs associated with producing that product. However, cost of sales as a percentage of net sales decreased from 109.3% in 1993 to 95.3% in 1994 as a result of the 26.1% increase in net sales based on an 8.8% increase in volume.

    The Mill's selling, general and administrative expenses decreased $1.1 million, or 26.7%, to $3.1 million in 1994 from $4.2 million in 1993 primarily as a result of decreased reserves for workman's compensation claims.

    The Mill's net income increased $11.2 million to $4.2 million in 1994 from a net loss of $7.0 million in 1993.

    The Mill recorded an income tax expense of $2.5 million in 1994 as compared with an income tax benefit of $5.9 million in 1993. The decrease in income tax benefit reflects the tax effect associated with the pre-tax income in 1994 compared to a pre-tax loss in 1993. St. Joe adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" effective January 1, 1993, and reported the cumulative effect of that change in the method of accounting for income taxes of $5.0 million.

LIQUIDITY AND CAPITAL RESOURCES

    Historically, the Mill has met its liquidity requirements through cash flows from operations and intercompany advances from St. Joe Paper. Following the Acquisition, the Company's principal liquidity requirements are expected to consist of debt service under the New Notes and funding of capital expenditures.

    The Company has outstanding approximately $175.6 million of indebtedness, consisting of the Notes, the Subordinated Note and the Subordinated Credit Facility. Pursuant to the terms of the Subordinated Note, the Company expects to pay interest in kind on the Subordinated Note. To the extent the Company borrows funds under the Subordinated Credit Facility, additional interest and principal payments will be required. The Company anticipates that it will need to draw down on the Subordinated Credit Facility to supplement its cash flow in order to meet its 1996 debt service requirements.

    The Mill's cash provided by operating activities decreased to $14.2 million in the 1996 Period from $28.0 million in the 1995 Period primarily due to the decrease in net income. The Mill's cash provided by operating activities improved in 1995 to $59.2 million as compared to $29.8 million in 1994. This improvement reflects an increase in net income to $34.5 million in 1995 from $4.2 million in 1994, which resulted from increased selling prices for the Mill's products. Excluding the effect of the Acquisition, cash used in investing activities decreased to $4.2 million in the 1996 Period from $8.9 million in the 1995 Period as a result of decreased capital expenditures. Cash used in investing activities increased to $22.5 million in 1995 from $8.3 million in 1994 primarily as a result of increased capital expenditures. Cash used in financing activities increased to $50.3 million in 1995 from $8.4 million in 1994 primarily as a result of increased selling prices and sales volume on intercompany sales to St. Joe Container. This amount was transferred to St. Joe Paper and its affiliates pursuant to St. Joe Paper's new 1995 cash management system whereby cash of St. Joe Paper's subsidiaries was distributed to the parent for investment and use in the overall enterprise and as a result of intercompany sales to St. Joe Container.

    Although there can be no assurances, the Company believes that cash generated from operations together with amounts available under the Subordinated Credit Facility will be sufficient to meet its debt service requirements, capital expenditure needs and working capital needs for the next twelve months. The Company's future operating performance and ability to service the Notes and repay other indebtedness of the Company will be subject to future economic conditions and financial, business and other factors, many of which are not in the Company's control.

ENVIRONMENTAL MATTERS

    The operations of the Mill are subject to extensive and changing environmental regulation by federal, state and local authorities. St. Joe has in the past made significant capital expenditures to comply with water, air and solid and hazardous waste regulations. The Company expects to make significant expenditures in the future. The Company has budgeted approximately $2.0 million for environmental matters in each of 1996 and 1997. The Company anticipates that a majority of these costs will be capital expenditures related to additional asbestos removal and disposal and modifications in anticipation of the proposed "cluster rules." The cluster rules have not been finally adopted and remain subject to modification. The Company is considering and evaluating the potential impact of the proposed cluster rules on its operations and capital expenditures over the next several years. The Company estimates the capital spending that may be required to comply with a majority of the final regulations could be $27.0 million over a three-year period beginning in

1997 (but could reach as high as $67.0 million under the currently proposed regulations). If the Company determines to discontinue the production of mottled white linerboard, the Company estimates the capital spending that may be required to comply with the majority of the final regulations could be $5.0 million over a three-year period beginning in 1997 (but could reach as high as $45.0 million under the currently proposed regulations). The ultimate financial impact of the regulations on the Company cannot be accurately estimated at this time but will depend on the nature of the final regulations, the timing of required implementation and the cost and availability of new technology. The Company may determine that, under the final regulations, the costs associated with the production of mottled white linerboard may be prohibitive and may discontinue its production. Because of the current higher margins associated with mottled white linerboard, in the event the Company discontinues the production of mottled white linerboard, its revenues and profit margins may decrease. See "Business--Environmental Matters."

    Wastewater from the Mill is handled by the City of Port St. Joe Industrial Wastewater Treatment Plant ("IWTP") under a permit issued by the City of Port St. Joe ("CPSJ"). The Company will bear the preponderate costs of operating the IWTP pursuant to an agreement with the IWTP and other industrial users of the IWTP. The wastewater is discharged from the IWTP into the Gulf County Canal. The ability of CPSJ to take wastewater from the Company is dependent upon CPSJ maintaining its National Pollutant Discharge Elimination System permit. CPSJ is appealing the recent permit issued by the EPA and is objecting to certain parameters and conditions of the permit. The Company will cooperate with CPSJ and believes that an unsuccessful appeal would neither impair IWTP's ability to accept its wastewater nor substantially affect its costs. See "Business--Environmental Matters."

    In addition, based on historical exceedances of state ground water quality standards, the Florida Department of Environmental Protection (the "DEP") has asked CPSJ to conduct ground water monitoring in the vicinity of the IWTP. Pursuant to the agreement with the IWTP and other industrial users, the Company may bear a share of remedial costs, if any, to address the ground water contamination. At this time, the Company cannot estimate the likelihood of remediation or any associated costs, or predict if the cost would have a material adverse affect on the Company's business or financial condition.

    In March 1996, the EPA announced plans to propose a new Clean Air Act regulation that may impose additional restrictions on the air emissions from combustion sources at the Mill. Although the EPA is not expected to publish the rule in proposed form until late 1996, based on the Company's current understanding of the rule, the Company estimates that it may result in the incurrence of capital costs of approximately $5.0 million to $10.0 million. These capital costs are expected to be incurred over a three-year period after the rule becomes final.

    The Company has detected contamination of ground water from historical black liquor spills on the Mill property. Based on the concentrations detected, the Company believes that no remediation will be required. In the event remediation is required, however, the Company estimates that its costs will be approximately $2.1 million. The potential remediation costs for the black liquor ground water contamination are subject to limited indemnification by the Paper Indemnitors.

    The ultimate financial impact of the proposed environmental regulations on the Company will depend on the nature of the final regulations, the timing of required implementation and the cost and availability of new technology. Based on the environmental regulations as currently proposed or in effect, the Company believes that the environmental liabilities known to the Company will not have a material adverse effect on the financial condition, results of operations or liquidity of the Company. However, there can be no assurance that the ultimate impact of the foregoing environmental contingencies, in the aggregate, could have a material adverse effect on the financial condition, results of operations and liquidity of the Company.

    Pursuant to the Acquisition Agreement, the Paper Indemnitors have agreed to indemnify the Company for certain environmental matters based on activities prior to the Closing. There can be no assurance that this indemnification will be sufficient to reimburse the Company for all environmental liabilities. See "Business--Environmental Matters."

                                    BUSINESS

THE COMPANY

    The Company was formed by Stone, which the Company believes is the largest producer of linerboard in the world, and Four M, which the Company believes is one of the largest independent converters of corrugated packaging materials in North America, to acquire the linerboard mill operations of St. Joe. The Mill, located in Port St. Joe, Florida, is a major manufacturer of mottled white and unbleached kraft linerboard, the principal component of corrugated containers and corrugated packaging materials. The Joint Venture Partners acquired the Mill for its strategic location and to fulfill a portion of the linerboard requirements of their respective corrugated container facilities, many of which are located in the Southeast. Pursuant to the Output Purchase Agreement, each of the Joint Venture Partners has committed to purchase one-half of the Mill's entire linerboard production.

    The Mill has two paper machines which are capable of producing approximately 500,000 tons of linerboard annually in a variety of grades and basis weights. Since 1990, approximately $147.8 million has been spent for the maintenance and modernization of the Mill's plant, equipment and machinery and for environmental compliance. In 1994 and 1995, under the management of St. Joe, the Mill produced approximately 477,990 and 441,229 tons of linerboard, respectively, operating at approximately 95.6% and 88.2% of capacity, respectively, during such periods. The Mill's production is approximately evenly divided between mottled white linerboard, a premium priced product, and unbleached kraft linerboard.

    Stone is a major international pulp and paper company engaged principally in the production and sale of paper, packaging products, and market pulp. Stone is the world's largest producer of linerboard and converter of linerboard products into corrugated containers and paper bags and sacks. Stone believes that it is one of the world's largest paper companies in terms of annual tonnage, having produced approximately 8.0 million total tons of paper and pulp in 1995. Stone produced approximately 5.0 million tons of unbleached linerboard and kraft paper in 1995, which accounted for approximately 63% of its total tonnage produced for 1995. Stone had net sales of approximately $7.4 billion in 1995. Stone owns or has an interest in 186 manufacturing facilities in the United States, Canada,
Germany,   France,  Belgium,  the  United  Kingdom,  Venezuela,  China  and  the
Netherlands, including 23 mills. Stone also maintains sales offices in the United States, Canada, the United Kingdom, Germany, Belgium, France, Mexico, China and Japan and has a forestry operation in Costa Rica and has a joint venture relationship in Venezuela.

    The Company believes that Four M is one of the largest independent converters of corrugated packaging materials in North America. Four M sells its products to national, regional and local accounts, which include companies in the food, household products, cosmetic, personal care, beverage, pharmaceutical, chemical and high-technology industries. After giving pro forma effect to the Four M Acquisition, Four M would have (i) generated approximately $543.4 million in net sales in 1995 and (ii) sold approximately 10.0 billion square feet of corrugated containers and partitions in 1995. As a result of the Four M Acquisition, Four M currently operates 28 converting facilities located in the Mid-Atlantic, Midwest and Southeast regions of the United States, including 19 integrated corrugating plants, four corrugated sheet or specialty container plants, and four corrugated partition plants.

    Finance Corp. is a subsidiary of the Company that was incorporated in Delaware for the purpose of serving as co-issuer of the Notes in order to facilitate the Offering of the Old Notes and the Exchange Offer. Finance Corp. does not have any substantial operations or assets and does not have any revenues; thus, the separate financial statements of Finance Corp. have not been included in the financial statements included elsewhere herein.

INDUSTRY OVERVIEW

    Linerboard and corrugating medium are the principal raw materials used in the production of corrugated containers. Corrugating medium is fluted and laminated to linerboard to produce corrugated sheets. Linerboard provides the strength component of a container while corrugating medium provides rigidity. Linerboard is manufactured in a wide range of basis weights and grades.

    Demand for linerboard is directly related to the level of corrugated container shipments. Approximately 90% of all industrial and consumer goods transported in the United States utilize some form of corrugated or solid fiber container, cushioning or partition. Shipments of corrugated containers have increased at a compound annual growth rate of approximately 3.0% since 1970.

    The United States linerboard industry has a high degree of integration, with more than 70% of linerboard production transferred to manufacturers' own converting plants or traded with other manufacturers to save freight costs. Approximately half of the remaining production is sold to independent domestic corrugated converters, and the other half is exported.

    Linerboard produced in the United States is predominantly unbleached kraft linerboard. However, demand for products with higher performance characteristics (lighter basis weights and greater strength) and improved aesthetics (graphics and color) has increased in the past several years. Demand for bleached linerboard (mottled white and white-top) currently represents approximately 8% of the total linerboard market. The premium price commanded by this higher value-added product results in higher margins for manufacturers of these products.

    Domestic linerboard prices tend to be highly cyclical. Prices usually rise during the middle and later stages of an economic recovery but fall when demand weakens and manufacturers compete for business to keep their capital intensive mills operating at higher utilization rates. Prices tend to be highest when operating rates are approximately 95% or higher and when inventories at mills and container plants are at 5.5 weeks of supply or lower. High inventories, particularly at mills, usually indicate competitive pricing.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             $/TON    LINERBOARD PRICE TRENDS
                                Mottled White   Unbleached Kraft
1991              1Q                      495                350
                  2Q                      495                325
                  3Q                      475                320
                  4Q                      485                350
1992              1Q                      495                350
                  2Q                      495                350
                  3Q                      495                340
                  4Q                      495                340
1993              1Q                      495                330
                  2Q                      480                295
                  3Q                      475                280
                  4Q                      475                320
1994              1Q                      475                320
                  2Q                      505                350
                  3Q                      510                390
                  4Q                      565                430
1995              1Q                      620                480
                  2Q                      670                530
                  3Q                      670                530
                  4Q                      650                500
1996              1Q                      605                450

Source: Pulp & Paper Week. Pulp & Paper 1996 North American Factbook

    In 1994, linerboard prices increased sharply and near shortage conditions prevailed by the second half of the year. In the eastern United States, the price of linerboard (42 lb.) rose from below $300 per ton in the third quarter of 1993 to approximately $425 per ton by the fourth quarter of 1994, exceeding the previous peak of approximately $410 per ton in 1988. Linerboard prices rose through the middle of 1995. In the middle of 1995, corrugated container shipments began to decrease as manufacturers and retailers trimmed inventory buildups. As a result of this decrease, linerboard prices began to decrease and this softening in demand, together with increased linerboard capacity, has had an adverse impact on linerboard prices and operating rates at mills.

STRATEGY

    The Company intends to capitalize on Stone's operating experience to implement an operating strategy for the Mill that the Company believes will enable it to increase productivity and profitability. The Company's operating strategy includes:

    - INCREASING LINERBOARD PRODUCTION. The Company believes it will be able to increase production yields by improving product quality consistency and by decreasing machine downtime through technology upgrades of its machines.

    - IMPROVING OPERATING EFFICIENCY. The Company believes it will be able to improve operating efficiency by reducing the frequency of grade changeovers, implementing new operating and training procedures for its employees and decreasing machine downtime.

    - REDUCING COSTS. The Company believes it will be able to reduce costs by preventive maintenance and process improvements. Through increased production and improved operating efficiency, the Company believes it can also lower operating costs per ton. Areas targeted for cost reduction include raw materials, labor and energy.

THE MILL

    The Company's operations consist solely of the Mill which is located on approximately 80 acres of land in Port St. Joe, Florida. The Mill produces two types of linerboard, mottled white and unbleached kraft. In 1995, the Mill produced approximately 227,300 tons of mottled white linerboard and approximately 214,000 tons of unbleached kraft linerboard, an approximate 8.2% and 7.1% decrease from 1994, respectively. The Mill's operations consist of a wood yard, a pulping system, paper machines, and related utility, storage and transportation facilities. The Mill cuts and chips wood, processes the chipped wood into pulp and then converts the pulp into linerboard by processing the pulp through paper machines.

    The wood yard consists of (i) facilities for receiving roundwood by truck and wood chips by both rail and truck, (ii) a roundwood storage pile, (iii) a wood chip storage area, (iv) equipment for roundwood and wood chip handling, (v) debarking drums and (vi) a chip screening system. Roundwood is received in 16-20 foot lengths and then processed by feeding them into a debarking drum. After debarking, the logs are sent through the chipper, screened and then stored in outdoor storage areas or bins. Purchased wood chips are also stored in outdoor storage areas or bins.

    The Mill operates ten batch digesters and a continuous process digester which have an aggregate capacity to produce approximately 1,620 tons of pulp per day. In the pulping process, the wood chips are combined with white liquor and cooked, producing black liquor and pulp. The pulp is washed, refined, screened, cleaned, thickened, and stored in tanks. The Mill's bleaching system enables the Company to produce mottled white linerboard. The bleached pulp system has the capacity to produce approximately 600 tons per day while the unbleached system can produce approximately 1,050 tons per day. The Company burns the black liquor produced during the pulping process in its chemical recovery boiler which reconstitutes the black liquor into white liquor for reuse in the digesters and fulfills some of the Mill's energy requirements. See "--Energy Requirements."

    The Mill operates two fourdrinier paper machines which convert pulp into linerboard and have a combined capacity of 1,625 tons per day. After the linerboard is processed through the paper machine, it is further processed through a series of dryers which reduce its moisture content. Once dry, the linerboard is wound into rolls, finished and transported to the linerboard warehouse on an in-floor conveyor system. The Company's warehouse facilities adjoin the truck loading area and have the capacity to store up to 10,000 tons, or about six days production, of linerboard.

PRODUCTS

    The Mill produces two types of linerboard, mottled white (a premium priced product) and unbleached kraft. In 1994 and 1995, approximately 52% of production in tons was mottled white linerboard. Demand for mottled white linerboard has increased significantly in recent years. In 1995, mottled white linerboard sold at an average of approximately $150 over the price of unbleached linerboard on a per ton basis. Mottled white linerboard has better printing characteristics than unbleached linerboard and can be used in point-of-sale displays.

    The Mill also produces linerboard in a variety of grades and basis weights. The following grades were shipped in 1995:

             LINERBOARD MILL SHIPMENTS BY PRODUCT--1995
---------------------------------------------------------------------
                                                     PERCENTAGE OF
PRODUCT                              TONS SHIPPED      SHIPMENTS
-----------------------------------  ------------  ------------------
Mottled White
  31-38 lb.........................       42,502             10%
  42 lb............................      156,868             36
  56 - 69 lb.......................       25,452              6
                                     ------------           ---
Total Mottled White................      224,822             52
                                     ------------           ---
Unbleached Kraft
  33-38 lb.........................       41,008              9
  42 lb............................      143,853             33
  47-69 lb.........................       25,926              6
                                     ------------           ---
Total Unbleached Kraft.............      210,787             48
                                     ------------           ---
  Total............................      435,609            100%
                                     ------------           ---
                                     ------------           ---

MARKETS AND CUSTOMERS

    Pursuant to the Output Purchase Agreement, Stone and Four M have each agreed to purchase one-half of the Mill's entire linerboard production at a price that is $25 per ton below the price of such product published in PULP & PAPER WEEK, an industry trade publication, under the section entitled "Price Watch: Paper and Paperboard," subject to a minimum purchase price, which minimum purchase price is intended to generate sufficient funds to cover cash operations costs, cash interest expense and maintenance capital expenditures. The Company must also use its best efforts to operate the Mill at a production rate not less than the average capacity utilization rate of domestic linerboard producers. See "The Acquisition."

    Pursuant to the terms of the Output Purchase Agreement, prices for the Company's linerboard products, which will be based on public market prices, will depend primarily upon general levels of supply and demand for such products. The general levels of supply and demand for such products in turn depend upon general levels of industry capacity, economic activity and the demand for products which are packaged and shipped in corrugated containers made from linerboard. Linerboard producers compete for sales with producers of packages made from plastic or other materials. The demand for foreign sales of linerboard is influenced by prices and by changes in the capacity of foreign businesses to manufacture such products.

DISTRIBUTION

    The Company is located adjacent to U.S. Highway 98 and near the Apalachicola Northern Railroad, a 90-mile shortline railroad owned by St. Joe Paper, both of which provide ready access for transporting linerboard to the Company's customers.

SUPPLY REQUIREMENTS

    The Mill primarily uses pulpwood, wood chips and recycled fiber in the manufacture of linerboard. Pursuant to the Fiber Agreement, St. Joe Land will supply pulpwood and wood chips to the Company, and is expected to meet approximately 87% of its wood fiber needs during the first year of the term of the Agreement, declining to approximately one-half of its current needs by the fourth year of the term, based on prices published in TIMBER MART SOUTH, an industry publication, subject to adjustment for changes in market conditions. The Company believes that such prices are no less favorable to the Company than those obtainable in the open market. As St. Joe Land reduces the volume of fiber being supplied to the Company, the Company anticipates purchasing its raw materials from various sawmills, chipmills, contract loggers and dealers throughout a 75-100 mile area surrounding the Mill. Stone will manage the wood procurement effort and will procure, on a best efforts basis, additional wood fiber on behalf of the Company at prices and on terms similar to wood fiber purchases for Stone's paper mill located in Panama City, Florida. See "The Acquisition."

    Approximately 13% of the Mill's pulp requirements were met through the use of recycled fiber in 1995. Recycled fiber is purchased from corrugated container plants, supermarket chains and paper stock companies. Prices for recycled fiber are sensitive to demand fluctuations. The Company believes that the demand for recycled fiber will increase and expects that the cost of purchasing such fiber will also increase as a result of this increased demand and market conditions. The Mill contains an OCC facility which can process up to approximately 28% of the total fiber needs of the Company.

    The Company believes that an adequate supply of fiber will be available to the Company at competitive prices. The availability of fiber, and its cost, may be subject to substantial variation, depending upon economic and competitive factors. The supply of pulpwood and wood chips, in particular, is dependent upon political, environmental and conservation considerations.

ENERGY REQUIREMENTS

    The Mill produces energy primarily from a chemical recovery boiler and a new combination bark/gas fueled boiler. The Mill's boilers use biomass fuel (scrub wood, bark and timber wastes) and black liquor solids (a by-product of the wood pulping process) to meet a substantial percentage of its energy requirements. The Mill has achieved lower energy costs by using increasing amounts of timber harvesting and pulp by-products as energy sources. In 1995, fuel oil and natural gas accounted for approximately 25.7% of the Mill's energy requirements as compared to approximately 25.9% in 1994. Pursuant to the Fiber Agreement, the Company must purchase biomass from St. Joe Land during the first year of such Fiber Agreement and at the Company's option each year thereafter upon prior written notification to St. Joe Land at prices no less favorable to the Company than would be offered to unrelated third parties. See "The Acquisition."

ENVIRONMENTAL MATTERS

    The Mill's operations and properties are subject to extensive and changing federal, state and local environmental laws and regulations, including those requirements that regulate discharges into the environment, waste management and remediation of environmental contamination. Environmental permits are required for the operation of the Mill. Such permits are subject to revocation, modification and renewal. Governmental authorities have the power to enforce compliance with environmental requirements and violators are subject to fines, injunctions or both. Third parties may also have the right to sue to enforce compliance with such regulations. There can be no assurance that material costs or liabilities will not be incurred by the Company as a result thereof. It is also possible that other developments, such as the potential for more stringent requirements of environmental laws and enforcement policies thereunder, could bring into question the handling, manufacture, use, emission or disposal of substances or pollutants at linerboard and market pulp mills, including the Mill. In order to meet changing licensing and regulatory standards, the Company may be required to make additional site or operational modifications, potentially involving substantial expenditures, and reduction or suspension of certain operations.

    The Mill believes it is in substantial compliance with current federal, state and local environmental laws and regulations. St. Joe has in the past made significant capital expenditures to comply with water, air and solid and hazardous waste regulations. The Company expects to make significant expenditures in the future. The Company anticipates that environmental capital expenditures will be approximately $2.0 million in each of 1996 and 1997.

    In November 1993, the EPA announced proposed regulations, known as the "cluster rules," that would require more stringent controls on air and water discharges from pulp and paper mills under the Clean Water Act and the Clean Air Act. In March 1996, the EPA reopened the comment period for certain of the proposed cluster rule air regulations and proposed additional regulations regarding air discharges. It is expected that the cluster rules, if adopted as currently proposed, would require substantial capital expenditures by the Company, particularly with respect to the production of mottled white linerboard. Pulp and paper manufacturers have submitted extensive comments to the EPA on the proposed regulations in support of the position that requirements under the proposed regulations are unnecessarily complex, burdensome and environmentally unjustified. It cannot be predicted at this time whether the EPA will modify the requirements in the final regulations. Based on information presently available from the EPA, it is expected that the EPA will promulgate the final cluster rules in 1996. In addition, the Company anticipates that the earliest time for industry compliance with certain aspects of the regulations should not be prior to the last quarter of 1997, and that compliance with the remaining elements will be required by the end of 1999. The Company is considering and evaluating the potential impact of the proposed regulations on its operations and capital expenditures over the next several years. The Company estimates the capital spending that may be required to comply with a majority of the final regulations could be $27.0 million over a three-year period beginning in 1997 (but could reach as high as $67.0 million under the currently proposed regulations). If the Company determines to discontinue the production of mottled white linerboard, the Company estimates the capital spending that may be required to comply with the majority of the final regulations could be $5.0 million over a three-year period beginning in 1997 (but could reach as high as $45.0 million under the currently proposed regulations). The ultimate financial impact of the regulations on the Company cannot be accurately estimated at this time but will depend on the nature of the final regulations, the timing of required implementation and the cost and availability of new technology.

    The Company may determine that under the final regulations the costs associated with the production of mottled white linerboard may be prohibitive and may discontinue its production. Because of the higher margins associated with mottled white linerboard, in the event the Company discontinues the production of mottled white linerboard and converts that production to unbleached kraft linerboard, its revenues and profit margins may decrease; however, the Company does not expect such event to have a material adverse effect on the Company's financial condition and results of operations. Net sales of mottled white linerboard were $145.1 million for 1995.

    In addition, the Company may from time to time be subject to litigation and governmental proceedings regarding environmental matters in which injunctive and/or monetary relief is sought.

    The Mill has notified the DEP of air emission sources that are not currently permitted and has received an exemption for these sources until they are included in the Mill's application for an operating permit under Title V of the Clean Air Act. The Company does not anticipate that additional permitting requirements under the Title V program will impose substantial additional costs on the Company.

    Wastewater from the Mill is handled by IWTP under a permit issued by CPSJ. The Company will bear the preponderate costs of operating the IWTP pursuant to an agreement with the IWTP and other industrial users of the IWTP. The wastewater is discharged from the IWTP into the Gulf County Canal. The ability of CPSJ to take wastewater from the Company is dependent upon CPSJ maintaining its National Pollutant Discharge Elimination System permit. CPSJ is appealing the recent permit issued by the EPA and is objecting to certain parameters and conditions of the permit. The Company will cooperate with CPSJ and believes that an unsuccessful appeal would not impair IWTP's ability to accept its wastewater nor substantially affect its costs.

    Based on historical exceedances of state ground water quality standards, the DEP has asked CPSJ to conduct ground water monitoring in the vicinity of the IWTP. Pursuant to the agreement with the IWTP and other industrial users, the Company may bear a share of remedial costs, if any, to address the ground water contamination. At this time, the Company cannot estimate the likelihood of remediation or any associated costs, or predict if the cost would have a material adverse affect on the Company's business or financial condition.

    In March 1996, the EPA announced plans to propose a new Clean Air Act regulation that may impose additional restrictions on the air emissions from combustion sources at the Mill. Although the EPA is not expected to publish the rule in proposed form until late 1996, based on the Company's current understanding of the rule, the Company estimates that it may result in the incurrence of capital costs of approximately $5.0 million to $10.0 million. These capital costs are expected to be incurred over a three-year period after the rule becomes final.

    The Company has detected contamination of ground water from historical black liquor spills on the Mill property. Based on the concentrations detected, the Company believes that no remediation will be required. In the event remediation is required, however, the Company estimates that its costs will be approximately $2.1 million. The potential remediation costs for the black liquor ground water contamination are subject to limited indemnification as discussed below.

    The ultimate financial impact of the proposed environmental regulations on the Company will depend on the nature of the final regulations, the timing of required implementation and the cost and availability of new technology. Based on the environmental regulations as currently proposed or in effect, the Company believes that the environmental liabilities known to the Company will not have a material adverse effect on the financial condition, results of operations or liquidity of the Company. However, there can be no assurance that the ultimate impact of the foregoing environmental contingencies, in the aggregate, could have a material adverse effect on the financial condition, results of operations and liquidity of the Company.

    Pursuant to the environmental indemnification provisions of the Acquisition Agreement, the Paper Indemnitors have agreed to indemnify the Company and Four M, to the extent permissable by law for "On-Site Environmental Liabilities" (as defined in the Acquisition Agreement) arising from the operations at the Mill and the Container Properties prior to the consummation of the Acquisition up to a maximum of $10.0 million of the first $17.5 million which will be paid as follows: (1) the first $2.5 million by the Company or Four M, (2) the next $2.5 million by the Paper Indemnitors, (3) the next $2.5 million by the Company or Four M, (4) the next $2.5 million by the Paper Indemnitors, (5) the next $2.5 million by the Company or Four M and (6) the next $5.0 million by the Paper Indemnitors; PROVIDED that the conditions that give rise to such On-Site Environmental Liabilities are discovered and the Paper Indemnitors are notified not later than three years after the Closing and, subject to certain exceptions, remediation expenses are incurred within five years after the Closing. The Paper Indemnitors will have no responsibility to indemnify the Company for expenses relating to On-Site Environmental Liabilities in excess of $17.5 million in the aggregate or for any On-Site Environmental Liabilities discovered after the third anniversary of the Closing Date. In addition to the foregoing, the Paper Indemnitors have agreed to indemnify the Company for $1.0 million of the first $2.1 million of expenses to remediate suspected black liquor spills at the Mill which will be paid as follows: (1) the first $0.2 million by the Paper Indemnitors, (2) the next $0.3 million by the Company, (3) the next $0.3 million by the Paper Indemnitors, (4) the next $0.3 million by the Company, (5) the next $0.5 million by the Paper Indemnitors, and (6) the next $0.5 million by the Company. Any expenses in excess of $2.1 million would be shared as provided below.

    The Company is solely responsible for On-Site Environmental Liabilities that arise from the acts or omissions of the Company after the Closing Date. In the event On-Site Environmental Liabilities arise from acts or omissions that occurred both before and after the Closing Date, such Liabilities will be allocated between St. Joe Paper and St. Joe, on the one hand, and the Company and Four M, on the other hand, based on the relative contribution of the acts and omissions occurring in each time period to such On-Site Environmental Liabilities. St. Joe Paper and its affiliates, including St. Joe, have retained responsibility for all "Off-Site Environmental Liabilities" (as defined in the Acquisition Agreement). In the event Off-Site Environmental Liabilities arise from acts or omissions that occurred both before and after the Closing Date, such Liabilities will be allocated between St. Joe Paper and St. Joe, on the one hand, and the Company and Four M, on the other hand, based on the relative contribution of the acts and omissions occurring in each time period to such Off-Site Environmental Liabilities. Should a condition exist that requires remediation costs to be incurred both within and without the boundaries of the real property, the costs for work within the boundaries will be deemed On-Site Environmental Liabilities, and the work outside such boundaries will be deemed Off-Site Environmental Liabilities. Subject to certain exceptions, On-Site Environmental Liabilities do not include any such liabilities that arise due to a change in any law or regulation becoming effective after November 1, 1995.

    As between the Company and Four M, the obligations of the Paper Indemnitors with respect to such environmental liabilities shall be allocated 80% to the Company and 20% to Four M, with the Company or Four M being obligated, under certain circumstances, to reimburse the other in the event either recovers more than its allocated percentage share and the other recovers less.

    The obligations of the Paper Indemnitors with respect to On-Site Environmental Liabilities shall terminate in the event that either the Company or Four M is subject to a "Change of Control" (as defined in the Acquisition Agreement). Change of Control is defined to mean (i) a transaction in which any Person or Group (as defined in Rule 13d-5 of the Exchange Act) other than the "Principals" (as defined in the Acquisition Agreement) or the "Lenders" (as defined in the Acquisition Agreement) acquires more than 50% of the total voting power of all classes of voting member interests of the Company or voting stock of Four M, as the case may be, (ii) a transaction in which any Person or Group (as defined in Rule 13d-5 of the Exchange Act) other than the Principals or the Lenders has a sufficient number of nominees elected as shall constitute a majority of the members of the Management Oversight Committee (as defined herein) of the Company or the Board of Directors of Four M, as the case may be,
(iii) the sale of all or substantially all of the member interests of the Company or capital stock of Four M, as the case may be, as an entirety or substantially as an entirety to any Person or Group (as defined in Rule 13d-5 of the Exchange Act) other than the Principals or the Lenders and (iv) the sale or transfer of all or substantially all of the assets of the Company or Four M, as the case may be, as an entirety or substantially as an entirety to any Person other than the Principals or the Lenders. For purposes of the definition of Change of Control, "Principals" is defined as (1) Dennis Mehiel in the case of Four M, (2) Four M and Stone, in the case of the Company, and (3) any Subsidiary of Dennis Mehiel, Four M or Stone, and "Lenders" is defined as one or more institutional lenders which provide debt financing to the Company or Four M as of the Closing Date in connection with the Acquisition.

    The indemnification provisions in the Acquisition Agreement are generally intended to be the exclusive remedies of the parties with respect to such agreements.

LEGAL PROCEEDINGS

    On July 19, 1996, a civil action was filed in the Superior Court of Fulton County, Georgia (the "Suit") by Sid Dunken, a former employee of Four M, individually and on behalf of D&M Partnership, a Georgia partnership, against Four M, Box USA Group, Inc., Four M Manufacturing Group of Georgia, Inc. and Dennis Mehiel. The Company is not a defendant in the suit; however, the complaint alleges that Dunken is entitled to an equity interest in Four M which includes Four M's interest in the Company. In the alternative, the complaint seeks $150,000,000 in compensatory damages from the defendants, as well as punitive damages and attorneys' fees. Four M believes that the Suit is without merit, intends to defend against the Suit vigorously and believes that it has adequate defenses. However, the Suit is in a very preliminary stage, and there can be no assurance that the outcome of the Suit will not be adverse to Four M.

    From time to time, St. Joe has been subject to legal proceedings and other claims arising in the ordinary course of business of the Mill. The Company believes that it is not presently a party to any litigation, the outcome of which could reasonably be expected to have a material adverse effect on its financial condition or results of operations. The Company maintains insurance coverage against claims in an amount which it believes to be adequate.

PROPERTIES

    The Company owns approximately 80 acres of land near Port St. Joe, Florida on which the Mill is located. As security for the Notes, the Company has granted the Trustee a mortgage on all of its real property and the improvements thereon. See "Description of New Notes--Security."

    The Company leased to Four M on a net lease basis a certain building located on its property for a nominal base rent per year.

EMPLOYEES

    As of June 30, 1996, the Mill had approximately 625 employees. Of such employees, three were engaged in administrative functions, three were engaged in sales and marketing, 34 were engaged in accounting, purchasing, personnel and security, 412 were engaged in operations and 173 were engaged in maintenance. One hundred and sixteen employees were salaried employees and 509 employees were paid on an hourly basis. Management believes that its employee relations are good.

    The hourly employees of the Company are represented by three international unions: the United Paperworkers International Union--Local 379, the International Brotherhood of Electrical Workers-- Local 875 and the International Association of Machinist and Aerospace Workers--Local 435. Since the Company has not assumed St. Joe's obligations under such collective bargaining agreements, the Company must negotiate new collective bargaining agreements covering such employees. There can be no assurance that the Company will be successful in renegotiating collective bargaining agreements relating to the employees at the Mill, or that the Company will not incur increased costs as a result of such negotiations. In addition, an extended interruption of operations at the Mill could have a material adverse effect on the Company's financial condition and results of operations.

                                   MANAGEMENT

    The following table sets forth certain information regarding the Company's executive officers and members of the Company's Management Oversight Committee, each of whom has served in the capacity set forth below since the Company's inception.

          NAME                AGE                              POSITION
------------------------      ---      --------------------------------------------------------
Harold D. Wright                  58   Chairman and Committee Member
Clinton G. Ames                   73   President
Green Long                        46   Chief Financial Officer and Treasurer
Roger W. Stone                    61   Committee Member
Arnold F. Brookstone              66   Committee Member
Dennis Mehiel                     54   Committee Member
Chris Mehiel                      56   Committee Member
Timothy D. McMillin               53   Committee Member

    HAROLD D. WRIGHT has been Senior Vice President and General Manager of Stone's North American Containerboard, Paper and Pulp division since January 1996. From 1991 to January 1996, he served as Vice President of Stone's U.S. Mill division. Mr. Wright has held various management positions in the containerboard and paper industry for more than 30 years.

    CLINTON G. AMES has been a Director of Four M since 1992 and has been Chief Executive Officer of Four M Paper Corporation, a subsidiary of Four M which operates a corrugating medium mill, since July 1995. From April 1994 through July 1995, Mr. Ames served as Four M's President, Chief Executive Officer and Chief Operating Officer. From 1990 to 1994, he served as the Chief Executive Officer of The Fonda Group, Inc. ("Fonda"), a subsidiary of Four M. From 1988 to 1990, Mr. Ames served as a consultant to Four M. Prior to joining Four M, Mr. Ames was with Inland Container Corporation for 19 years, commencing in 1968. In 1974, he became Inland's President and, in 1978, its Chief Executive Officer and Chairman, positions he held until he retired from Inland in 1987. Mr. Ames is also a Director of Bell Packaging Corporation.

    GREEN LONG has served as Controller of Stone's Hodge Mill since 1984. Mr. Long has been involved in the financial management of pulp and paper mills for more than 20 years.

    ROGER W. STONE has been the Chairman, President and Chief Executive Officer of Stone since 1979. He is also a Director of McDonald's Corporation, Morton International, Inc., Stone-Consolidated Corporation, Option Care, Inc. and Continere Corporation.

    ARNOLD F. BROOKSTONE retired from Stone in January 1996; he is now a consultant to Stone. Mr. Brookstone is a director of Stone-Consolidated Corporation, Donnelly Corporation, MFRI, Inc., Rembrandt Funds and Continere Corporation.

    DENNIS MEHIEL, a co-founder of Four M, has been the Chairman and Chief Executive Officer of Four M since 1977, except during a leave of absence from April 1, 1994 through July 1995. Mr. Mehiel is also the Chairman of Fonda and the MannKraft Corporation, a corrugated container manufacturer.

    CHRIS MEHIEL, a co-founder of Four M and the brother of Dennis Mehiel, has been Executive Vice President, Chief Operating Officer and a Director of Four M since September 1995. Mr. Mehiel was President of Fibre Marketing Group, Inc., a waste paper recovery business which he co-founded, from 1994 to January 1996. He is the President of the managing member of Fibre Marketing Group, LLC, the successor to Fibre Marketing Group, Inc. From 1993 to 1994, Mr. Mehiel served as President and Chief Operating Officer of MannKraft Corporation. From 1982 to 1992, Mr. Mehiel served as the President and Chief Operating Officer of Specialty Industries, Inc., a waste paper processing and box manufacturing company.

    TIMOTHY D. MCMILLIN has been a Director of Four M since 1983 and Senior Vice President and Chief Financial Officer of Four M since September 1995. From November 1994 to September 1995, he was Chairman of Executive Advisors, Inc., a consulting firm specializing in financial restructuring. From 1991 to 1994, Mr. McMillin was an independent strategic and financial consultant. Mr. McMillin spent over 25 years in the financial services industry and served in various capacities, including Executive Vice President, at Maryland National Bank, from 1965 to 1990. Mr. McMillin is a Director of EIL Instruments, Inc., a manufacturer and distributor of testing, measurement and energy control systems.

EXECUTIVE COMPENSATION

    No executive officer of the Company was paid any compensation by the Company during 1995. Clinton G. Ames is the only executive officer who is expected to earn more than $100,000 in total compensation in 1996. Mr. Ames' annual salary for 1996 is $150,000 plus a bonus, the amount of which has not yet been determined. The Company has no officer holding the title of Chief Executive
Officer. The Company does not at this time contemplate that any of its executives will be provided with stock options, restricted stock, stock appreciation rights, phantom stock or similar equity benefits.

                               SECURITY OWNERSHIP

    Each of Stone, through its wholly owned subsidiary SSJ Corporation, and Four M, through its wholly owned subsidiary Box USA Paper Corporation, beneficially own 50% of the membership interests of the Company. Each of SSJ Corporation and Box USA Paper Corporation owns 50% of the membership interests of Florida Coast Holding, which, in turn, owns a 99% membership interest in the Company. Florida Coast Paper Corporation, a wholly owned subsidiary of Florida Coast Holding, owns a 1% interest in the Company. The membership interests in the Company have been pledged to Stone as security for its $30.0 million loan to Florida Coast Holding. Dennis Mehiel currently owns all the outstanding common stock of Four
M. There is no person known to the Company to be the beneficial owner of more than 10% of Stone's common stock. Finance Corp. is a wholly-owned subsidiary of the Company. The following chart illustrates the ownership of the Company following the Acquisition:

                             [ORGANIZATIONAL CHART]

                       FLORIDA COAST MEMBERSHIP INTERESTS

    The following table sets forth the membership interests in the Company:

                                                                                      AS OF JUNE 30, 1996
                                                                         ----------------------------------------------
                                                                               NUMBER OF UNITS          PERCENTAGE OF
                      NAME AND ADDRESS OF MEMBER                          OF COMMON MEMBER INTEREST       OWNERSHIP
-----------------------------------------------------------------------  ---------------------------  -----------------
Florida Coast Paper Holding Co., L.L.C.(1).............................
  600 U.S. Highway 98
  Port St. Joe, FL 32456                                                             39,600                      99%
Florida Coast Paper Corporation........................................
  600 U.S. Highway 98
  Port St. Joe, FL 32456                                                                400                       1%

------------------------

(1) Each of SSJ Corporation, a wholly-owned subsidiary of Stone, and Box USA Paper Corporation, a wholly-owned subsidiary of Four M, owns a 50% interest in this limited liability company.

                            DESCRIPTION OF NEW NOTES

GENERAL

    The New Notes will be issued pursuant to an indenture (the "Indenture") between the Issuers and Norwest Bank Minnesota, National Association, as trustee (the "Trustee"). The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The New Notes are subject to all such terms, and Holders of New Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the Indenture, Collateral Documents and Registration Rights Agreement are available as set forth under "Available Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

    The New Notes will be senior secured obligations of the Issuers, will rank senior in right of payment to all subordinated indebtedness of the Issuers and will rank PARI PASSU in right of payment with all senior borrowings. See "--Security."

    Finance Corp. is a wholly owned subsidiary of the Company that was incorporated in Delaware for the purpose of serving as a co-issuer of the Notes. The Company believes that Holders of the New Notes may be restricted in their ability to purchase debt securities of limited liability companies, such as the Company, unless such debt securities are jointly issued by a corporation. Finance Corp. will not have any substantial operations or assets and will not have any revenues. As a result, Holders of the New Notes should not expect Finance Corp. to participate in servicing the interest and principal obligations on the New Notes. See "--Certain Covenants--Restrictions on Activities of Finance Corp."

SECURITY

    The New Notes will be secured by a first mortgage on all real property and improvements comprising the Mill and a first priority security interest in substantially all of the equipment of the Mill and certain other assets of the Company (but excluding, among other things, inventory and accounts receivable, and the proceeds thereof). The Company entered into a Mortgage, Security Agreement, Fixture Filing Statement and Assignment of Rents, Leases and Leasehold Interests (the "Mortgage") providing for the grant by the Company to the Trustee, as collateral agent (in such capacity, the "Collateral Agent") for the ratable benefit of the Holders of the Notes, of a mortgage in the land and the improvements thereon. The Company entered into a security agreement (the "Security Agreement") providing for the grant by the Company to the Collateral Agent for the ratable benefit of the Holders of the Notes of a first priority security interest in substantially all of the equipment and certain other assets of the Company. Such mortgage and security interests secure the payment and performance when due of all of the Obligations of the Issuers under the Indenture, the New Notes and the Collateral Documents. The Company has the right to grant a security interest in accounts receivable and inventory of the Company and any and all proceeds thereof to secure its obligations under any working capital facility which is a Qualifying Facility (as such term is defined in the Subordinated Credit Agreement).

    In the event that any Collateral is sold in accordance with the provisions of the Indenture and the Net Proceeds therefrom are applied in accordance with the terms of the covenant entitled "--Repurchase at Option of Holders--Asset Sales and Events of Loss," the Collateral Agent shall release the Liens in favor of the Collateral Agent in the Collateral sold; PROVIDED that the Collateral Agent shall have received from the Company an Officer's Certificate and an Opinion of Counsel that such Net Proceeds have been or will be so applied. Upon the full and final payment and performance of all Obligations of the Issuers under the Indenture, the New Notes and the Collateral Documents, the Collateral Documents shall terminate and the Collateral shall be released from the Lien of the applicable Collateral Document. If an Event of Default (as defined herein) has occurred and is continuing, the rights and remedies of the Trustee as Collateral Agent for the Holders of the New Notes with respect to the Collateral is as set forth in the Collateral Documents.

PRINCIPAL, MATURITY AND INTEREST

    The New Notes will be limited in aggregate principal amount to $165.0 million and will mature on June 1, 2003. Interest on the New Notes will accrue at the rate of 12 3/4% per annum and will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing on December 1, 1996, to Holders of record on the immediately preceding May 15 and November 15. Interest on the New Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of, premium and interest, if any, on the New Notes will be payable at the office or agency of the Issuers maintained for such purpose or, at the option of the Issuers, payment of interest, if any, may be made by check mailed to the Holders of the New Notes at their respective addresses set forth in the register of Holders of New Notes; PROVIDED that all payments with respect to New Notes to the Holders who have given wire transfer instructions to the Issuers will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Issuers, the Issuers' office or agency will be the office of the Trustee maintained for such purpose. The New Notes will be issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

    The New Notes will not be redeemable at the Issuers' option prior to June 1, 2000. Thereafter, the New Notes will be subject to redemption at the option of the Issuers, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below:

YEAR                                                                     PERCENTAGE
-----------------------------------------------------------------------  -----------
2000...................................................................    106.375%
2001...................................................................    103.188%
2002 and thereafter....................................................    100.000%

    Notwithstanding the foregoing, at any time prior to June 1, 1999, the Issuers may redeem up to one-third in aggregate principal amount of New Notes at a redemption price of 112.75% of the principal amount thereof, in each case plus accrued and unpaid interest, if any, thereon to the redemption date, with the net proceeds of a public offering of Capital Stock (other than Disqualified Stock) of the Company; PROVIDED that at least two-thirds in aggregate principal amount of the New Notes originally issued under the Indenture remain outstanding immediately after the occurrence of such redemption; and PROVIDED, further, that such redemption shall occur within 60 days after the date of the closing of such public offering of Capital Stock of the Company.

    In addition, upon the occurrence of a Change of Control prior to June 1, 2000, the Issuers, at their option, may redeem all, but not less than all, of the outstanding New Notes at a redemption price equal to 100% of the principal amount thereof plus the applicable Make-Whole Premium (a "Change of Control Redemption"). The Issuers shall give not less than 30 and not more than 60 days' notice (a "Change of Control Purchase Notice") of such redemption within ten days following a Change of Control. In the event that the Issuers give such notice, the Issuers shall not be obligated to make a Change of Control Offer as described under "--Repurchase at the Option of Holders--Change of Control."

SELECTION AND NOTICE

    If less than all of the New Notes are to be redeemed at any time, selection of New Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the New Notes are listed, or, if the New Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; PROVIDED that no New Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of New Notes to be redeemed at its registered address. If any New Note is to be redeemed in part only, the notice of redemption that relates to such New Note shall state the portion of the principal amount thereof to be redeemed. A new New Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original New Note. On and after the redemption date, interest ceases to accrue on New Notes or portions of them called for redemption.

MANDATORY REDEMPTION

    Except as set forth below under "--Repurchase at the Option of Holders," the Issuers are not required to make mandatory redemption or sinking fund payments with respect to the New Notes.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, unless the Issuers shall have delivered a Change of Control Purchase Notice as described above under "--Optional Redemption," each Holder of New Notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's New Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase (the "Change of Control Payment"). Within ten days following any Change of Control, the Issuers will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase New Notes pursuant to the procedures required by the Indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control.

    On the Change of Control Payment Date, the Issuers will, to the extent lawful, (1) accept for payment all New Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all New Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the New Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of New Notes or portions thereof being purchased by the Issuers. The Paying Agent will promptly mail to each Holder of New Notes so tendered the Change of Control Payment for such New Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new New Note equal in principal amount to any unpurchased portion of the New Notes surrendered, if any; PROVIDED that each such new New Note will be in a principal amount of $1,000 or an integral multiple thereof. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the New Notes to require that the Issuers repurchase or redeem the New Notes in the event of a takeover, recapitalization or similar transaction. The Issuers' ability to pay cash to the Holders of New Notes upon a repurchase may be limited by the Issuers' then existing financial resources.

    The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all New Notes validly tendered and not withdrawn under such Change of Control Offer.

    "CHANGE OF CONTROL" means the occurrence of any of the following: (i) the adoption of a plan relating to the liquidation or dissolution of the Company,
(ii) the loss, destruction, damage, condemnation, seizure, confiscation, requisition of the use or taking by exercise of the power of eminent domain or otherwise, of a substantial part of the assets comprising the Mill, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that (a) any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), other than Stone and its Subsidiaries or Four M and its Subsidiaries, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more of the voting interests in the Company than Stone and its

Subsidiaries or (b) Stone and its Subsidiaries are the "beneficial owners" (as such term is defined above) of less than 35% of the voting interests in the Company, (iv) the first day on which more than 50% of the members of the Management Committee are not Continuing Members or (v) the first day on which the Company fails to own 100% of the issued and outstanding Equity Interests of Finance Corp. For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring voting interests in the Company will be deemed to be a transfer of such portion of such voting interests as corresponds to the portion of the equity of such entity that has been so transferred.

    "CONTINUING MEMBER" means, as of any date of determination, any member of the Management Committee who (i) was a member of the Management Committee on the date of the Indenture or (ii) was either nominated for election to the Management Committee with the approval of at least 50% of the Continuing Members who were members of the Management Committee at the time of such nomination or election or was designated for election to the Management Committee by Stone or by Four M.

    ASSET SALES AND EVENTS OF LOSS

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in an Asset Sale unless (a) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration in respect of and concurrently with such Asset Sale of an amount that is at least equal to the fair market value of the relevant assets, as determined in good faith by the Management Committee, and (b) 75% of such consideration is in cash or Cash Equivalents. Within 270 days after the consummation of such Asset Sale, the Company may apply, or may cause the applicable Restricted Subsidiary to apply, all of the Net Proceeds therefrom, individually or in combination, (i) to purchase or otherwise invest in additional assets or (ii) to repay Indebtedness secured by such assets, PROVIDED that the lien securing such Indebtedness was permitted to be incurred by the Indenture. Any such Net Proceeds not so applied shall constitute "Excess Proceeds" and shall be applied to make an Excess Proceeds Offer in accordance with the terms described below.

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in a Collateral Asset Sale unless (a) such Collateral Asset Sale involves the Mill in its entirety, or involves Collateral with a fair market value not exceeding $10.0 million on the date of consummation of the sale thereof (a "Partial Collateral Asset Sale"); (b) the Company receives consideration in respect of and concurrently with such Collateral Asset Sale at least equal to the fair market value of such Collateral; (c) with respect to each such Collateral Asset Sale, the Company delivers an Officers' Certificate to the Trustee dated no more than 30 days prior to the date of consummation of the relevant Collateral Asset Sale, certifying that (i) such sale complies with clauses (a) and (b) above, (ii) the fair market value of the Collateral being sold was determined in good faith by the Management Committee (whose determination was based on the opinion of a nationally recognized qualified independent appraiser prepared contemporaneously with such Collateral Asset Sale and which opinion will be evidenced by an opinion letter of the independent appraiser and attached to the Officers' Certificate) as evidenced by copies of a resolution of the Management Committee adopted in respect of and concurrently with such Collateral Asset Sale; (d) in the case of a Partial Collateral Asset Sale, the opinion letter of such independent appraiser pursuant to clause (c) above states that, excluding the fair market value of the portion of the Collateral being sold, the aggregate fair market value of the portion of such Collateral not being sold will not be less than the aggregate fair market value of such portion of such Collateral prior to the sale of, and prior to the release of the Lien of the Trustee, pursuant to the applicable security document, on the portion of the Mill; (e) 100% of such consideration is in cash or Cash Equivalents; and (f) the Net Proceeds therefrom shall be paid directly by the purchaser thereof to the Trustee, pursuant to the applicable security document, as additional Collateral. The Net Proceeds of all Asset Sales will promptly and without commingling be deposited with the Trustee in the form received to be held by the Trustee as Collateral in the Asset Sale Account until applied as permitted pursuant to this paragraph. In the case of a Partial Collateral Asset Sale, the Company, within 270 days from the date of consummation of a Partial Collateral Asset Sale, may apply all of the Net Proceeds therefrom to purchase or otherwise invest in Replacement Collateral. Any such Net Proceeds not so applied shall constitute "Excess Proceeds" and shall be applied to make an Excess Proceeds Offer in accordance with the terms of the last paragraph of this covenant. In the case of a Collateral Asset Sale other than a Partial

Collateral Asset Sale, the Company shall comply with the covenant entitled "Merger, Consolidation, or Sale of Assets" and all of the Net Proceeds therefrom shall constitute "Excess Proceeds" and shall be applied to make an Excess Proceeds Offer in accordance with the terms described below.

    The Indenture provides that if the Company suffers an Event of Loss, (a) the Net Proceeds therefrom shall be paid directly by the party providing such Net Proceeds to the Trustee, pursuant to the applicable Collateral Document as additional Collateral, (b) such Net Proceeds shall promptly and without commingling be deposited with the Trustee in the form received to be held by the Trustee as Collateral in the Event of Loss Account until applied as permitted pursuant to this paragraph and (c) the Company shall take such actions, at its sole expense, as may be required to ensure that the Trustee, pursuant to the applicable Collateral Document, has from the date of such deposit a first ranking Lien (subject to Permitted Liens) on such Net Proceeds pursuant to the terms of the applicable Collateral Document. Within 270 days of receipt of the Net Proceeds from any such Event of Loss, the Company may apply all of the Net Proceeds received therefrom, together with all interest earned thereon, individually or in combination, (i) to purchase or otherwise invest in Replacement Collateral or (ii) to restore the relevant Collateral. In the event that the Company elects to restore the relevant Collateral pursuant to the foregoing clause (b)(ii), within six months of receipt of such Net Proceeds from an Event of Loss, the Company shall (x) give the Trustee irrevocable written notice of such election and (y) enter into a binding commitment to restore such Collateral, a copy of which shall be supplied to the Trustee, and shall have 24 months from the date of such binding commitment to complete such restoration, which shall be carried out with due diligence. Any such Net Proceeds not so applied shall constitute "Excess Proceeds" and shall be applied to make an Excess Proceeds Offer in accordance with the terms of the last paragraph of this covenant.

    Under the terms of the Indenture, in the event that the Company decides pursuant to the third sentence of the second paragraph of this covenant or clause (i) of the preceding paragraph to apply any portion of the Net Proceeds from a Collateral Asset Sale or Event of Loss, respectively, to purchase or otherwise invest in Replacement Collateral, (i) the Company shall deliver an Officers' Certificate to the Trustee dated no more than 30 days prior to the date of consummation of the relevant investment in Replacement Collateral, certifying that the purchase price for the amount of the investment in Replacement Collateral does not exceed the fair market value of such Replacement Collateral as determined in good faith by the Management Committee (whose determination shall be based on the opinion of a qualified independent appraiser prepared contemporaneously with such consummation of the purchase of or investment in the Replacement Collateral and which opinion will be evidenced by an opinion letter of the independent appraiser and attached to the Officers' Certificate), as evidenced by copies of a resolution of the Management Committee adopted in respect of and concurrently with the investment in such Replacement Collateral; and (ii) the Company shall take such actions, at its sole expense, as shall be required to permit the Trustee, pursuant to the applicable Collateral Document, to release such Net Proceeds from the Lien of the applicable Collateral Document and to ensure that the Trustee has, from the date of such purchase or investment, a first ranking Lien (subject to Permitted Liens on such Collateral) on such Replacement Collateral under the applicable Collateral Document.

    When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all Holders of New Notes (an "Excess Proceeds Offer") to purchase the maximum principal amount of New Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of New Notes tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of New Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the New Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero. The Trustee shall continue to have and the Company shall grant to the Trustee on behalf of the Holders a first priority Lien on any properties or assets acquired with the Net Proceeds of any such Asset Sale or Event of Loss on the terms set forth in the Indenture and the Collateral Documents.

CERTAIN COVENANTS

    RESTRICTED PAYMENTS

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Wholly Owned Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company); (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the New Notes, except at final maturity; (iv) make any payment of cash interest on any subordinated debt permitting payment of interest with securities subordinated to the New Notes; (v) make the payment of cash interest on, or principal of, any Indebtedness incurred pursuant to clause (xiii) of the second paragraph of the covenant entitled "--Incurrence of Indebtedness"; or (vi) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (vi) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted
Payment:

        (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

        (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under caption "--Incurrence of Indebtedness"; and

        (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2) - (5), but including Restricted Payments permitted by clauses
    (1) and (6), of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
    (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment.

    The foregoing provisions will not prohibit: (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (2) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph;

(3) the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (4) so long as the Company is a limited liability company and no Default or Event of Default shall have occurred and be continuing, distributions in respect of members' income tax liability in an amount not to exceed the Tax Amount (each such distribution, a "Tax Distribution"); (5) the repayment of borrowings under the Liquidity Facility; and (6) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement; PROVIDED that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $500,000 in any twelve-month period plus the aggregate cash proceeds received by the Company during such twelve-month period from any reissuance of Equity Interests by the Company to members of management of the Company and its Restricted Subsidiaries; and no Default or Event of Default shall have occurred and be continuing immediately after such transaction.

    The Company may designate any Restricted Subsidiary, other than Finance Corp., to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (x) the net book value of such Investments at the time of such designation, (y) the fair market value of such Investments at the time of such designation and (z) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

    The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Management Committee set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

    INCURRENCE OF INDEBTEDNESS

    The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock; PROVIDED, HOWEVER, that the Company may incur Indebtedness (including Acquired
Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.5 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

    The foregoing provisions will not apply to:

        (i) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness in respect of the Liquidity Facility in an aggregate principal amount at any time outstanding not to exceed $20.0 million;

        (ii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

       (iii) the incurrence by the Company of Indebtedness represented by the Notes;

        (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount not to exceed $10.0 million at any time outstanding;

        (v) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Restricted Subsidiary; PROVIDED that such Indebtedness was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by the Company or one of its Restricted Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by the Company or one of it Restricted Subsidiaries; and PROVIDED FURTHER that the principal amount (or accreted value, as applicable) of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (v), does not exceed $10.0 million;

        (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture to be incurred;

       (vii) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; PROVIDED, HOWEVER, that (1) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinate to the payment in full of all Obligations with respect to the New Notes and (2)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

      (viii) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding;

        (ix) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt; PROVIDED, HOWEVER, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company;

        (x) Indebtedness incurred by the Company to finance the construction of environmental-related capital projects of the Company or its Restricted Subsidiaries, PROVIDED that the aggregate amount of Indebtedness incurred pursuant to this clause (x) does not exceed $30.0 million;

        (xi) the incurrence by the Company of Indebtedness represented by the Seller Note;

       (xii) Indebtedness of the Company in addition to that described in clauses (i) through (xi) above so long as the aggregate principal amount of all such Indebtedness incurred under this clause (xii) shall not exceed $20.0 million at any one time outstanding; and

      (xiii) Indebtedness to Stone or Four M in an aggregate amount not to exceed $25.0 million, PROVIDED that (a) such Indebtedness is subordinated in right of payment to the New Notes at least to the extent of the Indebtedness pursuant to the Subordinated Credit Facility as in effect on the date of the Indenture, (b) such Indebtedness contains no events of default or remedies other than those contained in the

    Subordinated  Credit Facility as in effect on  the date of the Indenture and
    (c) such Indebtedness has a Weighted Average Life to Maturity greater than the Weighted Average Life to Maturity of the New Notes.

    LIENS

    The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the Indenture and the New Notes, (c) applicable law, (d) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, PROVIDED that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred and, in any event, the Consolidated Cash Flow of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the Indenture, (e) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (f) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause
(iii) above on the property so acquired, or (g) Permitted Refinancing Indebtedness, PROVIDED that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

    MERGER, CONSOLIDATION, OR SALE OF ASSETS

    The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the survivor or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the New Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge

Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness." For purposes of the Indenture, a sale by the Company of the Mill, or substantially all the assets of the Mill, shall be deemed to be a sale of substantially all of the assets of the Company.

    Notwithstanding the foregoing, the Company is permitted to reorganize as a corporation in accordance with the procedures established in the Indenture, PROVIDED that the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that such reorganization is not adverse to the Holders of New Notes (it being recognized that such reorganization shall not be deemed materially adverse to the Holders of New Notes solely because (i) of the accrual of deferred tax liabilities resulting from such reorganization or (ii) the successor or surviving corporation (A) is subject to income tax as a corporate entity or (B) is considered to be an "includible corporation" of an affiliated group of corporations within the meaning of Section 1504(a) of the Code or any similar state or local law) and certain other conditions are satisfied.

    ISSUANCES AND SALES OF CAPITAL STOCK OF WHOLLY OWNED RESTRICTED SUBSIDIARIES

    The Indenture provides that the Company (i) will not, and will not permit any of its Wholly Owned Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Restricted Subsidiary of the Company to any Person (other than the Company or another Wholly Owned Restricted Subsidiary), unless such transfer, conveyance, sale, lease or other disposition (a) is of all the Capital Stock of such Wholly Owned Restricted Subsidiary and (b) complies with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales and Events of Loss" and (ii) will not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if required by law, shares of Capital Stock constituting directors' qualifying shares of a Subsidiary that is organized outside of the United States) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company.

    TRANSACTIONS WITH AFFILIATES

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Management Committee set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by the unanimous vote of the Management Committee and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing with total assets in excess of $1.0 billion; PROVIDED that (1) any employment agreement entered into by the Company or any of its Restricted
Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, (2) transactions between or among the Company and/or its Restricted Subsidiaries, (3) transactions pursuant to the Output Purchase Agreement, the Stone Procurement Agreement, the Liquidity Facility and the Indemnification Reimbursement Agreement, in each case as in effect on the date of the Indenture, and the Waste Paper Supply Agreement to be entered into subsequent to that date, (4) the lease by Box USA Group, Inc. of the corrugator facility owned by the Company (the "Box USA Lease") and (5) Restricted Payments and Permitted Investments that are permitted by the provisions of the Indenture described above under the caption "--Certain Covenants--Restricted Payments," in each case, shall not be deemed Affiliate Transactions.

    SUBSIDIARY GUARANTEES

    The Indenture provides that if the Company or any of its Subsidiaries shall acquire or create a Subsidiary after the date of the Indenture, then such newly acquired or created Subsidiary shall execute a Subsidiary Guarantee, a Contribution Agreement, a Security Pledge Agreement and a Subsidiary Security Agreement and deliver an opinion of counsel in accordance with the terms of the Indenture; PROVIDED, that this covenant shall not apply to all Subsidiaries that have been properly designated as Unrestricted Subsidiaries in accordance with the Indenture for so long as they continue to constitute Unrestricted
Subsidiaries. The Notes will be jointly and severally guaranteed by any such newly acquired or created Subsidiary and the obligations of such Subsidiary will be full and unconditional.

    BUSINESS ACTIVITIES

    The  Company will not, and will not  permit any Subsidiary to, engage in any
business  other  than  the  paper  manufacturing  business  and  such   business
activities as are incidental or related thereto.

    RESTRICTIONS ON ACTIVITIES OF FINANCE CORP.

    In addition to the other restrictions set forth in the Indenture, the Indenture provides that Finance Corp. may not hold any material assets, become liable for any material obligations or engage in any significant business activities; PROVIDED that Finance Corp. may be a co-obligor with respect to Indebtedness if the Company is a primary obligor of such Indebtedness and the net proceeds of such Indebtedness are retained by the Company or loaned to one or more of the Company's Restricted Subsidiaries other than Finance Corp.

    MAINTENANCE OF LIQUIDITY FACILITY

    The Indenture provides that the Company shall maintain the Liquidity Facility which permits borrowings by the Company of an aggregate of not less than $20.0 million in existence at all times and shall enforce its rights under the Liquidity Facility.

    PAYMENTS FOR CONSENT

    The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any New Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the New Notes unless such consideration is offered to be paid or is paid to all Holders of the New Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

    REPORTS

    The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any New Notes are outstanding, the Company will furnish to the Holders of New Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its Restricted Subsidiaries and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, if required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any New Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

    EVENTS OF DEFAULT AND REMEDIES

    The  Indenture provides that  each of the following  constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, if any, the New Notes; (ii) default in payment when due of the

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
principal of or premium, if any, on the New Notes; (iii) failure by the Company to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control," "--Repurchase at the Option of Holders--Asset Sales and Events of Loss," "--Certain Covenants--Restricted Payments," "--Certain Covenants--Maintenance of Liquidity Facility" or "--Certain Covenants--Incurrence of Indebtedness"; (iv) failure by the Company for 30 days after notice to comply with any of its other agreements in the Indenture or the New Notes; (v) default by any party under the Output Purchase Agreement or the Subordinated Credit Agreement, which default remains uncured for 30 days; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vii) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (viii) breach by the Company or any Subsidiary of any material representation or warranty set forth in any Collateral Document, or default by the Company or any Subsidiary in the performance of any covenant set forth in any Collateral Document (after giving effect to any applicable grace or cure periods), or repudiation by the Company or any Subsidiary of its obligations under any Collateral Document, or any Collateral Document shall be held in any judicial proceeding to be unenforceable or invalid or cease for any reason to be in full force and effect; (ix) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and (x) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries.

    If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding New Notes may declare all the New Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding New Notes will become due and payable without further action or notice. Holders of the New Notes may not enforce the Indenture or the New Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding New Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the New Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

    In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the New Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the New Notes. If an Event of Default occurs prior to June 1, 2000 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the New Notes prior to June 1, 2000, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the New Notes.

    The Holders of a majority in aggregate principal amount of the New Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the New Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the New Notes.

    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF MANAGERS, OFFICERS, EMPLOYEES AND MEMBERS

    No manager, officer, employee, incorporator or member of the Company or Finance Corp., as such, shall have any liability for any obligations of the Issuers under the New Notes, the Indenture or the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of New Notes by accepting a New Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding New Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding New Notes to receive payments in respect of the principal of, and premium and interest, if any, on such New Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the New Notes concerning issuing temporary New Notes, registration of New Notes, mutilated, destroyed, lost or stolen New Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the New Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Certain Covenants--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the New Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the New Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest, if any, on the outstanding New Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the New Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant

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Defeasance had not  occurred; (iv)  no Default or  Event of  Default shall  have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of New Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange New Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any New Note selected for redemption. Also, the Company is not required to transfer or exchange any New Note for a period of 15 days before a selection of New Notes to be redeemed.

    The registered Holder of a New Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indenture and the New Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the New Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Notes), and any existing default or compliance with any provision of the Indenture or the New Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding New Notes (including consents obtained in connection with a tender offer or exchange offer for New Notes). In addition, the Collateral Documents, the Subordinated Credit Agreement and the Output Purchase Agreement may not be amended or supplemented without the consent of the Holders of at least a majority in principal amount of the New Notes then outstanding and any existing default or compliance with any provision of the Collateral Documents, the Subordinated Credit Agreement and the Output Purchase Agreement may not be waived without the consent of the Holders of a majority in principal amount of the then outstanding New Notes.

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any New Notes held by a non-consenting Holder): (i) reduce the principal amount of New Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any New Note or alter the provisions with respect to the redemption of the New Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any New Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the New Notes (except a rescission of acceleration of the New Notes by the Holders of at least a majority in aggregate principal amount of the New Notes and a waiver of the payment default that resulted from such acceleration),
(v) make any New Notes payable in money other than that stated in the New Notes,
(vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of New Notes to receive payments of principal of or premium, if any, or interest on the New Notes, (vii) waive a redemption payment with respect to any New Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"), (viii) consent to a release of

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
the security interest in the Collateral or make any change in the provisions of the Indenture or the Collateral Documents relating to the security interest of the Trustee in Collateral or (ix) make any change in the foregoing amendment and waiver provisions.

    Notwithstanding the foregoing, without the consent of any Holder of New Notes, the Company and the Trustee may amend or supplement the Indenture, the New Notes, the Collateral Documents, the Subordinated Credit Agreement or the Output Purchase Agreement to cure any ambiguity, defect or inconsistency, to provide for uncertificated New Notes in addition to or in place of certificated New Notes, to provide for the assumption of the Company's obligations to Holders of New Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of New Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to provide for additional collateral to secure the New Notes or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment from claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days and apply to the Commission for permission to continue or resign.

    The Holders of a majority in principal amount of the then outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of New Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

BOOK-ENTRY, DELIVERY AND FORM

    The New Notes to be resold as set forth herein will initially be issued in the form of one Global Note (the "Global Note"). The Global Note will be deposited on the closing date of the Exchange Offer with, or on behalf of, the Depositary and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

    New Notes that are issued as described below under the caption "--Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer of Certificated Securities, such Certificated Securities may, unless the Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of New Notes being transferred.

    The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

    The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Note and (ii) ownership of the New Notes evidenced by the

                                       64
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Global Note will  be shown on,  and the  transfer of ownership  thereof will  be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer New Notes evidenced by the Global Note will be limited to such extent.

    So long as the Global Note Holder is the registered owner of any New Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any New Notes evidenced by the Global Note. Beneficial owners of New Notes evidenced by the Global Note will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the New Notes.

    Payments in respect of the principal of, premium, if any, and interest, on any New Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names New Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of New Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of New Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFICATED SECURITIES

    Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for New Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of New Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, New Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related New Notes.

    Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of New Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

SAME-DAY SETTLEMENT AND PAYMENT

    The Indenture requires that payments in respect of the New Notes represented by the Global Note (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, and interest, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the New Notes represented by the Global Note are expected to be eligible to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such New Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

    The Company and the Initial Purchaser entered into the Registration Rights Agreement dated May 30, 1996. Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the New Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for New Notes. If the Company does not meet its obligations under the Registration Rights Agreement, it may be required to pay Liquidated Damages to holders of Old Notes.

    Holders of New Notes are not entitled to any registration rights with respect to the New Notes. The Company agrees for a period of 270 days from the effective date of this Prospectus to make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any New Notes. The Registration Statement of which this Prospectus is a part constitutes the registration statement for the Exchange Offer which is the subject of the Registration Rights Agreement. Upon the closing of the Exchange Offer, subject to certain limited exceptions, Holders of untendered Old Notes will not retain any rights under the Registration Rights Agreement.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED DEBT" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED that beneficial ownership of 10.0% or more of the voting securities of a Person shall be deemed to be control.

    "ASSET SALE" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback), other than sales of inventory in the ordinary course of business consistent with past practices, the sale of the real estate and other assets subject to the Box USA Lease and the sale of certain real estate to St. Joe pursuant to an option related thereto and (ii) the issue or sale of Equity Interests in any of the Company's Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, (ii) a Collateral Asset Sale and (iii) a Restricted Payment that is permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments" will not be deemed to be Asset Sales.

    "ASSET SALE ACCOUNT" means a cash collateral account in which the Net Proceeds from Asset Sales shall be deposited pursuant to the Indenture.

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
    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means  (i) in the  case of a  corporation, corporate  stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CASH EQUIVALENTS" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Corporation and in each case maturing within six months after the date of acquisition.

    "CODE" means the Internal Revenue Code of 1986.

    "COLLATERAL" means the Mill and all other property and assets that from time to time secures the New Notes pursuant to the Indenture and the Collateral Documents.

    "COLLATERAL ASSET SALE" means any direct or indirect sale, conveyance, lease, transfer or other disposition, including, without limitation, by means of an amalgamation, merger, consolidation or similar transaction (each, a "Disposition"), or a series of related Dispositions by the Company or any of its Restricted Subsidiaries involving the Collateral, other than (a) the sale of machinery, equipment, furniture, apparatus, tools or implements or other similar property that may be defective or may have become worn out or obsolete or no longer used or useful in the operation of the Mill, the aggregate fair market value of which does not exceed $1.0 million in any year; (b) the sale or lease of undeveloped land on the premises of the Mill with a value not in excess of $1.0 million which will be dedicated to the construction and/or installation of environmental control equipment required under applicable law; (c) the sale of equipment that has been replaced by equipment of substantially equal value in an alteration or improvement made at the Mill; and (d) a Disposition permitted pursuant to the "Merger, Consolidation, or Sale of Assets" covenant. A Collateral Asset Sale shall not include the requisition of title to or the seizure, condemnation, forfeiture or casualty of any Collateral.

    "COLLATERAL DOCUMENTS" means the Mortgage, the Security Agreement and any other agreements, instruments, financing statements or other documents that evidence or set forth the Lien of the Trustee in the Collateral, including, without limitation, any Subsidiary Guarantee, Subsidiary Pledge Agreement and Subsidiary Security Agreement executed pursuant to the terms of the Indenture.

    "CONSOLIDATED CASH FLOW" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with a sale of assets not in the ordinary course of business (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits or the Tax Amount of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes or Tax Amount was included in computing such Consolidated Net Income, plus
(iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and

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other  fees and  charges incurred  in respect  of letter  of credit  or bankers'
acceptance  financings,  and   net  payments  (if   any)  pursuant  to   Hedging
Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization was deducted in computing such Consolidated Net Income, in each
case,   on  a  consolidated  basis  and  determined  in  accordance  with  GAAP.
Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof,
(ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries.

    "CONSOLIDATED NET WORTH" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common equity holders of such Person and its consolidated Restricted Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred equity (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends or other distributions unless such dividends or other distributions may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred equity, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Restricted Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the First Mortgage Notes mature.

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
    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EVENT OF LOSS" means (i) the loss or destruction of or damage to any assets, other than inventory, of the Company or any of its Restricted Subsidiaries, (ii) the condemnation, seizure, confiscation, requisition of the use or taking by exercise of the power of eminent domain or otherwise of any assets of the Company or any of its Restricted Subsidiaries or (iii) any consensual settlement in lieu of any event listed in clause (ii), in each case whether in a single event or a series of related events, that results in Net Proceeds from all sources in excess of $1.0 million.

    "EVENT OF LOSS ACCOUNT" means a cash collateral account in which the Net Proceeds from Events of Loss shall be deposited pursuant to the Indenture.

    "EXISTING   INDEBTEDNESS"  means   Indebtedness  of  the   Company  and  its
Subsidiaries (other than Indebtedness under the Liquidity Facility) in existence on the date of the Indenture, until such amounts are repaid.

    "FIXED CHARGE COVERAGE RATIO" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above,
(i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and the Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

    "FIXED CHARGES" means, with respect to any Person for any period, the sum of
(i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments or other distributions on any series of preferred equity of such Person, other than dividend payments or distributions on preferred equity of the Company paid solely in additional shares of such preferred equity, times
(b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person (or, in the case of a Person that is a partnership or limited liability company, the Tax Rate), expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

    "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

    "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

    "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "LIQUIDITY FACILITY" means the Subordinated Credit Agreement and any Qualifying Facilities (as such term is defined in the Subordinated Credit Agreement).

    "MAKE-WHOLE PREMIUM" with respect to a New Note means an amount equal to the greater of (i) 106.375% of the outstanding principal amount of such New Note and
(ii) the excess of (A) the present value of the remaining interest, premium and principal payments due on such New Note as if such Note was redeemed on June 1, 2000, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the outstanding principal amount of such New Note.

    "MANAGEMENT COMMITTEE" means (i) for so long as the Company is a limited liability company, the Management Oversight Committee of the Company and (ii) otherwise the board of directors of the Company.

    "MILL" means the real property described in the Mortgage, the linerboard mill located thereon and all other property and assets related thereto, all as described in the Mortgage and all property and assets constituting Replacement Collateral.

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
    "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes or Tax Distributions on such gain (but not loss), realized in connection with (a) any sale of assets not in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted
Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes or Tax Distributions on such extraordinary or nonrecurring gain (but not loss) and (iii) in the case of any person that is a limited liability company or a partnership, the Tax Amount for such period.

    "NET PROCEEDS" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale or Event of Loss (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale or Event of
Loss), net of the direct costs relating to such Asset Sale or Event of Loss (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes or Tax Distributions paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale or Event of Loss and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

    "NON-RECOURSE DEBT" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the New Notes being offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

    "OBLIGATIONS"    means   any    principal,   interest,    penalties,   fees,
indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "PERMITTED INVESTMENTS" means (a) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company; (b) any Investment in Cash Equivalents; and (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Restricted Subsidiary of the Company and a Guarantor or
(ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company.

    "PERMITTED LIENS" means (i) Liens securing the New Notes; (ii) Liens on inventory and accounts receivable and proceeds thereof and certain related assets securing the Liquidity Facility; (iii) Liens in favor of the Company;
(iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; PROVIDED that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (v) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; PROVIDED that such Liens were in existence prior to the contemplation of such acquisition; (vi) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vii) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of the second paragraph of the covenant entitled "-- Certain Covenants -- Incurrence of Indebtedness" covering only the assets acquired with such Indebtedness; (viii) Liens

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
existing on the date of the Indenture; (ix) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (x) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $2.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary; (xi) the Lien of the Box USA Lease; (xii) the Liens of the Option Agreement and the Warehouse Agreement, in each case as such terms are defined in the Mortgage; (xiii) exceptions to title set forth in Title Policy No. A02-064331 issued by Commonwealth Land Title Insurance Company; and (xiv) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries.

    "PERMITTED REFINANCING DEBT" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; PROVIDED that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable fees and expenses incurred in connection therewith); (ii) such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the New Notes, such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the New Notes on terms at least as favorable to the Holders of New Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "REPLACEMENT COLLATERAL" means, at any relevant date in connection with a Collateral Asset Sale or Event of Loss, assets used in the linerboard business other than the Collateral, which on such date, (a) constitute similar assets to Collateral disposed of or destroyed (and do not constitute Capital Stock of any Person), (b) are acquired by the Company at a purchase price which does not exceed the fair market value of such Replacement Collateral (as determined, in the case of each of (a) and (b), in good faith by the Management Committee, on the basis of the written opinion of a qualified independent appraiser or financial advisor prepared contemporaneously with such purchase) and made available to the Trustee, (c) are free and clear of all Liens other than Permitted Liens, and (d) is subject to the Collateral Documents.

    "RESTRICTED   INVESTMENT"  means  an  Investment   other  than  a  Permitted
Investment.

    "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

    "SELLER NOTE" means that certain Indebtedness issued by the Company pursuant to the Asset Purchase Agreement in an aggregate principal amount not to exceed $10.0 million.

    "SIGNIFICANT SUBSIDIARY" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

    "SUBORDINATED CREDIT AGREEMENT" means the Subordinated Credit Agreement, dated the date of the Indenture, among the Company, Stone and Four M.

    "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

    "TAX AMOUNT" means, with respect to any Person for any period, the combined federal, state and local taxes that would be paid by such Person if it were a Delaware corporation filing separate tax returns with respect to its Taxable Income for such Period; PROVIDED, HOWEVER, that in determining the Tax Amount, the effect thereon of any net operating loss carryforwards or other carryforwards or tax attributes, such as alternative minimum tax carryforwards, that would have arisen if such Person were a Delaware corporation shall be taken into account. Notwithstanding anything to the contrary, Tax Amount shall not include taxes resulting from such Person's reorganization or change in the status as a corporation.

    "TAX DISTRIBUTION" means a distribution in respect of members' income tax liability in an amount not to exceed the Tax Amount.

    "TAX RATE" means the combined federal, state and local tax rate applicable to a Delaware corporation filing separate tax returns with respect to its Taxable Income.

    "TAXABLE INCOME" means, with respect to any Person for any period, the taxable income or loss of such Person (or, with respect to a Tax Distribution, the taxable income or loss of the Company allocated to such Person) for such period for federal income tax purposes; PROVIDED, HOWEVER, that all items of income, gain, loss or deduction required to be stated separately pursuant to
Section 703(a)(1) of the Code shall be included in taxable income or loss; PROVIDED, FURTHER, HOWEVER, that (i) any basis adjustment made in connection with an election under Section 754 of the Code shall be disregarded and (ii) such taxable income shall be increased or such taxable loss shall be decreased by the amount of any interest expense incurred by such Person that is not treated as deductible for federal income tax purposes by a partner or member of such Person.

    "TREASURY RATE" means the yield to maturity at the time of the computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519)), which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the then remaining average life of the series of New Notes for which a Make-Whole Premium is being calculated; PROVIDED, HOWEVER, that if the average life of such note is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life of such Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

    "UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary, other than Finance Corp., that is designated by the Company as an Unrestricted Subsidiary pursuant to a resolution of the Management Committee, but only to the extent that such
Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; (e) has at least one director on its board of directors that is not a member of the Management Committee or an executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a member of the Management Committee or an executive officer of the Company or any of its

Restricted Subsidiaries; and (f) does not own any Collateral. Any such designation by the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Management Committee giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness," the Company shall be in default of such covenant). The Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness," and (ii) no Default or Event of Default would be in existence following such designation.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is a general summary of the material federal income tax consequences expected to result to Holders of the Notes. This discussion is based on laws, regulations, rulings and judicial decisions now in effect, all of which are subject to change. Any such change could be retroactive in effect.

    This discussion does not cover all aspects of federal income taxation that may be relevant to a particular Holder in light of such Holder's individual investment circumstances or to Holders that may be subject to special tax treatment (such as life insurance companies, financial institutions, tax-exempt organizations (including qualified pension or profit sharing plans and foreign taxpayers)), and no aspect of foreign, state or local taxation is addressed. This discussion is limited to Holders who hold their Notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). EACH HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR FOR THE FEDERAL AND STATE INCOME AND OTHER TAX CONSEQUENCES PECULIAR TO SUCH HOLDER ARISING FROM HOLDING OR DISPOSING OF THE NOTES.

LEGAL OPINIONS

    At the Closing, the Company received an opinion from Kramer, Levin, Naftalis & Frankel, counsel to the Company, as to the material federal tax issues described in the following two paragraphs. The opinion of such counsel was based on currently applicable law, which is subject to change, on the facts and circumstances in existence at the closing, and on the continuing accuracy of certain representations to be made by the Company. An opinion of counsel is not binding on the Internal Revenue Service (the "IRS") and no ruling will be requested from the IRS on any issues described herein.

    First, in the opinion of counsel, the Company should be treated as a partnership and not a corporation for federal income tax purposes. The Company will report as a partnership for federal income tax purposes.

    Second, in the opinion of such counsel, the Notes should constitute debt and not equity for federal income tax purposes. The Company intends to take that position.

INTEREST

    Holders will be required to report interest income for federal income tax purposes for any interest earned on the Notes in accordance with their method of tax accounting. Although not free from doubt, any Liquidated Damages paid with respect to an Old Note as a result of the Issuers' failure to comply with their obligations under the Registration Rights Agreement should generally be taxable to a Holder as ordinary income in accordance with their method of tax accounting.

SALE, REDEMPTION AND MATURITY OF THE NOTES

    A Holder will recognize gain or loss, if any, on the sale, redemption or maturity of a Note equal to the difference between the fair market value of all consideration received (excluding amounts received that are attributable to accrued and unpaid interest, which amounts must be included as ordinary interest income) upon such sale, redemption or maturity of the Notes and such Holder's adjusted tax basis in the Notes. Except to the extent of any previously unrecognized accrued market discount, discussed below, such gain or loss will be capital gain or loss.

    Generally, a Holder who purchases Notes subsequent to original issuance at a "market discount" (I.E., at a price below the stated redemption price at maturity) must treat gain recognized on the disposition of such Notes as ordinary income to the extent market discount accrued while the debt instrument was held by such Holder, unless such Holder made an election to include such market discount in income as it accrued. Such an election would apply to all market discount obligations acquired on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

    Holders who purchase Notes subsequent to original issuance should consult their own tax advisors regarding the amount of any market discount accrued with respect to Notes held by them.

BACKUP WITHHOLDING

    A Holder of Notes may be subject to backup withholding at the rate of 31% with respect to interest paid on, or gross proceeds from, the sale of the Notes, unless such Holder (a) is a corporation or comes within certain other exempt categories or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A Holder who does not provide the Company with its correct taxpayer identification number may be subject to penalties imposed by the IRS.

    The Company will report to the Holders and the IRS the amount of any "reportable payments" (including any interest paid) and any amount withheld with respect to the Notes during the calendar year.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the Holder's federal income tax liability, provided that the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

    Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Issuers believe that New Notes issued pursuant to the Exchange Offer to an Eligible Holder in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such Eligible Holder (other than (i) a broker-dealer who purchased the Old Notes directly from the Issuers for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act, or (ii) a person that is an affiliate of the Issuers within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Eligible Holder is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the New Notes.

    Each broker-dealer that holds Old Notes which were acquired for its own account as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Issuers or an affiliate of the Issuers), may exchange the Old Notes for New Notes in the Exchange Offer. However, such broker-dealer may be deemed an "underwriter" within the meaning of the Securities Act and, therefore, must deliver a prospectus in connection with any resales of the New Notes received by such broker-dealer in the Exchange Offer. This prospectus delivery requirement may be satisfied by delivery of this Prospectus, as it may be amended or supplemented from time to time. The Issuers have agreed that they will provide sufficient copies of the latest version of the Prospectus to broker-dealers promptly upon request at any time during the 270 day period following the effective date of this Prospectus to facilitate such resales.

    The Issuers will not receive any proceeds from any sale of the New Notes by broker-dealers. New Notes received by broker-dealers for their own accounts pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    By acceptance of the Exchange Offer, each broker-dealer and Holder that receives the New Notes pursuant to the Exchange Offer hereby agrees to notify the Issuers prior to using the Prospectus in connection with the sale or transfer of New Notes, and each broker-dealer and Holder agrees that upon receipt of any notice from the Issuers of the existence of any fact or the happening of any event that makes any statement of a material fact in the Prospectus, or any amendment or supplement hereto, or any document incorporated herein by reference untrue or requires the making of any additions or changes in the Prospectus (the "Notice"), such broker-dealer or Holder will forthwith discontinue the disposition of the New Notes until such broker-dealer or Holder
(i) receives copies of a supplemental prospectus or (ii) is advised in writing by the Issuers that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings that are incorporated herein by reference. Upon the Issuers' request and at its expense, each Holder will deliver to the Issuers all copies, other than permanent file copies in such Holder's possession, of the Prospectus covering such New Notes that was current at the time of receipt of such Notice.

                                 LEGAL MATTERS

    The legality of the New Notes being issued in connection with the Exchange Offer will be passed upon for the Issuers by Kramer, Levin, Naftalis & Frankel, New York, New York.

                                    EXPERTS

    The financial statements of St. Joe Forest Products Company--Linerboard Mill Operations as of December 31, 1994 and 1995, and for each of the years in the three-year period ended December 31, 1995, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in the method of accounting for income taxes.

    The financial statement of Florida Coast Paper Company, L.L.C. as of May 29, 1996 included in this Prospectus has been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------

ST. JOE FOREST PRODUCTS COMPANY--LINERBOARD MILL OPERATIONS
Independent Auditors' Report...............................................................................        F-2
Statement of Financial Position as of December 31, 1994 and 1995...........................................        F-3
Statement of Operations for the years ended December 31, 1993, 1994 and 1995...............................        F-4
Statement of Cash Flows for the years ended December 31, 1993, 1994 and 1995...............................        F-5
Statement of Changes in Equity for the years ended December 31, 1993, 1994 and 1995........................        F-6
Notes to Financial Statements..............................................................................        F-7
Unaudited Statement of Operations for the six months ended June 30, 1995 and the period from January 1,
 1996 to May 30, 1996......................................................................................       F-12
Unaudited Statement of Cash Flows for the six months ended June 30, 1995 and the period from January 1,
 1996 to May 30, 1996......................................................................................       F-13
Notes to Unaudited Financial Statements....................................................................       F-14
FLORIDA COAST PAPER COMPANY, L.L.C.
Report of Independent Accountants..........................................................................       F-16
Balance Sheet as of May 29, 1996...........................................................................       F-17
Notes to Financial Statement...............................................................................       F-18
Unaudited Balance Sheet as of June 30, 1996................................................................       F-19
Unaudited Statement of Operations and Changes in Accumulated Deficit for the period from May 30, 1996 to
 June 30, 1996.............................................................................................       F-20
Unaudited Statement of Cash Flows for the period from May 30, 1996 to June 30, 1996........................       F-21
Notes to Unaudited Financial Statements....................................................................       F-22
FLORIDA COAST PAPER FINANCE CORP.

    Finance Corp. is a subsidiary of the Company that was incorporated in Delaware for the purpose of serving as co-issuer of the Notes in order to facilitate the Offering of the Old Notes and the Exchange Offer. Finance Corp. does not have any substantial operations or assets and does not have any revenues; thus, the separate financial statements of Finance Corp. have not been included in the financial statements included herein.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
St. Joe Forest Products Company:

    We have audited the accompanying statements of financial position of St. Joe Forest Products Company--Linerboard Mill Operations as of December 31, 1994 and 1995, and the related statements of operations, cash flows and changes in equity for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of St. Joe Forest Products Company--Linerboard Mill Operations as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

    As disclosed in note 3(g) to the financial statements, St. Joe Forest Products Company--Linerboard Mill Operations changed its method of accounting for income taxes effective January 1, 1993 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                                          /s/ KPMG Peat Marwick LLP
                                          KPMG Peat Marwick LLP

Jacksonville, Florida
February 12, 1996

          ST. JOE FOREST PRODUCTS COMPANY--LINERBOARD MILL OPERATIONS

                        STATEMENT OF FINANCIAL POSITION

                           DECEMBER 31, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                                                1994       1995
                                                                                             ----------  ---------
                                                      ASSETS
Current assets:
  Cash and cash equivalents................................................................  $   13,561         --
  Accounts receivable......................................................................      12,292      9,249
  Inventories, net.........................................................................      12,108     14,632
  Other assets.............................................................................         831      1,143
                                                                                             ----------  ---------
    Total current assets...................................................................      38,792     25,024
Property, plant and equipment, net.........................................................     171,021    169,424
                                                                                             ----------  ---------
    Total assets...........................................................................  $  209,813    194,448
                                                                                             ----------  ---------
                                                                                             ----------  ---------

                                              LIABILITIES AND EQUITY
Current liabilities:
  Accounts payable.........................................................................  $    8,556      7,746
  Accrued liabilities......................................................................         796      1,354
  Accrued reserves.........................................................................       1,424      2,056
                                                                                             ----------  ---------
    Total current liabilities..............................................................      10,776     11,156
Accrued reserves...........................................................................       1,799      2,379
Deferred income taxes......................................................................      34,020     33,553
                                                                                             ----------  ---------
    Total liabilities......................................................................      46,595     47,088
                                                                                             ----------  ---------
Equity in net assets.......................................................................     163,218    147,360
                                                                                             ----------  ---------
    Total liabilities and equity...........................................................  $  209,813    194,448
                                                                                             ----------  ---------
                                                                                             ----------  ---------

                See accompanying notes to financial statements.

          ST. JOE FOREST PRODUCTS COMPANY--LINERBOARD MILL OPERATIONS

                            STATEMENT OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                                     1993       1994       1995
                                                                                  ----------  ---------  ---------
Net sales.......................................................................  $  153,005    192,886    239,165
Cost of sales...................................................................     167,247    183,800    180,788
Selling, general and administrative expenses....................................       4,199      3,077      4,672
                                                                                  ----------  ---------  ---------
    Operating profit (loss).....................................................     (18,441)     6,009     53,705
                                                                                  ----------  ---------  ---------
Other income:
  Interest income...............................................................          97        383        962
  Other, net....................................................................         430        227         95
                                                                                  ----------  ---------  ---------
                                                                                         527        610      1,057
                                                                                  ----------  ---------  ---------
Income (loss) before income taxes and cumulative
 effect of change in accounting principle.......................................     (17,914)     6,619     54,762
Provision for income taxes:
  Current.......................................................................      (8,518)      (494)    20,995
  Deferred......................................................................       2,647      2,947       (701)
                                                                                  ----------  ---------  ---------
    Total provision for income taxes............................................      (5,871)     2,453     20,294
                                                                                  ----------  ---------  ---------
Income (loss) before cumulative effect of change in
 accounting principle...........................................................     (12,043)     4,166     34,468
Cumulative effect of change in accounting principle
 for income taxes...............................................................       5,003         --         --
                                                                                  ----------  ---------  ---------
    Net income (loss)...........................................................  $   (7,040)     4,166     34,468
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------

                See accompanying notes to financial statements.

          ST. JOE FOREST PRODUCTS COMPANY--LINERBOARD MILL OPERATIONS
                            STATEMENT OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                                       1993       1994       1995
                                                                                    ----------  ---------  ---------
Cash flows from operating activities:
  Net income (loss)...............................................................  $   (7,040)     4,166     34,468
  Adjustments to reconcile net income (loss) to cash
   provided by operating activities:
    Cumulative effect of change in accounting principle...........................      (5,003)        --         --
    Depreciation..................................................................      24,451     23,678     24,054
    Increase (decrease) in deferred income taxes..................................       2,647      2,947       (701)
    Changes in operating assets and liabilities:
      Accounts receivable.........................................................      (1,913)    (3,920)     3,043
      Inventories, net............................................................      (2,543)     2,370     (2,524)
      Other assets................................................................         (31)        (4)       (78)
      Accounts payable............................................................         338        426       (810)
      Accrued liabilities.........................................................        (212)       333        558
      Accrued expenses and reserves...............................................         565       (153)     1,212
                                                                                    ----------  ---------  ---------
        Cash provided by operating activities.....................................      11,259     29,843     59,222
                                                                                    ----------  ---------  ---------
Cash flows from investing activities:
  Purchases of property, plant and equipment......................................     (13,381)    (8,321)   (22,457)
  Purchases of held to maturity investments.......................................          --     (3,951)    (8,850)
  Proceeds from maturity of investments...........................................          --      3,951      8,850
                                                                                    ----------  ---------  ---------
        Cash used in investing activities.........................................     (13,381)    (8,321)   (22,457)
                                                                                    ----------  ---------  ---------
Cash flows from financing activities:
  Change in intercompany accounts.................................................       3,276     (8,434)   (50,326)
                                                                                    ----------  ---------  ---------
        Cash (used in) provided by financing activities...........................       3,276     (8,434)   (50,326)
                                                                                    ----------  ---------  ---------
Net (decrease) increase in cash and cash equivalents..............................       1,154     13,088    (13,561)
Cash and cash equivalents (deficit) at beginning of period........................        (681)       473     13,561
                                                                                    ----------  ---------  ---------
Cash and cash equivalents at end of period........................................  $      473     13,561         --
                                                                                    ----------  ---------  ---------
                                                                                    ----------  ---------  ---------

                See accompanying notes to financial statements.

          ST. JOE FOREST PRODUCTS COMPANY--LINERBOARD MILL OPERATIONS
                         STATEMENT OF CHANGES IN EQUITY
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                                    1993       1994        1995
                                                                                 ----------  ---------  ----------
Common stock...................................................................  $       10         10          10
                                                                                 ----------  ---------  ----------
                                                                                 ----------  ---------  ----------
Additional paid in capital.....................................................  $   75,014     75,014      75,014
                                                                                 ----------  ---------  ----------
                                                                                 ----------  ---------  ----------
Retained earnings:
  Balance at beginning of year.................................................  $  127,090    120,050     124,216
  Net income (loss)............................................................      (7,040)     4,166      34,468
                                                                                 ----------  ---------  ----------
  Balance at end of year.......................................................  $  120,050    124,216     158,684
                                                                                 ----------  ---------  ----------
                                                                                 ----------  ---------  ----------
Intercompany accounts:
  Balance at beginning of year.................................................  $  (30,864)   (27,588)    (36,022)
  Intercompany (sales) purchases:
    St. Joe Container Company..................................................     (87,015)   (97,691)   (126,410)
    St. Joseph Land and Development Company....................................      53,994     54,321      55,225
    Apalachicola Northern Railroad.............................................       4,409      4,489       4,310
  Costs allocated from St. Joe Paper Company:
    Overhead allocation........................................................         960        960         960
    Current income taxes.......................................................      (8,518)      (494)     20,995
  Net cash (transferred) received..............................................      39,446     29,981      (5,406)
                                                                                 ----------  ---------  ----------
  Balance at end of year.......................................................  $  (27,588)   (36,022)    (86,348)
                                                                                 ----------  ---------  ----------
                                                                                 ----------  ---------  ----------

                See accompanying notes to financial statements.

          ST. JOE FOREST PRODUCTS COMPANY--LINERBOARD MILL OPERATIONS
                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1993, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

(1) NATURE OF OPERATIONS
    St. Joe Forest Products Company (SJFP) is engaged in the manufacture of mottled white and unbleached kraft linerboard. SJFP operates one production facility which is located in Port St. Joe, Florida. Sales are primarily to manufacturers of corrugated containers, both domestic and foreign.

(2) BASIS OF PRESENTATION
    The accompanying financial statements include all of the relevant assets, liabilities, revenues and expenses attributable to the linerboard mill operation of SJFP. Certain of the assets and liabilities are under contract for sale as defined in the asset purchase agreement between St. Joe Paper Company (SJPC), SJFP, St. Joe Container Company (SJCC), Florida Coast Paper Company, L.L.C. and Four M Corporation dated November 1, 1995. The financial statements do not reflect SJFP's wholly-owned subsidiaries.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A)  ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (B)  REVENUE RECOGNITION

    Revenue from the sale of linerboard is recognized generally on delivery of the product to the common carrier.

    (C)  CASH AND CASH EQUIVALENTS

    For purposes of the statement of cash flows, cash and cash equivalents include cash on hand, bank demand accounts, money market accounts, remarketed certificates of participation and repurchase agreements having original maturities of three months or less.

    (D)  INVENTORIES

    Inventories  are  stated  at  the  lower  of  cost  or  market.  Costs   for
manufactured paper products and associated raw materials are determined under the last-in, first-out (LIFO) method. Costs for substantially all other inventories are determined under the first in, first out (FIFO) or the average cost method. A reserve for obsolescence is established for materials and supplies having no activity in the previous seven years.

    (E)  PROPERTY, PLANT AND EQUIPMENT

    Depreciation is computed using both straight-line and accelerated methods over the useful lives of various assets.

    (F)  SELF-INSURANCE

    Self-insurance reserves are established for automobile liability, workers' compensation, group health insurance provided to employees and property losses based on claims filed and claims incurred but not reported, with a maximum per occurrence of $25 for automobile liability, $600 for workers' compensation, $50 for property loss, other than windstorm, and $250 for damage due to windstorm. SJFP is insured for insurance costs in excess of these limits.

          ST. JOE FOREST PRODUCTS COMPANY--LINERBOARD MILL OPERATIONS
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1993, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (G)  INCOME TAXES

    SJFP's results of operations are included in the consolidated U.S. federal and Florida income tax returns of SJPC. The tax provisions and deferred tax liabilities presented have been determined as if SJFP was a stand-alone business filing separate returns, except to the extent that an operating loss can be utilized by SJPC, the benefit is allocated to SJFP. Current tax liabilities are paid to or refunded by SJPC.

    SJFP follows the asset and liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes." Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Effective January 1, 1993, SJFP adopted SFAS 109 and has reported the cumulative effect of that change in the method of accounting for income taxes of $5,003 in the 1993 statement of operations.

(4) INVENTORIES
    Inventories as of December 31 consist of:

                                                                                       1994       1995
                                                                                     ---------  ---------
Manufactured paper products and associated raw materials...........................  $   2,157      3,886
Materials and supplies.............................................................      9,951     10,746
                                                                                     ---------  ---------
                                                                                     $  12,108     14,632
                                                                                     ---------  ---------
                                                                                     ---------  ---------

    The replacement cost of manufactured paper products and associated raw material inventories was in excess of LIFO stated cost by approximately $2,750 as of December 31, 1995 ($2,662 in 1994). The reserve for obsolescence was approximately $2,100 at December 31, 1994 and 1995.

(5) PROPERTY, PLANT AND EQUIPMENT
    Property, plant and equipment, at cost, as of December 31 consists of:

                                                                                             ESTIMATED
                                                                                               USEFUL
                                                                         1994       1995        LIFE
                                                                      ----------  ---------  ----------
Land................................................................  $      200        200      --
Land improvements...................................................       4,020      4,123      20
Buildings...........................................................      10,584     11,474      45
Machinery and equipment.............................................     345,965    366,225   12 - 30
Office equipment....................................................         701        732      10
Autos and trucks....................................................         744        861    3 - 6
Construction in progress............................................       6,402      1,796      --
                                                                      ----------  ---------
                                                                         368,616    385,411
Accumulated depreciation............................................     197,595    215,987
                                                                      ----------  ---------
                                                                      $  171,021    169,424
                                                                      ----------  ---------
                                                                      ----------  ---------

          ST. JOE FOREST PRODUCTS COMPANY--LINERBOARD MILL OPERATIONS
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1993, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

(6) INCOME TAXES
    Total income tax expense (benefit) for the year ended December 31, 1993, 1994 and 1995, was attributable to income (loss) from continuing operations and was ($5,871), $2,453 and $20,294, respectively.

    Income tax expense (benefit) attributable to income (loss) from continuing operations differed from the amount computed by applying the statutory federal income tax rate to pre-tax income (loss) as a result of the following:

                                                                            1993       1994       1995
                                                                          ---------  ---------  ---------
Tax at the statutory federal rate.......................................  $  (6,270)     2,317     19,167
State income taxes (net of federal benefit).............................       (367)       136      1,127
Adjustment to deferred tax assets and liabilities for enacted changes in
 tax laws and rates.....................................................        766         --         --
                                                                          ---------  ---------  ---------
                                                                          $  (5,871)     2,453     20,294
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------

    The tax effects of temporary differences that give rise to significant portions of deferred tax liabilities and deferred tax assets at December 31, 1994 and 1995, are presented below:

                                                                                       1994       1995
                                                                                     ---------  ---------
Deferred tax liabilities:
  Property, plant and equipment, principally due to differences in depreciation....  $  35,448     35,197
Deferred tax assets:
  Current:
    Accrued reserves...............................................................        528        762
  Noncurrent:
    Accrued reserves...............................................................      1,428      1,644
                                                                                     ---------  ---------
      Total deferred tax assets....................................................      1,956      2,406
                                                                                     ---------  ---------
Net deferred tax liability.........................................................  $  33,492     32,791
                                                                                     ---------  ---------
                                                                                     ---------  ---------

    Based on the timing of reversal of future taxable amounts and SJFP's history of reporting taxable income, SJFP believes that the deferred tax assets will be realized and a valuation allowance is not considered necessary. The current deferred tax asset of $528 and $762 is recorded in other assets as of December 31, 1994 and 1995, respectively.

(7) PENSION AND RETIREMENT PLANS
    Substantially all of SJFP's employees, along with other SJPC and subsidiaries eligible employees, participate in SJPC pension plans. During the past three years, the assets of the SJPC pension plan have exceeded benefit obligations under such plans, resulting in pension income under SFAS No. 87 "Employers' Accounting for Pensions." SJPC has an Employee Stock Ownership Plan
(ESOP) for the purpose of purchasing stock of SJPC for the benefit of qualified employees. Contributions to the ESOP are limited to .5% of compensation of employees covered under the ESOP. No assets of the SJPC pension plan or the ESOP will be transferred as a result of the asset purchase agreement. No allocation of benefit or expense from the pension plans or ESOP has been made to SJFP during the years ended December 31, 1993, 1994 and 1995 due to immateriality.

    SJPC also has other defined contribution plans which, in conjunction with the ESOP, cover substantially all its salaried employees. Contributions are at the employees' discretion and are matched by SJPC up to

          ST. JOE FOREST PRODUCTS COMPANY--LINERBOARD MILL OPERATIONS
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1993, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

(7) PENSION AND RETIREMENT PLANS (CONTINUED) certain limits. SJFP's expense for these defined contribution plans was $132, $133, and $131 in 1993, 1994 and 1995, respectively. Pursuant to the asset purchase agreement, the assets of the defined contribution plans attributable to transferred SJFP employees may be paid out immediately to the employee, left in the plans or rolled over into a qualified plan of the buyer, if such plan exists.

(8) RELATED PARTY TRANSACTIONS
    Intercompany due to and due from balances between SJFP and SJPC and its affiliates have been included in equity. The net intercompany due to SJFP was $36,022 and $86,348 at December 31, 1994 and 1995, respectively. The intercompany transactions described below may or may not be indicative of what such transactions would have been had SJFP operated either as an unaffiliated entity or in affiliation with another entity.

    An allocation of costs of overhead of SJPC is included in selling, general and administrative expenses. SJPC provides services for SJFP in treasury, taxes, benefits administration and legal support and other financial systems and support. SJPC's budgeted overhead was allocated based on a formula which equally weighted each subsidiary's proportional share of payroll, sales and fixed assets. This formula is similar to that which is used by many states to determine the economic activity of an entity and is considered by management to be a reasonable measure of the use of corporate resources by each subsidiary. SJFP was billed approximately $960 annually for such services in 1993, 1994 and 1995.

    Sales to SJCC, a wholly owned subsidiary of SJFP, amounted to approximately $87,015, $97,691, and $126,410 representing approximately 251,000, 248,000 and
238,000 tons for the years ended December 31, 1993, 1994 and 1995, respectively. Pricing for these transactions was based on the PULP & PAPER WEEK Price Watch:
Paper and Paperboard. In addition, SJFP purchases both linerboard and corrugating medium for SJCC from outside suppliers. The price paid by SJFP for this rollstock was negotiated with each supplier. SJCC was charged for this rollstock at the prices published in PULP & PAPER WEEK.

    Purchases of pulpwood and wood chips from St. Joseph Land and Development Company, a wholly owned subsidiary of SJFP, amounted to approximately $53,994, $54,321 and $55,225 representing approximately 2,038,000, 2,028,000 and
2,033,000  tons  for  the  years  ended  December  31,  1993,  1994  and   1995,
respectively.

    SJFP ships the majority of its product via Apalachicola Northern Railroad, a subsidiary of SJPC. Amounts billed for freight amounted to approximately $4,409, $4,489 and $4,310 for the years ended December 31, 1993, 1994 and 1995, respectively.

(9) CONTINGENCIES
    SJFP is involved in litigation on a number of matters and is subject to certain claims which arise in the normal course of business, none of which, in the opinion of management, is expected to have a material adverse effect on SJFP's financial position, liquidity, or results of operations.

    SJFP has retained certain self-insurance risks with respect to losses for third party liability, property damage and group health insurance provided to employees.

    SJFP is subject to costs arising out of environmental laws and regulations, which include obligations to remove or limit the effects on the environment of the disposal or release of certain wastes or substances at various sites. It is SJFP's policy to accrue and charge against earnings environmental cleanup costs when it is

          ST. JOE FOREST PRODUCTS COMPANY--LINERBOARD MILL OPERATIONS
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1993, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

(9) CONTINGENCIES (CONTINUED)
probable that a liability has been incurred and an amount is reasonably estimable. As assessments and cleanups proceed, these accruals are reviewed and adjusted, if necessary, as additional information becomes available.

    SJFP is currently a party to, or involved in, legal proceedings involving environmental matters such as alleged discharges into water or soil. It is not possible to quantify future environmental costs because many issues relate to actions by third parties or changes in environmental regulation. Environmental liabilities are paid over an extended period and the timing of such payments cannot be predicted with any confidence. Based on information presently available, management believes that the ultimate disposition of currently known matters will not have a material effect on the financial position, liquidity, or results of operations of SJFP. Aggregate environmental related accruals were approximately $1,000 as of December 31, 1994 and 1995.

          ST. JOE FOREST PRODUCTS COMPANY--LINERBOARD MILL OPERATIONS
                       UNAUDITED STATEMENT OF OPERATIONS
                       SIX MONTHS ENDED JUNE 30, 1995 AND
                THE PERIOD FROM JANUARY 1, 1996 TO MAY 30, 1996
                             (DOLLARS IN THOUSANDS)

                                                                                               1995        1996
                                                                                            ----------  ----------
Net sales.................................................................................  $  132,488      67,670
Cost of sales.............................................................................      96,681      68,979
Selling, general and administrative expenses..............................................       1,891       1,409
                                                                                            ----------  ----------
    Operating profit (loss)...............................................................      33,916      (2,718)
Other income:
  Interest income.........................................................................         708          --
  Other, net..............................................................................       1,255         152
                                                                                            ----------  ----------
                                                                                                 1,963         152
                                                                                            ----------  ----------
Income (loss) before income taxes.........................................................      35,879      (2,566)
Provision for income taxes:
  Current.................................................................................      11,787        (753)
  Deferred................................................................................       1,510        (198)
                                                                                            ----------  ----------
    Total provision for income taxes......................................................      13,297        (951)
                                                                                            ----------  ----------
Net income (loss).........................................................................  $   22,582      (1,615)
                                                                                            ----------  ----------
                                                                                            ----------  ----------

           See accompanying notes to unaudited financial statements.

          ST. JOE FOREST PRODUCTS COMPANY--LINERBOARD MILL OPERATIONS
                       UNAUDITED STATEMENT OF CASH FLOWS
                       SIX MONTHS ENDED JUNE 30, 1995 AND
                THE PERIOD FROM JANUARY 1, 1996 TO MAY 30, 1996
                             (DOLLARS IN THOUSANDS)

                                                                                                1995       1996
                                                                                              ---------  ---------
Cash flows from operating activities:
  Net income (loss).........................................................................  $  22,582     (1,615)
  Adjustments to reconcile net income (loss) to cash
   provided by operating activities:
    Depreciation............................................................................     11,841     10,335
    Increase (decrease) in deferred income taxes............................................      1,510       (198)
    Changes in operating assets and liabilities:
      Accounts receivable...................................................................     (5,203)     3,324
      Inventories, net......................................................................     (1,322)       630
      Other assets..........................................................................       (667)      (304)
      Accounts payable......................................................................     (3,033)       402
      Accrued liabilities...................................................................      2,282        820
                                                                                              ---------  ---------
        Cash provided by operating activities...............................................     27,990     13,394
                                                                                              ---------  ---------
Cash flows from investing activities:
  Purchases of property, plant and equipment................................................     (8,883)    (4,160)
                                                                                              ---------  ---------
        Cash used in investing activities...................................................     (8,883)    (4,160)
                                                                                              ---------  ---------
Cash flows from financing activities:
  Change in intercompany accounts...........................................................    (15,746)    (9,234)
                                                                                              ---------  ---------
        Cash used in financing activities...................................................    (15,746)    (9,234)
                                                                                              ---------  ---------
Net increase in cash and cash equivalents...................................................      3,361         --
Cash and cash equivalents at beginning of period............................................     13,561         --
                                                                                              ---------  ---------
Cash and cash equivalents at end of period..................................................  $  16,922         --
                                                                                              ---------  ---------
                                                                                              ---------  ---------

           See accompanying notes to unaudited financial statements.

          ST. JOE FOREST PRODUCTS COMPANY - LINERBOARD MILL OPERATIONS
                    NOTES TO UNAUDITED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1. In the opinion of St. Joe Forest Products Company (SJFP), the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the results of operations and cash flows for the six months ended June 30, 1995 and the period from January 1, 1996 to May 30, 1996.

2. The accompanying financial statements include all of the relevant revenues and expenses attributable to the linerboard mill operation of SJFP. Certain of SJFP's assets and liabilities were sold on May 30, 1996, pursuant to the asset purchase agreement between St. Joe Paper Company (SJPC), SJFP, St. Joe Container Company (SJCC), Florida Coast Paper Company, L.L.C. and Four M Corporation dated November 1, 1995. The financial statements do not reflect SJFP's wholly-owned subsidiaries.

3. The results of operations for the six months ended June 30, 1995 and the period from January 1, 1996 to May 30, 1996 are not necessarily indicative of the results that may be expected for the full year.

4. The intercompany transactions described below may or may not be indicative of what such transactions would have been had SJFP operated either as an unaffiliated entity or in affiliation with another entity.

    An allocation of costs of overhead of SJPC is included in selling, general and administrative expenses. SJPC provides services for SJFP in treasury, taxes, benefits administration and legal support and other financial systems and support. SJPC's budgeted overhead was allocated based on a formula which equally weighted each subsidiary's proportional share of payroll, sales and fixed assets. This formula is similar to that which is used by many states to determine the economic activity of an entity and is considered by management to be a reasonable measure of the use of corporate resources by each subsidiary. SJFP was billed approximately $480 and $400 for such services for the six months ended June 30, 1995 and the period from January 1, 1996 to May 30, 1996, respectively.

    Sales to SJCC, a wholly owned subsidiary of SJFP, amounted to approximately $61,903 and $36,834 representing approximately 120,000 and 78,000 tons for the six months ended June 30, 1995 and the period from January 1, 1996 to May 30, 1996, respectively. Pricing for these transactions was based on the PULP & PAPER WEEK Price Watch: Paper and Paperboard. In addition, SJFP purchases both linerboard and corrugating medium for SJCC from outside suppliers. The price paid by SJFP for this rollstock was negotiated with each supplier. SJCC was charged for this rollstock at the prices published in PULP & PAPER WEEK.

    Purchases of pulpwood and wood chips from St. Joseph Land and Development Company, a wholly owned subsidiary of SJFP, amounted to approximately $29,466 and $16,932 representing approximately 1,075,000 and 570,000 tons for the six months ended June 30, 1995 and the period from January 1, 1996 to May 30, 1996, respectively.

    SJFP ships the majority of its product via Apalachicola Northern Railroad, a subsidiary of SJPC. Amounts billed for freight amounted to approximately $2,470 and $1,241 for the six months ended June 30, 1995 and the period from January 1, 1996 to May 30, 1996, respectively.

5. SJFP is involved in litigation on a number of matters and is subject to certain claims which arise in the normal course of business, none of which, in the opinion of management, is expected to have a material adverse effect on SJFP's financial position, liquidity, or results of operations.

    SJFP has retained certain self-insurance risks with respect to losses for third party liability, property damage and group health insurance provided to employees.

    SJFP is subject to costs arising out of environmental laws and regulations, which include obligations to remove or limit the effects on the environment of the disposal or release of certain wastes or substances at various sites. It is SJFP's policy to accrue and charge against earnings environmental cleanup costs

          ST. JOE FOREST PRODUCTS COMPANY - LINERBOARD MILL OPERATIONS
              NOTES TO UNAUDITED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)
    when it is probable that a liability has been incurred and an amount is reasonably estimable. As assessments and cleanups proceed, these accruals are reviewed and adjusted, if necessary, as additional information becomes available.

    SJFP is currently a party to, or involved in, legal proceedings involving environmental matters such as alleged discharges into water or soil. It is not possible to quantify future environmental costs because many issues relate to actions by third parties or changes in environmental regulation. Environmental liabilities are paid over an extended period and the timing of such payments cannot be predicted with any confidence. Based on information presently available, management believes that the ultimate disposition of currently known matters will not have a material effect on the financial position, liquidity, or results of operations of SJFP.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Management Oversight Committee and Members of Florida Coast Paper Company, L.L.C.

    In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Florida Coast Paper Company, L.L.C. at May 29, 1996 in conformity with generally accepted accounting principles. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
Chicago, Illinois
September 10, 1996

                       FLORIDA COAST PAPER COMPANY, L.L.C
                                 BALANCE SHEET
                                  MAY 29, 1996
                             (DOLLARS IN THOUSANDS)

Assets:                                                           $      --
                                                                  ---------
                                                                  ---------

Members' equity:
  Common member interests, 40,000 interests issued and
   outstanding..................................................  $  40,000

  Capital contribution receivable arising from the
   Operating Agreement..........................................    (40,000)
                                                                  ---------

Total members' equity...........................................  $      --
                                                                  ---------
                                                                  ---------

    The accompanying notes are an integral part of this financial statement.

                      FLORIDA COAST PAPER COMPANY, L.L.C.
                          NOTES TO FINANCIAL STATEMENT
                                  MAY 29, 1996

1.  BACKGROUND

    Florida Coast Paper Company, L.L.C. (the "Company") is a limited liability company formed and capitalized under the laws of the State of Delaware pursuant to the Certificate of Formation and the Florida Coast Paper
    Company, L.L.C. Operating Agreement dated May 14, 1996 (the "Operating Agreement"). The Company was formed for the purpose of purchasing a linerboard mill from St. Joe Forest Products Company ("St. Joe") in Port St. Joe, Florida (the "Mill"). The Company is a joint venture between Stone Container Corporation and Four M Corporation (the "Joint Venture Partners").

    The Company had not commenced operations as of May 29, 1996.

2.  SUBSEQUENT EVENT

    In accordance with the Operating Agreement, the Company was capitalized by Florida Coast Paper Holding Co., L.L.C. and its wholly owned subsidiary, Florida Coast Paper Corporation, in the form of a capital contribution receivable prior to the acquisition of the Mill assets. This receivable was funded on May 30, 1996 when the Company acquired the assets of the Mill for approximately $200 million, subject to adjustment. The acquisition of the Mill and the payment of certain expenses related thereto was funded through a $40 million capital contribution by the Joint Venture Partners, the sale of $165 million of 12 3/4 percent Series A First Mortgage Notes due 2003 and a $10 million subordinated note of the Company issued to St. Joe. A portion of such funds was also used to provide the Mill with working capital.

                      FLORIDA COAST PAPER COMPANY, L.L.C.
                            UNAUDITED BALANCE SHEET
                              AS OF JUNE 30, 1996
                             (DOLLARS IN THOUSANDS)

Current assets:
  Cash and cash equivalents.......................................................  $   8,625
  Accounts receivable from Joint Venture Partners.................................      9,002
  Accounts receivable.............................................................      3,159
  Accounts receivable from St. Joe................................................      2,148
  Inventories.....................................................................     14,820
  Other...........................................................................        517
                                                                                    ---------
        Total current assets......................................................     38,271
                                                                                    ---------
  Property, plant and equipment, net of accumulated depreciation..................    190,051
  Deferred debt issuance costs....................................................      8,153
                                                                                    ---------
TOTAL ASSETS......................................................................  $ 236,475
                                                                                    ---------
                                                                                    ---------
Current liabilities:
  Accrued payables................................................................  $  15,788
  Amounts due to Joint Venture Partners...........................................        150
  Accrued liabilities.............................................................      5,278
  Accrued interest................................................................      1,787
                                                                                    ---------
        Total current liabilities.................................................     23,003
                                                                                    ---------
Long-term debt:
  Notes...........................................................................    165,000
  Seller Note.....................................................................     10,110
  Subordinated Credit Facility....................................................        500
  Commitments and contingencies (Note 7)..........................................
        Total liabilities.........................................................    198,613
Members' equity:
  Contributed capital.............................................................     40,000
  Accumulated deficit.............................................................     (2,138)
        Total members' equity.....................................................     37,862
                                                                                    ---------
TOTAL LIABILITIES AND MEMBERS' EQUITY.............................................  $ 236,475
                                                                                    ---------
                                                                                    ---------

   The accompanying notes are an integral part of these financial statements.

                      FLORIDA COAST PAPER COMPANY, L.L.C.
      UNAUDITED STATEMENT OF OPERATIONS AND CHANGES IN ACCUMULATED DEFICIT
               FOR THE PERIOD FROM MAY 30, 1996 TO JUNE 30, 1996
                             (DOLLARS IN THOUSANDS)

Net sales to Joint Venture Partners................................................  $  14,279
Cost of sales......................................................................     14,478
General, selling & administrative expense..........................................        259
                                                                                     ---------
  Operating loss...................................................................       (458)
                                                                                     ---------

Interest income....................................................................         24
Interest expense...................................................................     (1,956)
Other income, net..................................................................        127
                                                                                     ---------
  Other expense, net...............................................................     (1,805)
                                                                                     ---------
Loss before income taxes...........................................................     (2,263)
                                                                                     ---------
Provision for state income taxes...................................................       (125)
                                                                                     ---------
NET LOSS...........................................................................     (2,138)
Accumulated deficit, beginning of period...........................................         --
                                                                                     ---------
Accumulated deficit, end of period.................................................  $  (2,138)
                                                                                     ---------
                                                                                     ---------

   The accompanying notes are an integral part of these financial statements.

                      FLORIDA COAST PAPER COMPANY, L.L.C.
                       UNAUDITED STATEMENT OF CASH FLOWS
               FOR THE PERIOD FROM MAY 30, 1996 TO JUNE 30, 1996
                             (DOLLARS IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.......................................................................  $  (2,138)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Depreciation.................................................................      1,114
    Amortization of deferred debt issuance costs and deferred interest expense...        169
    Changes in current assets and liabilities:
      Accounts receivable........................................................     (8,502)
      Inventories................................................................       (482)
      Other current assets.......................................................       (207)
      Accounts payable...........................................................      6,249
      Amounts due to Joint Venture Partners......................................        150
      Accrued liabilities........................................................      2,679
      Accrued interest...........................................................      1,787
                                                                                   ---------
  Net cash provided by operating activities......................................        819
                                                                                   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings.....................................................................    175,500
  Capital contribution from Joint Venture Partners...............................     40,000
  Payment of debt issuance costs.................................................     (7,410)
  Net cash provided by financing activities......................................    208,090
                                                                                   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments made for business acquired............................................   (200,284)
                                                                                   ---------
  Net cash used in investing activities..........................................   (200,284)
                                                                                   ---------
  Net increase in cash and cash equivalents......................................      8,625
Cash and cash equivalents, beginning of period...................................         --
                                                                                   ---------
Cash and cash equivalents, end of period.........................................  $   8,625
                                                                                   ---------
                                                                                   ---------

   The accompanying notes are an integral part of these financial statements.

                      FLORIDA COAST PAPER COMPANY, L.L.C.
                    NOTES TO UNAUDITED FINANCIAL STATEMENTS
                                 JUNE 30, 1996
                             (DOLLARS IN THOUSANDS)

(1)  NATURE OF OPERATIONS

    Florida Coast Paper Company, L.L.C. ("the Company") was formed for the purpose of purchasing a paperboard mill from St. Joe Forest Products Company ("St. Joe") located in Port St. Joe, Florida (the "Mill"). The Company is a joint venture between Stone Container Corporation ("Stone") and Four M Corporation (together, "the Joint Venture Partners"). The purchase occurred on May 30, 1996. The Mill is engaged in the manufacture of mottled white and unbleached kraft linerboard.

    In the opinion of the Company, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to fairly present the Company's financial position as of June 30, 1996 and the results of operations and cash flows for the period from May 30, 1996 to June 30, 1996.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) FISCAL YEAR

        The Company utilizes a December 31 fiscal year end.

    (b) ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (c) CASH AND CASH EQUIVALENTS

        The Company considers all highly liquid short-term investments with original maturities of three months or less to be cash equivalents and, therefore, includes such investments as cash and cash equivalents in the financial statements.

    (d) INVENTORIES

        Inventories are stated at the lower of cost or market. Costs for substantially all inventories are determined using the average cost method.

    (e) DEFERRED DEBT ISSUANCE COSTS

        Deferred debt issuance costs are amortized over the expected life of the related debt using the interest method.

    (f) PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment is stated at cost. Expenditures for maintenance and repairs are charged to income as incurred. Additions, improvements and major replacements are capitalized. The cost and accumulated depreciation related to assets sold or retired are removed from the accounts and any gain or loss is credited or charged to income.

        For financial reporting purposes, depreciation is provided on the straight-line method over the estimated useful lives of depreciable assets based on the following annual rates:

TYPE OF ASSET:                                                                       RATES
-------------------------------------------------------------------------------  -------------
Machinery and equipment........................................................    7% to 33%
Buildings......................................................................       4%
Land improvements..............................................................       7%

                      FLORIDA COAST PAPER COMPANY, L.L.C.
              NOTES TO UNAUDITED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
        The Company's long-lived assets will be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the carrying amount of any asset in question exceeds the future undiscounted cash flows projected from the use and eventual disposition of the asset, then an impairment loss represented by any excess carrying value over the fair value of an asset will be recognized.

    (g) REVENUE RECOGNITION POLICY

        Revenues are recognized during the period in which such product is shipped.

    (h) INCOME TAXES

        As a limited liability company, the Company's results of operations are included in the U.S. federal income tax returns of the Joint Venture Partners. The state tax provision is included in the statement of operations.

    (i) CONCENTRATION OF CREDIT RISK

        A significant portion of the Company's accounts receivable are due from the Joint Venture Partners. See Note (6) "Related party transactions."

(3)  INVENTORIES

    Inventories as of June 30, 1996 are summarized as follows:

Raw materials and supplies.........................................  $  11,907
Finished goods and work in process.................................      2,913
                                                                     ---------
    Total inventories..............................................  $  14,820
                                                                     ---------
                                                                     ---------

(4)  PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment, at cost, as of June 30, 1996 is summarized as follows:

Land and land improvements........................................  $   2,842
Buildings.........................................................      7,725
Machinery and equipment...........................................    178,703
Construction in progress..........................................      1,895
                                                                    ---------
    Total property, plant and equipment...........................    191,165
Accumulated depreciation..........................................     (1,114)
                                                                    ---------
    Total property, plant and equipment, net......................  $ 190,051
                                                                    ---------
                                                                    ---------

                      FLORIDA COAST PAPER COMPANY, L.L.C.
              NOTES TO UNAUDITED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

(5) LONG-TERM DEBT

    Long-term debt at June 30, 1996 is summarized as follows:

Senior debt:
  12.75% First Mortgage Notes due June 1, 2003....................  $ 165,000
                                                                    ---------
Subordinated debt:
  13.25% Subordinated Seller Note due June 1, 2004................     10,110
  Subordinated Credit Facility....................................        500
                                                                    ---------
  Total subordinated debt.........................................     10,610
                                                                    ---------

  Total long-term debt............................................  $ 175,610
                                                                    ---------
                                                                    ---------

    The First Mortgage Notes (the "Notes") bear interest at a rate of 12.75% per annum, payable semi-annually on June 1 and December 1 of each year, commencing on December 1, 1996. The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes prior to maturity.

    Interest on the Subordinated Seller Note (the "Seller Note") is compounded quarterly and can be added to the principal of the Seller Note rather than being paid in cash.

    In connection with the acquisition of the Mill assets, the Joint Venture Partners have agreed to provide the Company with a $20 million subordinated line of credit for general corporate purposes (the "Subordinated Credit Facility"). The Subordinated Credit Facility will expire 90 days after the maturity of the Notes, and each loan made under the Subordinated Credit Facility bears interest at a rate equal to LIBOR, plus 3.625% per annum. At June 30, 1996, the balance outstanding under the Subordinated Credit Facility was $500.

    There are no amounts of long-term debt maturing during the next five years.

    The indenture pursuant to which the Notes will be issued contains certain covenants that, among other things, limit the ability of the Company to incur additional indebtedness, make distributions, create certain liens, enter into certain transactions with affiliates, sell assets or enter into certain mergers and consolidations.

    The Notes are secured by a first mortgage on all real property and improvements comprising the Company and a first priority security interest in substantially all of the equipment of the Company and certain other assets (but excluding, among other things, inventories and accounts receivable, and the proceeds thereof).

    The   Seller  Note  contains  certain  covenants  none  of  which  are  more restrictive than those contained in the Indenture.

(6) RELATED PARTY TRANSACTIONS

    Pursuant to the Output Purchase Agreement, each of the Joint Venture Partners has agreed to purchase from the Company one half of the Mill's entire linerboard production at a price that is $25 per ton below the price of such product published in PULP & PAPER WEEK, an industry trade publication, subject to a minimum purchase price, which minimum purchase price is intended to generate sufficient funds to cover cash operating costs, cash interest expense and maintenance capital expenditures.
    Furthermore, in addition to an initial investment of $40 million in the Company, the Joint Venture Partners have severally agreed to provide the Company with a $20 million Subordinated Credit Facility. See note (5) "Long-term debt."

                      FLORIDA COAST PAPER COMPANY, L.L.C.
              NOTES TO UNAUDITED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

(6) RELATED PARTY TRANSACTIONS (CONTINUED)
    The Company had net receivables from the Joint Venture Partners of approximately $9,002 at June 30, 1996.

    Stone provides certain services to the Company including engineering, purchasing, transportation and computer information services. The Company has also entered into a procurement agreement with Stone pursuant to which Stone will procure wood fiber, at market values, on behalf of the Company.

(7) COMMITMENTS AND CONTINGENCIES

    Pursuant to the Aquisition Agreement, St. Joe Forest Products Company, St. Joe Paper Company and St. Joe Container Company have agreed to indemnify the Company for certain environmental matters based on activities prior to the closing of the acquisition. However, there can be no assurance that this indemnification will be sufficient to reimburse the Company for all environmental liabilities.

    The Company is subject to costs arising out of environmental laws and regulations, which include obligations to remove or limit the effects on the environment of the disposal or release of certain wastes or substances at various sites. It is the Company's policy to accrue and charge against earnings environmental cleanup costs when it is probable that a liability has been incurred and an amount is reasonably estimable. As assessments and cleanups proceed, these accruals are reviewed and adjusted, if necessary, as additional information becomes available. St. Joe has previously made significant capital expenditures to comply with water, air and solid and hazardous waste regulations. The Company expects to make significant expenditures in the future. The Company anticipates that environmental capital expenditures will be approximately $2.0 million in each of 1996 and 1997.

    In November 1993, the U.S. Environmental Protection Agency (the "EPA") announced proposed regulations, known as the "cluster rules," that would require more stringent controls on air and water discharges from pulp and paper mills under the Clean Water Act and the Clean Air Act. In March 1996, the EPA reopened the comment period for certain of the proposed cluster rule air regulations and proposed additional regulations regarding air discharges. It is expected that the cluster rules, if adopted as currently proposed, would require substantial expenditures by the Company, particularly with respect to the production of mottled white linerboard. Pulp and paper manufacturers have submitted extensive comments to the EPA on the proposed regulations in support of the position that requirements under the proposed regulations are unnecessarily complex, burdensome and environmentally unjustified. It cannot be predicted at this time whether the EPA will modify the requirements in the final regulations. Based on information presently available from the EPA, it is expected that the EPA will promulgate the final cluster rules in 1996. In addition, the Company anticipates that the earliest time for industry compliance with certain aspects of the regulations should not be prior to the last quarter of 1997, and that compliance with the remaining elements will be required by the end of 1999. The Company is considering and evaluating the potential impact of the proposed regulations on its operations and capital expenditures over the next several years. The Company estimates the capital spending that may be required to comply with a majority of the final regulations could be $27.0 million over a three-year period beginning in 1997 (but could reach as high as $67.0 million under the currently proposed regulations). If the Company determines to discontinue the production of mottled white linerboard, the Company estimates the capital spending that may be required to comply with the majority of the final regulations could be $5.0 million over a three-year period beginning in 1997 (but could reach as high as $45.0 million under the currently proposed regulations). The ultimate financial impact of the regulations on the Company cannot be accurately estimated at this time but will depend on the nature of the final regulations, the timing of required implementation and the cost and availability of new technology.

                      FLORIDA COAST PAPER COMPANY, L.L.C.
              NOTES TO UNAUDITED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

(7) COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The Company may determine that, under the final regulations, the costs associated with the production of mottled white linerboard may be prohibitive and may discontinue its production. Because of the current higher margins associated with mottled white linerboard, in the event the Company discontinues the production of mottled white linerboard, its revenues and profit margins may decrease.

    In March 1996, the EPA announced plans to propose a new Clean Air Act regulation that may impose additional restrictions on the air emissions from combustion sources at the Mill. Although the EPA is not expected to publish the rule in proposed form until late 1996, based on the Company's current understanding of the rule, the Company estimates that it may result in the incurrence of capital costs of approximately $5.0 million to $10.0 million. These capital costs are expected to be incurred over a three-year period after the rule becomes final.

    The Company is currently a party to, or involved in, legal proceedings involving environmental matters such as alleged discharges into water or soil. It is not possible to quantify future environmental costs because many issues relate to actions by third parties or changes in environmental regulation. Environmental liabilities are paid over an extended period and the timing of such payments cannot be predicted with any confidence. Based on information presently available, management believes that the ultimate disposition of currently known matters will not have a material effect on the financial position, results of operations or liquidity of the Company. Aggregate environmental related accruals were $1.0 million as of June 30, 1996.

    Additionally, the Company is involved in certain litigation primarily arising in the normal course of business. In the opinion of management, the Company's liability under any pending litigation would not materially affect its financial condition, results of operations or liquidity.

    The acquisition agreement between the Company and St. Joe related to the Mill provides for a post-closing adjustment to adjust for actual working capital acquired at May 30, 1996. St. Joe has delivered to the Company its preliminary balance sheet as of May 30, 1996 and, based on such balance sheet, subsequent to June 30, 1996 has paid approximately $2,148 to the Company as a purchase price adjustment. This purchase price adjustment was included in the purchase price that was allocated to the assets and liabilities acquired based upon their relative fair values on May 30, 1996. This amount is recorded as an accounts receivable from St. Joe on the Company's June 30, 1996 balance sheet. The Company believes that the purchase price adjustment amount is understated and has notified St. Joe Corporation of its position pursuant to the Acquisition Agreement.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE ISSUERS SINCE THE DATE HEREOF OR THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                           --------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Available Information..........................           i
Prospectus Summary.............................           1
Risk Factors...................................          11
The Exchange Offer.............................          17
The Acquisition................................          24
Capitalization.................................          26
Selected Historical Financial Data.............          27
Unaudited Pro Forma Financial Data.............          28
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          33
Business.......................................          37
Management.....................................          46
Security Ownership.............................          48
Florida Coast Membership Interests.............          49
Description of New Notes.......................          50
Federal Income Tax Considerations..............          75
Plan of Distribution...........................          77
Legal Matters..................................          78
Experts........................................          78
Index to Financial Statements..................         F-1

                              FLORIDA COAST PAPER
                                COMPANY, L.L.C.

                              FLORIDA COAST PAPER
                                 FINANCE CORP.

                             OFFER TO EXCHANGE ITS
12 3/4% SERIES B FIRST MORTGAGE NOTES DUE 2003 WHICH HAVE BEEN REGISTERED UNDER
  THE SECURITIES ACT FOR ANY AND ALL OF ITS OUTSTANDING 12 3/4% SERIES A FIRST
                            MORTGAGE NOTES DUE 2003

                                ----------------
                                   PROSPECTUS
                                ----------------

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                                     -------------------------------------------
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                                     -------------------------------------------